As filed with the Securities and Exchange Commission on August 2, 2005

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LITHIUM TECHNOLOGY CORPORATION

(Name of Small Business Issuer in Its Charter)

Delaware	3691	13-3411148
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

5115 Campus Drive

Plymouth Meeting, PA 19462

(610) 940-6090

(Address and Telephone Number of Principal Executive Offices)

5115 Campus Drive

Plymouth Meeting, PA 19462

(Address of Principal Place of Business or Intended Principal Place of Business)

Copies to:

William F. Hackett	Thomas P. Gallagher, Esq.
Chief Financial Officer	Barbara J. Comly, Esq.
Lithium Technology Corporation	Gallagher, Briody & Butler
5115 Campus Drive	155 Village Boulevard
Plymouth Meeting, PA 19462	Princeton, NJ 08540
(610) 940-6090	(609) 452-6000

(Name, Address and Telephone Number of Agent for Service)

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount Of Registration Fee (3)
Common Stock, par value $0.01 per share	599,209,492 shares (2)	$0.0855	$51,232,412	$6,030.05

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. For the purposes of this table, we have used the average of the closing bid and asked prices as of a recent date.
(2)	Includes an indeterminate number of shares of common stock which may be issued with respect to such shares by way of a stock dividend, stock split, stock combination, recapitalization, merger, consolidation or other similar transaction in accordance with Rule 416.
(3)	$117.70 per $1,000,000

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS

Subject To Completion Dated August 2, 2005

LITHIUM TECHNOLOGY CORPORATION

599,209,492 Shares of Common Stock

This prospectus relates to the sale of up to 599,209,492 shares of Lithium’s common stock by certain persons who are stockholders of Lithium. Please refer to “Selling Stockholders” beginning on page 21.

The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. There are no minimum purchase requirements. These prices will fluctuate based on the demand for the shares of common stock.

Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “LTHU.OB”. On July 29, 2005, the last reported sale price of our common stock was $0.0850 per share.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.

PLEASE REFER TO “RISK FACTORS” BEGINNING ON PAGE 6.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDER MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is     , 2005

PROSPECTUS SUMMARY

Because this is only a summary, it does not contain all of the information that may be important to you. You should read the entire prospectus, including “Risk Factors” and the consolidated financial statements and notes thereto, before deciding to invest in our common stock offered by this prospectus.

OVERVIEW

Lithium Technology Corporation is engaged in ongoing development and pilot-line production, in both the United States and Germany, of large format lithium-ion rechargeable batteries to be used as new power sources in emerging advanced applications in the national security, transportation and stationary power markets. With higher energy density, lighter weight, smaller volume, longer operational life and greater cost effectiveness, we believe that lithium batteries are especially compatible with rapidly emerging developments in these markets. We believe that our unique large format flat and cylindrical battery designs provide a special advantage for national security, transportation and stationary power applications.

Our mission is to become a leading player in the development and commercialization of advanced and unique rechargeable lithium battery technology and products for advanced national security, transportation and stationary power applications. We believe there are fundamental changes underway with respect to the advanced global market in each of these application areas. Our business model also includes the licensing of our technology and other collaborative efforts with third parties.

We combined the operations of Lithium Technology Corporation with GAIA Akkumulatorenwerke GmbH, a private lithium polymer battery company headquartered in Nordhausen, Germany, in a share exchange in 2002. In the share exchange we acquired a 100% interest in GAIA through our acquisition of 100% of the outstanding shares of GAIA Holding B.V., a Netherlands holding company. Subsequent to the share exchange, Arch Hill Capital, N.V. controls the Company. LTC, GAIA, GAIA Holding and all of the subsidiaries of LTC and GAIA Holding are collectively referred to herein as the “Company”, “we” or “us”.

GOING CONCERN

OUR ACCOMPANYING CONSOLIDATED FINANCIAL STATEMENTS HAVE BEEN PREPARED ON A GOING CONCERN BASIS, WHICH CONTEMPLATES THE CONTINUATION OF OPERATIONS, REALIZATION OF ASSETS AND LIQUIDATION OF LIABILITIES IN THE ORDINARY COURSE OF BUSINESS. SINCE INCEPTION, WE HAVE INCURRED SUBSTANTIAL OPERATING LOSSES AND EXPECT TO INCUR ADDITIONAL OPERATING LOSSES OVER THE NEXT SEVERAL YEARS. AS OF MARCH 31, 2005, WE HAD AN ACCUMULATED DEFICIT OF APPROXIMATELY $61.6 MILLION.

WE HAVE FINANCED OUR OPERATIONS SINCE INCEPTION PRIMARILY THROUGH EQUITY FINANCINGS, LOANS FROM SHAREHOLDERS AND OTHER RELATED PARTIES, LOANS FROM SILENT PARTNERS AND BANK BORROWINGS SECURED BY ASSETS. WE HAVE RECENTLY ENTERED INTO A NUMBER OF FINANCING TRANSACTIONS AND ARE CONTINUING TO SEEK OTHER FINANCING INITIATIVES. WE WILL NEED TO RAISE ADDITIONAL CAPITAL TO MEET OUR WORKING CAPITAL NEEDS AND TO COMPLETE OUR PRODUCT COMMERCIALIZATION PROCESS. SUCH CAPITAL IS EXPECTED TO COME FROM THE SALE OF SECURITIES, INCLUDING THE SALE OF COMMON STOCK UNDER THE STANDBY EQUITY DISTRIBUTION AGREEMENT. NO ASSURANCES CAN BE GIVEN THAT SUCH FINANCING WILL BE AVAILABLE IN SUFFICIENT AMOUNTS OR AT ALL. CONTINUING OF OUR OPERATIONS IN 2005 IS DEPENDENT UPON OBTAINING SUCH FURTHER FINANCING. THESE CONDITIONS RAISE SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

THE ACCOMPANYING CONSOLIDATED FINANCIAL STATEMENTS DO NOT INCLUDE ANY ADJUSTMENTS THAT MIGHT RESULT FROM THE OUTCOME OF THIS UNCERTAINTY.

ABOUT US

Our principal executive office is located at 5115 Campus Drive, Plymouth Meeting, Pennsylvania 19462. Our telephone number is (610) 940-6090.

THE OFFERING

This offering relates to the sale of common stock by certain persons who are our stockholders. The selling stockholders consist of:

•	Cornell Capital Partners, L.P., which intends to sell up to 250,000,000 shares of common stock to be issued pursuant to a Standby Equity Distribution Agreement and 2,922,078 shares issued as a commitment fee pursuant to the Standby Equity Distribution Agreement;

•	Newbridge Securities Corporation, an unaffiliated broker-dealer retained by the Company in connection with the Standby Equity Distribution Agreement, which intends to sell up to 66,667 shares of common stock issued as a placement agent fee pursuant to the Standby Equity Distribution Agreement;

•	Stichting Gemeenschappelijk Bezit LTC, an entity controlled by Arch Hill Capital, which intends to sell up to 11,000,000 shares of common stock, 75,900,000 shares issuable upon conversion of warrants, 106,335,718 shares of common stock underlying convertible notes and related interest, including shares of common stock or issuable upon conversion of Series A Notes and Series B Notes and related interest payable in shares, sold in a private placement of our units conducted from August 2004 through January 2005;

•	A selling stockholder who intends to sell up to 27,000,000 shares of common stock issuable upon conversion of convertible notes and related interest payable in shares, sold in a private placement in June 2005;

•	A selling stockholder who intends to sell up to 300,000 shares of common stock issuable upon exercise of warrants issued for services;

•	North Coast Securities Corporation and affiliated persons who intend to sell up to 1,544,838 shares of common stock underlying warrants issued as a fee for serving as the Company’s placement agent in the private placement of units closed from August 2004 through January 2005 and the private placement of units closed from May 2005 through July 2005 and from May 2005 to June 2005; and

•	Other selling stockholders, who intend to sell up to 66,060,879 shares of common stock issued or issuable upon conversion of Series A Preferred Stock, Series A Notes and 8% Notes and related interest payable in shares and up to 58,079,312 shares of common stock issuable upon the exercise of related warrants, sold in a private placement of our units conducted from August 2004 through January 2005 and from May 2005 to June 2005.

Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically issue and sell to Cornell Capital Partners shares of common stock for a total purchase price of $15 million. Cornell Capital Partners will purchase the shares of common stock for a 2% discount to the volume weighted average price of our common stock for the 5 days immediately following the notice date. Cornell Capital Partners intends to sell any shares purchased upon the Standby Equity Distribution Agreement at the then prevailing market price. Among other things, this prospectus relates to the shares of common stock to be issued under the Standby Equity Distribution Agreement.

Cornell Capital Partners is an “underwriter” within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Standby Equity Distribution Agreement. Lithium will pay Cornell Capital Partners a fee of 5% of the gross proceeds, in cash, raised under the Standby Equity Distribution Agreement.

COMMON STOCK OFFERED	599,209,492 shares by selling stockholders.

OFFERING PRICE	Market price

COMMON STOCK OUTSTANDING BEFORE THE OFFERING	113,906,740 shares as of July 15, 2005

USE OF PROCEEDS	We will not receive any proceeds of the shares offered by the selling stockholders. Any proceeds we receive from the sale of common stock under the Standby Equity Distribution Agreement or we receive from the exercise of warrants will be used for general working capital purposes. See “Use of Proceeds.”

RISK FACTORS	The securities offered hereby involve a high degree of risk and immediate substantial dilution. See “Risk Factors” and “Dilution.”

OVER-THE-COUNTER BULLETIN BOARD SYMBOL	LTHU.BB

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

We are providing the following summary financial information to aid you in your analysis of the financial aspects of an investment in us. The table includes summary historical financial data for us for the years ended December 31, 2004 and 2003 and the three months ended March 31, 2005 and 2004. The following financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes appearing elsewhere in this prospectus.

Summary Statement of Operations Data:

	Three Months Ended March 31,		Year Ended December 31,
	2005	2004	2004	2003
Development contracts and prototype sales	$142,000	$87,000	$776,000	$229,000
Costs and expenses	3,140,000	2,628,000	11,801,000	9,544,000
Other (expense)	(1,572,000)	(786,000)	(3,716,000)	(876,000)
Net loss to common shareholders	(5,528,000)	(3,327,000)	(14,751,000)	(10,191,000)
Comprehensive loss	(5,282,000)	(2,544,000)	(17,964,000)	(14,985,000)
Net loss per share (basic and diluted)	$(0.09)	$(0.31)	$(0.57)	$(1.02)

Summary Balance Sheet Data:

March 31, 2005
Working capital (deficit)	$(4,453,000)
Current assets	2,505,000
Total assets	17,278,000
Current liabilities	6,958,000
Long-term liabilities (less current portion)	18,980,000
Stockholders’ (deficit)	($8,660,000)

RISK FACTORS

WE ARE SUBJECT TO VARIOUS RISKS THAT MAY MATERIALLY HARM OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS FILING BEFORE DECIDING TO PURCHASE OUR COMMON STOCK. IF ANY OF THESE RISKS OR UNCERTAINTIES ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATED TO OUR BUSINESS

•	OUR AUDITORS HAVE EXPRESSED AN OPINION THAT THERE IS SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN

In its report dated April 15, 2005 our auditors, BDO Seidman, LLP expressed an opinion that there is substantial doubt about our ability to continue as a going concern. Our accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the continuation of operations, realization of assets and liquidation of liabilities in the ordinary course of business. Since inception, we have incurred substantial operating losses and expect to incur additional operating losses over the next several years. As of March 31, 2005, we had an accumulated deficit of approximately $61.6 million. We have financed our operations since inception primarily through equity financings, loans from shareholders and other related parties, loans from silent partners and bank borrowings secured by assets. We have recently entered into a number of financing transactions and are continuing to seek other financing initiatives. We will need to raise additional capital to meet our working capital needs and to complete our product commercialization process. Such capital is expected to come from the sale of securities, including the sale of common stock under the Standby Equity Distribution Agreement. No assurances can be given that such financing will be available in sufficient amounts or at all. Continuing our operations in 2005 is dependent upon obtaining such further financing. These conditions raise substantial doubt about our ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

•	WE HAVE A WORKING CAPITAL LOSS, WHICH MEANS THAT OUR CURRENT ASSETS ON MARCH 31, 2005 WERE NOT SUFFICIENT TO SATISFY OUR CURRENT LIABILITIES

We had a working capital deficit of $4,453,000 at March 31, 2005, which means that our current liabilities exceeded our current assets on March 31, 2005 by $4,453,000. Current assets are assets that are expected to be converted to cash within one year and, therefore, may be used to pay current liabilities as they become due. Our working capital deficit means that our current assets on March 31, 2005 were not sufficient to satisfy all of our current liabilities on that date.

•	WE HAVE SUBSTANTIAL INDEBTEDNESS AND ARE HIGHLY LEVERAGED.

At March 31, 2005, we had total consolidated long-term indebtedness of approximately $19.0 million, plus current portion of approximately $2.1 million, and accumulated losses of approximately $61.6 million. We also had at March 31, 2005, current liabilities of approximately $7.0 million.

The level of our indebtedness and related debt service requirements could negatively impact our ability to obtain any necessary financing in the future for working capital, capital expenditures or other purposes. A substantial portion of our future cash flow from operations, if any, may be dedicated to the payment of principal and interest on our indebtedness. Our high leverage may also limit our flexibility to react to changes in business and may place us at a competitive disadvantage to less highly leveraged competitors. In addition, creditors who remain unpaid may initiate collection proceedings, which could hamper our operations due to our short term cash needs or the effect on our assets subject to debt.

•	WE HAVE A HISTORY OF OPERATING LOSSES AND HAVE BEEN UNPROFITABLE SINCE INCEPTION.

We incurred net losses of approximately $61 million from February 12, 1999 (date of inception) to March 31, 2005, including approximately $5.5 million of net loss to common shareholders in the quarter ended March 31, 2005. We expect to incur substantial additional operating losses in the future. We have a total accumulated deficit of approximately $61.6 million. During the quarters ended March 31, 2005 and 2004, we generated revenues from development contracts and prototype sales in the amounts of $142,000 and $87,000, respectively. We cannot assure you that we will continue to generate revenues from operations or achieve profitability in the near future or at all.

•	WE NEED SIGNIFICANT FINANCING TO CONTINUE TO DEVELOP AND COMMERCIALIZE OUR TECHNOLOGY.

We have recently entered into a number of financing transactions and are continuing to seek other financing initiatives. We will need to raise additional capital to meet our working capital needs and to complete our product commercialization process. Such capital is expected to come from the sale of securities, including the sale of common stock under the Standby Equity Distribution Agreement. We believe that if we raise approximately $10 to 11 million in debt and equity financings including under the Standby Equity Distribution Agreement, we would have sufficient funds to meet our operating and capital expenditures needs for at least twelve months. If we do not raise such additional capital, we will assess all available alternatives including a sale of our assets or merger, the suspension of operations and possibly liquidation, auction, bankruptcy, or other measures.

Except as described herein, we have not entered into any definitive agreements related to a new financing as of July 15, 2005, and no assurance can be given that we will be successful in completing these or any other financings at the minimum level necessary to fund our capital equipment requirements, current operations or at all. If we are unsuccessful in completing these financings at such minimum level, we will not be able to fund our capital equipment requirements or current expenses or execute our business plan. If we are unsuccessful in completing these financings at or near the maximum level or an additional financing, we will not be able to pursue our business strategy. Additional financing may not be available on terms favorable to us or at all. Even if we do obtain financing, it may result in dilution to our stockholders.

•	OUR ABILITY TO IMPLEMENT OUR BUSINESS PLAN IS DEPENDENT UPON CORNELL.

We will be reliant upon the ability of Cornell Capital to provide a significant amount of funding pursuant to the Standby Equity Distribution Agreement, which it has agreed to do in accordance with the terms of the Standby Equity Distribution Agreement. In the event that Cornell Capital is unable to fulfill its commitment under the Standby Equity Distribution Agreement for whatever reason, our ability to implement our business plan will suffer.

•	THE STANDBY EQUITY DISTRIBUTION AGREEMENT CONTAINS CERTAIN COVENANTS PROHIBITING US FROM RAISING CAPITAL AT LESS THAN THE MARKET PRICE.

The Standby Equity Distribution Agreement contains covenants that, subject to certain exceptions, restrict us from raising capital from the sale of stock or other securities convertible into stock at a price less than the market price of our common stock on the date of issuance.

The existence of these covenants may severely limit our ability to borrow money or raise capital from the sale of stock or convertible securities because any potential lender will want to pay a discount to the market price of our stock.

•	WE HAVE NOT PRODUCED COMMERCIAL QUANTITIES OF LITHIUM-ION BATTERIES.

Our construction of large batteries for military, transportation and stationary power applications requires customized, tailored solutions for each application. At present, we operate a pilot production line that produces limited quantities of advanced rechargeable batteries for OEM sampling and initial product runs. To be successful, we must ultimately produce our lithium-ion batteries (i) in large commercial quantities; (ii) at competitive costs; (iii) with appropriate performance characteristics; and (iv) with low failure rates. We currently have no high volume manufacturing capability or experience in large scale manufacturing of our advanced rechargeable batteries. We have limited experience in automated battery assembly and packaging technology. We cannot give assurance that we will be able to produce commercial lithium-ion batteries on a timely basis, at an acceptable cost or in the necessary commercial specifications or quantities.

•	COMPETITION IN THE RECHARGEABLE BATTERY INDUSTRY IS INTENSE.

The rechargeable battery industry consists of major domestic and international companies, many of which have financial, technical, manufacturing, distribution, marketing, sales and other resources substantially greater than ours. We compete against companies producing lithium batteries as well as other primary and rechargeable battery technologies. Further, our competitors may introduce emerging technologies or refine existing technologies which could compete with our products and have a significant negative impact on our business and financial condition.

•	MARKET ACCEPTANCE OF OUR BATTERIES IS UNCERTAIN.

We cannot assure you that any commercial lithium-ion batteries we are able to produce will achieve market acceptance. Market acceptance will depend on a number of factors, including:

•	our ability to keep production costs low. Other advanced battery chemistries may be produced at a reduced cost. As we work to reduce the cost of our batteries, we expect that manufacturers of other advanced battery chemistries will do the same.

•	lithium-ion battery life in high rate applications. While initial testing is promising, it is difficult to predict the life of lithium-ion batteries in high rate applications. If our batteries do not last long enough when used for high rate applications, it is unlikely that there will be market acceptance of our battery products.

•	timely introductions of new products. Our introduction of new products will be subject to the inherent risks of unforeseen problems and delays. Delays in product availability may negatively affect their market acceptance.

•	OUR BATTERY TECHNOLOGY MAY BECOME OBSOLETE.

The market for our rechargeable batteries is characterized by changing technology and evolving industry standards, often resulting in product obsolescence or short product lifecycles. Changes in end-user requirements and new products introductions and enhancements by our competitors may also render our technology obsolete. Our success will depend upon our ability to introduce in a timely manner products whose performance will match or better our competitors’ products. There can be no assurance that our competitors will not develop technologies or products that would render our technology and products obsolete or less marketable.

•	OUR BUSINESS STRATEGY DEPENDS ON THE CONTINUED GROWTH OF THE LITHIUM BATTERY INDUSTRY.

We would be adversely affected if sales of rechargeable lithium batteries do not continue to grow. The growth in sales of rechargeable lithium batteries may be inhibited for any number of reasons, including:

•	competition from other battery chemistries;

•	the failure of large-scale commercial production of lithium battery powered hybrid electric vehicles;

•	a significant downturn in military activities requiring rechargeable power sources; or

•	the failure of the markets to accept the use of lithium batteries in large-scale applications, such as energy storage.

•	WE MAY NOT BE ABLE TO ACCOMMODATE INCREASED DEMAND FOR OUR BATTERIES.

Rapid growth of our business may significantly strain our management, operations and technical resources. If we are successful in obtaining orders for commercial production of our batteries, we will be required to deliver large volumes of quality products to our customers on a timely basis and at a reasonable cost. We cannot assure you that we will obtain commercial scale orders for our batteries or that we will be able to satisfy commercial scale production requirements on a timely and cost-effective basis. As our business grows, we will also be required to continue to improve our operations, management and financial systems and controls. Our failure to manage our growth effectively could have an adverse effect on our ability to produce products and meet the demands of our customers.

•	CERTAIN COMPONENTS OF OUR BATTERIES POSE SAFETY RISKS THAT MAY CAUSE ACCIDENTS IN OUR FACILITIES AND IN THE USE OF OUR PRODUCTS.

As with any battery, our lithium-ion batteries can short circuit when not handled properly. Due to the high energy and power density of lithium-ion batteries, a short circuit can cause rapid heat buildup. Under extreme circumstances, this could cause a fire. This is most likely to occur during the formation or testing phase of our process. While we incorporate safety procedures in our battery testing lab to minimize safety risks, we cannot assure you that an accident in any part of our facilities where charged batteries are handled will not occur. Any such accident could result in injury to our employees or damage to our facility and would require an internal investigation by our technical staff. Any such injuries, damages or investigations could lead to liability to our company and cause delays in further development and manufacturing of our product which could adversely affect our operations and financial condition.

Our manufacturing process incorporates pulverized solids, which can be toxic to employees when allowed to become airborne in high concentrations. We have incorporated safety controls and procedures into our pilot line manufacturing processes designed to maximize the safety of our employees and neighbors. Any related incident, including fire or personnel exposure to toxic substances, could result in significant production delays or claims for damages resulting from injuries, which could adversely affect our operations and financial condition.

•	WE MUST COMPLY WITH EXTENSIVE REGULATIONS GOVERNING SHIPMENT OF OUR BATTERIES AND OPERATION OF OUR FACILITY.

We are subject to the U.S. Department of Transportation (USDOT) and the International Transport Association (IATA) regulations regarding shipment of lithium-ion batteries. Due to the size of our prototype HEV batteries, a permit is required to transport our lithium batteries from our manufacturing facility. Although similar batteries with other chemistries are routinely shipped from manufacturing facilities to all parts of the world, we cannot assure you that we will not encounter any difficulties in obtaining shipment permits or in complying with new or amended regulations regarding shipment of our products.

•	WE COULD INCUR SIGNIFICANT COSTS FOR VIOLATIONS OF OR TO COMPLY WITH APPLICABLE ENVIRONMENTAL AND OCCUPATIONAL HEALTH AND SAFETY LAWS AND REGULATIONS.

National, state, local and foreign laws impose various environmental controls on the manufacture, storage, use and disposal of lithium batteries and of certain chemicals used in the manufacture of lithium batteries. Although we believe that our operations are in substantial compliance with current environmental regulations and that there are no environmental conditions that will require material expenditures for clean-up at our facility or at facilities to which we have sent waste for disposal, we cannot assure you that new laws or regulations or changes in existing laws or regulations will not impose costly compliance requirements on us or otherwise subject us to future liabilities. Moreover, foreign, state and local governments may enact additional restrictions relating to the disposal of lithium batteries used by our customers which could require us to respond to those restrictions or could negatively affect the demand for those batteries.

As with all employers in the U.S., we must comply with U.S. Occupational and Safety Administration (OSHA) regulations designed for the protection of employees while at the workplace. We are also subject to U.S. Environmental Protection Agency (USEPA) and Pennsylvania Department of Environmental Protection Agency (PADEP) regulations designed to protect the environment from contaminants that can be discharged from manufacturing facilities. We cannot assure you that we will not incur significant expenses or encounter any difficulties in complying with OSHA, USEPA, and PADEP regulations.

•	OUR BUSINESS AND GROWTH WILL SUFFER IF WE ARE UNABLE TO RETAIN KEY PERSONNEL.

Our success depends in large part upon the services of a number of key employees and senior management. If we lose the services of one or more of our key employees or senior management, it could have a significant negative impact on our business.

•	WE CANNOT GUARANTEE THE PROTECTION OF OUR TECHNOLOGY OR PREVENT THE DEVELOPMENT OF SIMILAR TECHNOLOGY BY OUR COMPETITORS.

Our success depends largely on the knowledge, ability, experience and technological expertise of our employees rather than on the legal protection of our patents and other proprietary rights. We claim proprietary rights in various unpatented technologies, know-how, trade secrets and trademarks relating to our products and manufacturing processes. We cannot guarantee the adequacy of protection these claims afford, or that our competitors will not independently develop or patent technologies that are substantially equivalent or superior to our technology. We protect our proprietary rights in our products and operations through contractual obligations, including nondisclosure agreements, with our employees and consultants. We cannot guarantee the adequacy of protection these contractual measures afford.

We have patents issued and patent applications pending in the U.S., Europe and elsewhere. We cannot assure you (i) that patents will be issued from any pending applications, (ii) that the claims allowed under any patents will be sufficiently broad to protect our technology, (iii) that any patents issued to us will not be challenged, invalidated or circumvented, or (iv) as to the adequacy of protection any patents or patent applications afford.

If we are found to be infringing upon third party patents, we cannot assure you that we will be able to obtain licenses with respect to such patents on acceptable terms, if at all. Our failure to obtain necessary licenses could lead to costly attempts to design around such patents or delay or even foreclose the development, manufacture or sale of our products.

•	WE MAY FACE LIABILITY IF OUR BATTERIES FAIL TO FUNCTION PROPERLY.

We maintain liability insurance coverage that we believe is sufficient to protect us against potential claims. We cannot assure you that our liability insurance will continue to be available to us on its current terms or at all, or that such liability insurance will be sufficient to cover any claim or claims.

•	WE FACE RISKS RELATED TO OUR ACCOUNTING RESTATEMENTS.

On May 10, 2005 we publicly announced that we had discovered accounting inaccuracies in previously reported financial statements. Following consultation with our auditors, we restated our financial statements for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004. The restatements relate to a correction of certain errors relating to the accounting for certain of our financing transactions in 2004. The Company has conducted a review of its accounting treatment of these financing transactions and corrected its method of accounting for such transactions. The correction relates solely to the accounting treatment of these financing transactions and does not affect our historical cash flow. The restatement relates to the accounting for the variable conversion feature on the Company’s 10% Convertible Debentures and its Series A Convertible Preferred Stock. The conversion feature on the 10% Convertible Debentures and the Series A Convertible Preferred Stock has been determined to be an embedded derivative under Statement of Financial Accounting Standard (SFAS) 133

“Accounting for Derivative Instruments and Hedging Activities”, which is required to be reflected as a liability at fair value. The 10% Convertible Debentures were previously reflected as containing a beneficial conversion feature under Emerging Issues Task Force (EITF) 98-5 “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjusted Conversion Ratios”. The increase (decrease) in net loss to common shareholders as a result of the net effect of the restatements for each of the quarters was $(902,000), $(1,181,000) and $935,000, respectively for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004.

The restatement of these financial statements may lead to litigation claims and/or regulatory proceedings against us. The defense of any such claims or proceedings may cause the diversion of management’s attention and resources, and we may be required to pay damages if any such claims or proceedings are not resolved in our favor. Any litigation or regulatory proceeding, even if resolved in our favor, could cause us to incur significant legal and other expenses. We also may have difficulty raising equity capital or obtaining other financing. We may not be able to effectuate our current business strategy. Moreover, we may be the subject of negative publicity focusing on the financial statement inaccuracies and resulting restatement and negative reactions from our stockholders, creditors or others with which we do business. The occurrence of any of the foregoing could harm our business and reputation and cause the price of our securities to decline.

•	IF WE FAIL TO MAINTAIN AN EFFECTIVE SYSTEM OF INTERNAL AND DISCLOSURE CONTROLS, WE MAY NOT BE ABLE TO ACCURATELY REPORT OUR FINANCIAL RESULTS OR PREVENT FRAUD. AS A RESULT, CURRENT AND POTENTIAL STOCKHOLDERS COULD LOSE CONFIDENCE IN OUR FINANCIAL REPORTING WHICH WOULD HARM OUR BUSINESS AND THE TRADING PRICE OF OUR SECURITIES.

Effective internal and disclosure controls are necessary for us to provide reliable financial reports and effectively prevent fraud and to operate successfully as a public company. If we cannot provide reliable financial reports or prevent fraud, our reputation and operating results would be harmed. We have in the past discovered, and may in the future discover, areas of our disclosure and internal controls that need improvement. As a result after a review of our December 31, 2004 operating results, we identified certain deficiencies in some of our disclosure controls and procedures which we believe require remediation.

BDO Seidman, LLP advised our management that, in BDO Seidman, LLP’s opinion, there were reportable conditions during 2004 which constituted “material weaknesses” in internal controls. The weakness concerned the interpretation and implementation of various complex accounting principles in the area of our financing transactions, and resulted from the fact that we needed additional personnel and outside consulting expertise with respect to the application of some of these more complex accounting principles to our financial statements.

We have remediated the material weakness in internal control over financial reporting and the ineffectiveness of our disclosure controls and procedure by conducting a review of our accounting treatment of our financing transactions and correcting our method of accounting for such transactions. Additionally, we are considering engaging outside expertise to enable us to properly apply complex accounting principles to our financial statements, when necessary. We cannot be certain that our efforts to improve our internal and disclosure controls will be successful or that we will be able to maintain adequate controls over our financial processes and reporting in the future. Any failure to develop or maintain effective controls, or difficulties encountered in their implementation or in other effective improvement of our internal and disclosure controls could harm our operating results or cause us to fail to meet our reporting obligations. If we are unable to adequately establish or improve our internal controls over financial reporting, our external auditors may not be able to issue an unqualified opinion on the effectiveness of our internal controls. Ineffective internal and disclosure controls could also cause investors to lose confidence in our reported financial information, which would likely have a negative effect on the trading price of our securities.

•	ARCH HILL CAPITAL IS A CONTROLLING STOCKHOLDER OF LTC AND IS THEREFORE ABLE TO CONTROL THE MANAGEMENT AND POLICIES OF LTC.

Arch Hill Capital beneficially owns 249,245,000 shares of our common stock as of July 15, 2005. The 249,245,000 shares of our common stock beneficially owned by Arch Hill Capital constitute approximately 79% of our common stock on an as-converted basis, including shares beneficially owned by Arch Hill Capital and shares issuable upon conversion of convertible securities held by Arch Hill Capital but not including any shares issuable upon conversion of outstanding convertible securities held by any other person. Accordingly, Arch Hill Capital is a controlling stockholder and is able to control the outcome of all matters submitted to our stockholders for approval, including the election of our directors, amendments to our Certificate of Incorporation or a merger, sale of assets or other significant transactions, without the approval of our other stockholders. In addition, Arch Hill Capital controls a majority of the voting power of GAIA Holding and GAIA by virtue of its ownership of a controlling interest in us. As a result, Arch Hill Capital has an effective veto power over the management and operations of, and corporate transactions by, us, GAIA Holding or GAIA which management or non-control stockholders of such entities might desire.

The calculation of percentage of our common stock beneficially owned by Arch Hill Capital is based on the number of shares of our common stock outstanding as of July 15, 2005 (113,906,740) plus the number of shares of our common stock issuable to Arch Hill Capital upon conversion of convertible securities held by such entity.

•	OUR COMMON STOCK MAY BE AFFECTED BY LIMITED TRADING VOLUME AND MAY FLUCTUATE SIGNIFICANTLY

There has been a limited public market for our common stock and there can be no assurance that an active trading market for our common stock will develop. An absence of an active trading market could adversely affect our shareholders’ ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations that could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially.

•	OUR COMMON STOCK IS DEEMED TO BE “PENNY STOCK,” WHICH MAY MAKE IT MORE DIFFICULT FOR INVESTORS TO SELL THEIR SHARES DUE TO SUITABILITY REQUIREMENTS.

Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stock:

•	with a price of less than $5.00 per share;

•	that are not traded on a “recognized” national exchange;

•	whose prices are not quoted on the Nasdaq automated quotation system (Nasdaq-listed stocks must still have a price of not less than $5.00 per share); or

•	in issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

RISKS RELATED TO THIS OFFERING

•	FUTURE SALES BY OUR STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS.

Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all.

As of July 15, 2005, we had 113,906,740 shares of common stock outstanding, without taking into account shares issuable upon exercise of the outstanding 10% debentures, A Units, B Units, convertible notes, warrants or options issuable under the Standby Equity Distribution Agreement.

Of these shares, as of July 15, 2005, approximately 65 million shares of our common stock are subject to restrictions on resale pursuant to Rule 144 and approximately 48 million of the outstanding shares of our common stock are eligible for sale in the public market without restriction.

Upon issuance of the maximum number of shares being registered in this offering, there will be an additional 390,395,796 shares of common stock outstanding. We have the ability to register additional shares under the Standby Equity Distribution Agreement by filing a new registration statement. There is essentially no limit on the number of shares that we can register. All of these shares of common stock may be immediately resold in the public market upon effectiveness of the accompanying registration statement and the sale to the investor under the terms of the Standby Equity Distribution Agreement.

•	EXISTING SHAREHOLDERS MAY EXPERIENCE SIGNIFICANT DILUTION FROM OUR SALE OF SHARES UNDER THE STANDBY EQUITY DISTRIBUTION AGREEMENT.

The sale of shares pursuant to the Standby Equity Distribution Agreement may have a dilutive impact on our stockholders. As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price is, the more shares of common stock we will have to issue under the Standby Equity Distribution Agreement to draw down the full amount. If our stock price is lower, then our existing stockholders would experience greater dilution.

•	THE INVESTOR UNDER THE STANDBY EQUITY DISTRIBUTION AGREEMENT WILL PAY LESS THAN THE THEN-PREVAILING MARKET PRICE OF OUR COMMON STOCK.

The common stock to be issued under the Standby Equity Distribution Agreement will be issued at a 2% discount to the volume weighted average price for the five trading days immediately following the notice date of an advance. These discounted sales could cause the price of our common stock to decline.

•	THE SELLING STOCKHOLDERS INTEND TO SELL THEIR SHARES OF COMMON STOCK IN THE MARKET, WHICH SALES MAY CAUSE OUR STOCK PRICE TO DECLINE.

The selling stockholders intend to sell in the public market the shares of common stock being registered in this offering. That means that up to 599,209,492 shares of common stock, the number of shares being registered in this offering, may be sold. Such sales may cause our stock price to decline.

•	THE SALE OF OUR STOCK UNDER OUR STANDBY EQUITY DISTRIBUTION AGREEMENT COULD ENCOURAGE SHORT SALES BY THIRD PARTIES, WHICH COULD CONTRIBUTE TO THE FUTURE DECLINE OF OUR STOCK PRICE.

The significant downward pressure on the price of our common stock caused by the sale of material amounts of common stock under the Standby Equity Distribution Agreement could encourage short sales by third parties. In a short sale, a prospective seller borrows stock from a shareholder or broker and sells the borrowed stock. The prospective seller hopes that the stock price will decline, at which time the seller can purchase shares at a lower price to repay the lender. The seller profits when the stock price declines because it is purchasing shares at a price lower than the sale price of the borrowed stock. Such sales could place further downward pressure on the price of our common stock by increasing the number of shares being sold.

•	OUR COMMON STOCK HAS BEEN RELATIVELY THINLY TRADED AND WE CANNOT PREDICT THE EXTENT TO WHICH AN ACTIVE TRADING MARKET WILL DEVELOP.

Before this offering, our common stock has traded on the Over-the-Counter Bulletin Board. Our common stock is thinly traded compared to larger more widely known companies in our industry. Thinly traded common stock can be more volatile than common stock trading in an active public market. We cannot predict the extent to which an active public market for the common stock will develop or be sustained after this offering.

•	THE PRICE YOU PAY IN THIS OFFERING WILL FLUCTUATE AND MAY BE HIGHER OR LOWER THAN THE PRICES PAID BY OTHER PEOPLE PARTICIPATING IN THIS OFFERING.

The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

•	WE MAY NOT BE ABLE TO ACCESS SUFFICIENT FUNDS UNDER THE STANDBY EQUITY DISTRIBUTION AGREEMENT WHEN NEEDED.

We are dependent on external financing to fund our operations. Our financing needs are expected to be provided from the Standby Equity Distribution Agreement, in large part. No assurances can be given that such financing will be available in sufficient amounts or at all when needed, in part, because the amount of financing available will fluctuate with the price and volume of our common stock. As the price and volume decline, then the amount of financing available under the Standby Equity Distribution Agreement will decline.

There are additional restrictions on our ability to request advances under the Standby Equity Distribution Agreement. For example, our ability to request an advance is conditioned upon us registering the shares of common stock with the Securities and Exchange Commission. Further, we may not request advances if the shares to be issued in connection with such advances would result in Cornell Capital Partners, L.P., owning more than 9.9% of our outstanding common stock. Even if we request advances the amount of each advance is limited to a maximum draw down of $200,000 every five trading days and $800,000 every thirty days.

•	THE MARKET PRICE OF OUR COMMON STOCK MAY BE VOLATILE, WHICH COULD CAUSE THE VALUE OF AN INVESTMENT IN OUR STOCK TO DECLINE.

The market price of shares of our common stock has been and is likely to continue to be highly volatile. Factors that may have a significant effect on the market price of our common stock include the following:

•	sales of large numbers of shares of our common stocks in the open market, including shares issuable at a fluctuating conversion price at a discount to the market price of our common stock;

•	our operating results;

•	our need for additional financing;

•	announcements of technological innovations or new commercial products by us or our competitors;

•	developments in our patent or other proprietary rights or our competitors’ developments;

•	our relationships with current or future collaborative partners;

•	governmental regulation; and

•	other factors and events beyond our control.

In addition, our common stock has been relatively thinly traded. Thinly traded common stock can be more volatile than common stock trading in an active public market. We cannot predict the extent to which an active public market for the common stock will develop.

In addition, the stock market in general has experienced extreme volatility that often has been unrelated to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

As a result of potential stock price volatility, investors may be unable to resell their shares of our common stock at or above the cost of their purchase prices. In addition, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. If we were to become the subject of securities class action litigation, this could result in substantial costs, a diversion of our management’s attention and resources and harm to our business and financial condition.

•	THE SERIES A AND SERIES B PREFERRED STOCK/NOTES HAVE A FLUCTUATING CONVERSION RATE WHICH COULD CAUSE SUBSTANTIAL DILUTION TO STOCKHOLDERS AND ADVERSELY AFFECT OUR STOCK PRICE.

Conversion of a material amount of our Series A Preferred Stock or Notes issued in lieu of Series A Preferred/Notes (the “Series A Preferred/Notes”) and our Series B Notes issued in lieu of Series A Preferred/Notes (the “Series B Notes”) could materially affect a stockholder’s investment in us. As of July 15, 2005, $3,705,000 Series A Preferred/Notes were issued and outstanding and $1,840,000 Series B Preferred/Notes were issued and outstanding. The Series A Preferred/Notes and Series B Notes are convertible into a number of shares of common stock determined by dividing the principal amount of the Series A and Series B Preferred/Notes ($5,545,000) converted by the conversion price in effect. Assuming a conversion price of $0.05, the Series A Preferred/Notes and Series B Notes would convert into 110,900,000 shares of our common stock. This number of shares, however, could be significantly greater in the event of a decrease in the trading price of our common stock.

The Series A and Series B Preferred/Notes are convertible by the holders into shares of our common stock at any time at a conversion price equal to 80% of the average of the trading prices of our common stock for the twenty trading days ending one day prior to the date we receive a conversion notice from a Series A and Series B Preferred/Notes holder. Conversion of a material amount of our Series A Preferred/Notes could significantly dilute the value of a stockholder’s investment in us.

In addition, warrants to purchase shares of common stock have been issued to the purchasers of the Series A Preferred/Notes who have converted such Series A Preferred/Notes. The warrants are exercisable over the next five years at a fluctuating price.

Also, in the absence of a proportionate increase in our earnings and book value, an increase in the aggregate number of our outstanding shares of common stock caused by a conversion of the Series A and Series B Preferred/Notes or exercise of the warrants would dilute the earnings per share and book value of all of our outstanding shares of common stock. If these factors were reflected in the trading price of our common stock, the potential realizable value of a stockholder’s investment in us could also be adversely affected

•	THE 8% NOTES HAVE A FLUCTUATING CONVERSION RATE WHICH COULD CAUSE SUBSTANTIAL DILUTION TO STOCKHOLDERS AND ADVERSELY AFFECT OUR STOCK PRICE.

Conversion of a material amount of the Notes included in the 2005 Units (the “8% Notes”) could materially affect a stockholder’s investment in us. As of July 15, 2005, $298,000 8% Notes were issued and outstanding. The 8% Notes are convertible into a number of shares of common stock determined by dividing the principal amount of the 8% Notes converted by the conversion price in effect. Assuming a conversion price of $0.05, the 8% Notes outstanding on July 15, 2005 would convert into 5,960,000 shares of our common stock. This number of shares, however, could be significantly greater in the event of a decrease in the trading price of our common stock.

The 8% Notes are convertible by the holders into shares of our common stock at any time at a conversion price equal to 85% of the average of the trading prices of our common stock for the twenty trading days ending one day prior to the date we receive a conversion notice from a 8% Noteholder. Conversion of a material amount of our 8% Notes could significantly dilute the value of a stockholder’s investment in us.

In addition, warrants to purchase shares of common stock have been issued to the purchasers of the Series A Preferred/Notes who have converted such 8% Notes. The warrants are exercisable for ½ of a share for each share acquired upon conversion of the 8% Notes and are exercisable over the next five years at a fluctuating price equal to 135% of the conversion price of the 8% Notes.

Also, in the absence of a proportionate increase in our earnings and book value, an increase in the aggregate number of our outstanding shares of common stock caused by a conversion of the 8% Notes or exercise of the warrants would dilute the earnings per share and book value of all of our outstanding shares of common stock. If these factors were reflected in the trading price of our common stock, the potential realizable value of a stockholder’s investment in us could also be adversely affected.

FORWARD LOOKING STATEMENTS

Information included in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholders. A description of each selling shareholder’s relationship to Lithium and how each selling shareholder acquired or will acquire the shares to be sold in this offering is detailed in the information immediately following this table.

Selling Stockholder	Shares Beneficially Owned Before Offering		Shares to be Sold In the Offering		Percentage of Shares Beneficially Owned After the Offering (a)
Cornell Capital Partners, L.P.	252,922,078	(1)	252,922,078	(1)	0%
Newbridge Securities Corporation	66,667	(2)	66,667	(2)	0%
Stichting Gemeenschappelijk Bezit LTC	242,653,589	(3)(a)	193,235,718	(3)(b)	37%
Portfolio Lenders II, LLC	27,000,000	(4)	27,000,000	(4)	0%
Bridgehead Partners	300,000	(5)	300,000	(5)	0%
North Coast Securities Corp.	608,000	(6)	608,000	(6)	0%
Capital Investing, LLC	405,368	(7)	405,368	(7)	0%
James Fuller	25,758	(8)	25,758	(8)	0%
Greg and Despina Garson T/E	204,395	(9)	204,395	(9)	0%
Andrew Lawson	20,000	(10)	20,000	(10)	0%
Richard and Nikkii Williamson T/E	20,000	(11)	20,000	(11)	0%
Kenneth and Karen Brown T/E	15,000	(12)	15,000	(12)	0%
Nathan and Tina Lubow T/E	20,000	(13)	20,000	(13)	0%
Thomas and Carey Bass T/E	10,000	(14)	10,000	(14)	0%
Brent and Antonia Brown T/E	80,000	(15)	80,000	(15)	0%
Paul and Denise Kotos T/E	136,317	(16)	136,317	(16)	0%
Ross Kuhl, BSSC IRA	400,000	(17)	400,000	(17)	0%
Alexander Michael, BSSC IRA	133,335	(18)	133,335	(18)	0%
Gerald Patrick, BSSC IRA	266,668	(19)	266,668	(19)	0%
Gerald Patrick, BSSC SEP-IRA	533,335	(20)	533,335	(20)	0%
Orthopaedic Multispecialty Network Savings Plan & Trust DTD 12/31/95	700,000	(21)	700,000	(21)	0%

Selling Stockholder	Shares Beneficially Owned Before Offering		Shares to be Sold In the Offering		Percentage of Shares Beneficially Owned After the Offering (a)
Gerry P. Harkins	312,500	(22)	312,500	(22)	0%
Dianne & Thomas Troncalli	627,454	(23)	627,454	(23)	0%
Randall Freeman	213,332	(24)	213,332	(24)	0%
Walter K. Hoch	400,000	(25)	400,000	(25)	0%
Gary D. Gresham, Jr.	133,335	(26)	133,335	(26)	0%
Judith M. Guthrie	684,316	(27)	684,316	(27)	0%
David W. & Judith N. True	1,183,338	(28)	1,183,338	(28)	0%
Jacson T. Long	250,983	(29)	250,983	(29)	0%
Dan Janosek, BSSC SEP-IRA	508,335	(30)	508,335	(30)	0%
Dan Janosek	312,500	(31)	312,500	(31)	0%
Timothy M.P. Whalen	133,335	(32)	133,335	(32)	0%
Rodger E. Bush, IRA BSSC Custodian	133,335	(33)	133,335	(33)	0%
Joseph M. Hatfield	3,000,003	(34)	3,000,003	(34)	0%
John P. Reeves	5,509,807	(35)	5,509,807	(35)	0%
James D. Plaspohl, IRA BSSC Custodian	125,000	(36)	125,000	(36)	0%
Joseph Fund Partners, LLP	643,335	(37)	643,335	(37)	0%
Gordon A. Boyer	283,335	(38)	283,335	(38)	0%
Stanley Marable, BSSC SEP IRA	365,000	(39)	365,000	(39)	0%
Judy M. Pettit, SEP IRA BSSC Custodian	133,335	(40)	133,335	(40)	0%
Raymond C. Pettit, SEP IRA BSSC Custodian	150,002	(41)	150,002	(41)	0%
Olly C. Duckett	69,567	(42)	69,567	(42)	0%
Olly C. Duckett, BSSC	60,871	(43)	60,871	(43)	0%
Alvin E. Parker	291,668	(44)	291,668	(44)	0%
Adriaan Q. van Eeghen	6,000,000	(45)	6,000,000	(45)	0%
C. Alan Carter	425,000	(46)	425,000	(46)	0%
John Austerman	500,004	(47)	500,004	(47)	0%
Paul J.A. van Hessen	34,000,000	(48)	34,000,000	(48)	0%
A.J. Backer	3,125,000	(49)	3,125,000	(49)	0%
SOCRATES Privatstiftung	44,800,000	(50)	44,800,000	(50)	0%

Selling Stockholder	Shares Beneficially Owned Before Offering		Shares to be Sold In the Offering		Percentage of Shares Beneficially Owned After the Offering (a)
Barbara Linck	494,122	(51)	494,122	(51)	0%
Lawrence Marable	3,910,207	(52)	3,910,207	(52)	0%
Ronald M. Adams	117,648	(53)	117,648	(53)	0%
Joseph M. Hatfield	250,000	(54)	250,000	(54)	0%
Daryll W. Futch	400,000	(55)	400,000	(55)	0%
John Stebbins	200,000	(56)	200,000	(56)	0%
Rex Barnes	50,000	(57)	50,000	(57)	0%
Dana Fender	465,615	(58)	465,615	(58)	0%
Frank Luscri	117,648	(59)	117,648	(59)	0%
Marion J. Creel	82,355	(60)	82,355	(60)	0%
Keith Braswell, BSSC SEP-IRA	457,520	(61)	457,520	(61)	0%
Franklin Brown	228,760	(62)	228,760	(62)	0%
Angela J. Luna	117,648	(63)	117,648	(63)	0%
Mark A. McDaniel	117,648	(64)	117,648	(64)	0%
John Burr	362,747	(65)	362,747	(65)	0%
Joe Don Setina	641,179	(66)	641,179	(66)	0%
Jack Stewart, BSSC IRA	129,412	(67)	129,412	(67)	0%
Thomas A. Barr	166,668	(68)	166,668	(68)	0%
Keith Braswell	55,556	(69)	55,556	(69)	0%
Kenneth Gordon	222,224	(70)	222,224	(70)	0%
Joshua Williams	333,335	(71)	333,335	(71)	0%
Dr. William Kelly Hood	333,335	(72)	333,335	(72)	0%
William B. Scheel	1,483,335	(73)	1,483,335	(73)	0%
Troy Taylor	166,668	(74)	166,668	(74)	0%
Brian Paradise BSSC IRA	583,335	(75)	583,335	(75)	0%
Mark A. McDaniel	166,668	(76)	166,668	(76)	0%
Paul Cartmell	383,335	(77)	383,335	(77)	0%
Susan Braswell	166,668	(78)	166,668	(78)	0%
Frederick Gene Dell	483,335	(79)	483,335	(79)	0%
Bruce & Julie Bennett	250,000	(80)	250,000	(80)	0%
The Montgomery Trust Wayne J. or Linda Montgomery TTEE	166,668	(81)	166,668	(81)	0%

Selling Stockholder	Shares Beneficially Owned Before Offering		Shares to be Sold In the Offering		Percentage of Shares Beneficially Owned After the Offering (a)
Steven D. Alford	76,924	(82)	76,924	(82)	0%
H. Dale Herring	600,000	(83)	600,000	(83)	0%
Martin S. Konigsdorffer, IRA BSSC Custodian	180,000	(84)	180,000	(84)	0%
Brenda C. Jepson	150,000	(85)	150,000	(85)	0%
Mark A. McDaniel	600,000	(86)	600,000	(86)	0%
Stanley Marable	150,000	(87)	150,000	(87)	0%
Lawrence Marable, SEP-IRA BSSC	1,461,600	(88)	1,461,600	(88)	0%
Remigijus Petrauskas	300,000	(89)	300,000	(89)	05
Thomas R. Forrest	210,000	(90)	210,000	(90)	0%
Michael Marable, SEP-IRA BSSC [sk]	150,000	(91)	150,000	(91)	0%
Michael Clark	150,000	(92)	150,000	(92)	0%
James Gowen	300,000	(93)	300,000	(93)	0%
Jeffrey A. & Justina M. Chevalier	300,000	(94)	300,000	(94)	0%
TOTAL	648,627,363		599,209,492

*	Less than 1%
(a)	Applicable percentage of ownership is based on 113,906,740 shares of common stock outstanding as of July 15, 2005, together with securities exercisable or convertible into shares of common stock within 60 days of July 15, 2005. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of July 15, 2005 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
(1)	Cornell Capital may purchase up to $15.0 million worth of our common stock pursuant to the Standby Equity Distribution Agreement at a price equal to 98% of the lowest volume weighted average price of our common stock as quoted by Bloomberg, L.P. for the five consecutive trading days after the notice date. Pursuant to the terms of a Standby Equity Distribution Agreement (the “SEDA”) between Cornell Capital and us, Cornell Capital is prohibited from acquiring such number of shares that would result in its holding in excess of 9.9% of our outstanding common stock. The figures in this column assume that this provision does not apply.
(2)	Represents shares of common stock.
(3)(a)	Consists of 40,828,246 shares of common stock, 31,619,718 shares of common stock issuable as a result of the conversion of $2,175,000 balance of $3,000,000 of convertible notes and payment of interest, 1,500,000 shares of common stock issuable upon exercise of $2.00 warrants, 9,889,625 shares of common stock issuable upon conversion of $2.40 warrants, 34,100,000 shares of common stock issuable upon conversion of $1,705,000 of Series A Notes, 8,184,000 shares of common stock issuable as interest on the Series A Notes, 17,050,000 shares of common stock issuable upon conversion of 125% A Warrants, 17,050,000 shares issuable upon conversion of 150% A Warrants, 36,800,000 shares of common stock issuable upon conversion of Series B Notes, 8,832,000 shares of common stock issuable as interest on the Series B Notes,18,400,000 shares of common stock issuable upon conversion of 125% B Warrants and 18,400,000 shares of common stock issuable upon conversion of 150% B Warrants.

(3)(b)	Consists of 11,000,000 shares of common stock, 18,419,718 shares issuable as a result of the conversion of $2,175,000 balance of $3,000,000 of convertible notes and payment of interest, 5,000,000 shares of common stock issuable upon conversion of $2.40 warrants, 34,100,000 shares of common stock issuable upon conversion of $1,705,000 of Series A Notes, 8,184,000 shares of common stock issuable as interest on the Series A Notes 17,050,000 shares of common stock issuable upon conversion of 125% A Warrants, 17,050,000 shares of common stock issuable upon conversion of 150% A Warrants, 36,800,000 shares of common stock issuable upon conversion of Series B Notes, 8,832,000 shares of common stock issuable as interest on the Series B Notes,18,400,000 shares of common stock issuable upon conversion of 125% B Warrants and 18,400,000 shares of common stock issuable upon conversion of 150% B Warrants.
(4)	Represents shares of common stock issuable upon conversion of convertible debentures and interest payable in shares. The terms of the debenture prohibit the holder from acquiring such number of shares that would result in its holding in excess of 4.99% of our outstanding common stock. The figures in this column assume that this provision does not apply.
(5)	Represents shares issuable to holder pursuant to warrants issued for services rendered.
(6)-(16)	Represents shares issuable pursuant to warrants to purchase shares of common stock issued to North Coast Securities Corporation and affiliates for services rendered.
(17)	Represents 200,000 shares of common stock issued or issuable upon the conversion of Series A Notes and 200,000 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from August 2004 through January 2005.
(18)	Represents 66,667 shares of common stock issued or issuable upon the conversion of Series A Notes and 66,668 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from August 2004 through January 2005.
(19)	Represents 133,334 shares of common stock issued or issuable upon the conversion of Series A Notes and 133,334 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from August 2004 through January 2005.
(20)	Represents 266,667 shares of common stock issued or issuable upon the conversion of Series A Notes and 266,667 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from August 2004 through January 2005.

(21)	Represents 400,000 shares of common stock issued or issuable upon the conversion of Series A Notes and 8% Notes and 300,000 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from August 2004 through January 2005 and purchased in the private placement closed from May through July 2005 .
(22)	Represents 156,250 shares of common stock issued or issuable upon the conversion of Series A Notes and 156,250 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from August 2004 through January 2005 .
(23)	Represents 313,726 shares of common stock issued or issuable upon the conversion of Series A Notes and 313,726 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from August 2004 through January 2005.
(24)	Represents 106,666 shares of common stock issued or issuable upon the conversion of Series A Notes and 106,666 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from August 2004 through January 2005.
(25)	Represents 200,000 shares of common stock issued or issuable upon the conversion of Series A Notes and 200,000 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from August 2004 through January 2005.
(26)	Represents 66,667 shares of common stock issued or issuable upon the conversion of Series A Notes and 66,668 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from August 2004 through January 2005.
(27)	Represents 392,158 shares of common stock issued or issuable upon the conversion of Series A Notes and 8% Notes and 292,158 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from August 2004 through January 2005 and purchased in the private placement closed from May through July 2005.
(28)	Represents 591,668 shares of common stock issued or issuable upon the conversion of Series A Notes and 591,670 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from August 2004 through January 2005.
(29)	Represents 125,491 shares of common stock issued or issuable upon the conversion of Series A Notes and 125,492 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from August 2004 through January 2005.
(30)	Represents 254,167 shares of common stock issued or issuable upon the conversion of Series A Notes and 254,168 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from August 2004 through January 2005.
(31)	Represents 156,250 shares of common stock issued or issuable upon the conversion of Series A Notes and 156,250 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from August 2004 through January 2005.
(32)	Represents 66,667 shares of common stock issued or issuable upon the conversion of Series A Notes and 66,668 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from August 2004 through January 2005.

(33)	Represents 66,667 shares of common stock issued or issuable upon the conversion of Series A Notes and 66,668 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from August 2004 through January 2005.
(34)	Represents 1,500,001 shares of common stock issued or issuable upon the conversion of Series A Notes and 8% Notes and 1,500,002 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from August 2004 through January 2005.
(35)	Represents 3,254,903 shares of common stock issued or issuable upon the conversion of Series A Notes and 8% Notes and 2,254,904 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from August 2004 through January 2005.
(36)	Represents 62,500 shares of common stock issued or issuable upon the conversion of Series A Notes and 62,500 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from August 2004 through January 2005.
(37)	Represents 321,667 shares of common stock issued or issuable upon the conversion of Series A Notes and 321,668 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from August 2004 through January 2005.
(38)	Represents 166,667 shares of common stock issued or issuable upon the conversion of Series A Notes and 8% Notes and 116,668 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from August 2004 through January 2005.
(39)	Represents 222,500 shares of common stock issued or issuable upon the conversion of Series A Notes and 8% Notes and 142,500 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from August 2004 through January 2005 and purchased in the private placement closed from May through July 2005.
(40)	Represents 66,667 shares of common stock issued or issuable upon the conversion of Series A Notes and 66,668 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from August 2004 through January 2005.
(41)	Represents 75,000 shares of common stock issued or issuable upon the conversion of Series A Notes and 75,002 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from August 2004 through January 2005.
(42)	Represents 34,783 shares of common stock issued or issuable upon the conversion of Series A Notes and 34,784 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from August 2004 through January 2005.
(43)	Represents 30,435 shares of common stock issued or issuable upon the conversion of Series A Notes and 30,436 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from August 2004 through January 2005.
(44)	Represents 145,834 shares of common stock issued or issuable upon the conversion of Series A Notes and 145,834 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from August 2004 through January 2005.

(45)	Represents 3,000,000 shares of common stock issued or issuable upon the conversion of Series A Notes and 3,000,000 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from August 2004 through January 2005.
(46)	Represents 262,500 shares of common stock issued or issuable upon the conversion of Series A Notes and 8% Notes and 162,500 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from August 2004 through January 2005 and purchased in the private placement closed from May through June 2005.
(47)	Represents 250,002 shares of common stock issued or issuable upon the conversion of Series A Notes and 250,002 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from August 2004 through January 2005.
(48)	Represents 17,000,000 shares of common stock issued or issuable upon the conversion of Series A Notes and 17,000,000 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from August 2004 through January 2005. The stockholder is prohibited from acquiring such number of shares that would result in its holding in excess of 4.99% of our outstanding common stock. The figures in this column assume that this provision does not apply.
(49)	Represents 1,562,500 shares of common stock issued or issuable upon the conversion of Series A Note and 1,562,500 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from August 2004 through January 2005.
(50)	Represents 24,800,000 shares of common stock issued or issuable upon the conversion of Series A Note and 20,000,000 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from August 2004 through January 2005. The stockholder is prohibited from acquiring such number of shares that would result in its holding in excess of 4.99% of our outstanding common stock. The figures in this column assume that this provision does not apply.
(51)	Represents 247,060 shares of common stock issued or issuable upon the conversion of Series A Note and 247,062 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from August 2004 through January 2005.
(52)	Represents 1,955,103 shares of common stock issued or issuable upon the conversion of Series A Note and 1,955,104 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from August 2004 through January 2005.
(53)	Represents 58,824 shares of common stock issued or issuable upon the conversion of Series A Note and 58,824 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from August 2004 through January 2005.
(54)	Represents 125,000 shares of common stock issued or issuable upon the conversion of Series A Note and 125,000 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from August 2004 through January 2005.
(55)	Represents 250,000 shares of common stock issued or issuable upon the conversion of Series A Note and 8% Notes and 150,000 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from August 2004 through January 2005 and purchased in the private placement closed from May through July 2005.

(56)	Represents 100,000 shares of common stock issued or issuable upon the conversion of Series A Notes and 100,000 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from August 2004 through January 2005.
(57)	Represents 25,000 shares of common stock issued or issuable upon the conversion of Series A Notes and 25,000 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from August 2004 through January 2005.
(58)	Represents 232,807 shares of common stock issued or issuable upon the conversion of Series A Notes and 232,808 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from August 2004 through January 2005.
(59)	Represents 58,824 shares of common stock issued or issuable upon the conversion of Series A Notes and 58,824 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from August 2004 through January 2005.
(60)	Represents 41,177 shares of common stock issued or issuable upon the conversion of Series A Notes and 41,178 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from August 2004 through January 2005.
(61)	Represents 228,760 shares of common stock issued or issuable upon the conversion of Series A Notes and 228,760 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from August 2004 through January 2005.
(62)	Represents 114,380 shares of common stock issued or issuable upon the conversion of Series A Notes and 114,380 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from August 2004 through January 2005.
(63)	Represents 58,824 shares of common stock issued or issuable upon the conversion of Series A Notes and 58,824 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from August 2004 through January 2005.
(64)	Represents 58,824 shares of common stock issued or issuable upon the conversion of Series A Notes and 58,824 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from August 2004 through January 2005.
(65)	Represents 181,373 shares of common stock issued or issuable upon the conversion of Series A Notes and 181,374 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from August 2004 through January 2005.
(66)	Represents 320,589 shares of common stock issued or issuable upon the conversion of Series A Notes and 320,590 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from August 2004 through January 2005.
(67)	Represents 64,706 shares of common stock issued or issuable upon the conversion of Series A Notes and 64,706 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from August 2004 through January 2005.

(68)	Represents 83,334 shares of common stock issued or issuable upon the conversion of Series A Notes and 83,334 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from August 2004 through January 2005.
(69)	Represents 27,778 shares of common stock issued or issuable upon the conversion of Series A Notes and 27,778 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from August 2004 through January 2005.
(70)	Represents 111,112 shares of common stock issued or issuable upon the conversion of Series A Notes and 111,112 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from August 2004 through January 2005.
(71)	Represents 166,667 shares of common stock issued or issuable upon the conversion of Series A Notes and 166,668 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from August 2004 through January 2005.
(72)	Represents 166,667 shares of common stock issued or issuable upon the conversion of Series A Notes and 166,668 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from August 2004 through January 2005.
(73)	Represents 741,667 shares of common stock issued or issuable upon the conversion of Series A Notes and 741,668 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from August 2004 through January 2005.
(74)	Represents 83,334 shares of common stock issued or issuable upon the conversion of Series A Notes and 83,334 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from August 2004 through January 2005.
(75)	Represents 291,667 shares of common stock issued or issuable upon the conversion of Series A Notes and 291,668 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from August 2004 through January 2005.
(76)	Represents 83,334 shares of common stock issued or issuable upon the conversion of Series A Notes and 83,334 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from August 2004 through January 2005.
(77)	Represents 191,667 shares of common stock issued or issuable upon the conversion of Series A Notes and 191,668 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from August 2004 through January 2005.
(78)	Represents 83,334 shares of common stock issued or issuable upon the conversion of Series A Notes and 83,334 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from August 2004 through January 2005.
(79)	Represents 241,667 shares of common stock issued or issuable upon the conversion of Series A Notes and 241,668 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from August 2004 through January 2005.

(80)	Represents 125,000 shares of common stock issued or issuable upon the conversion of Series A Notes and 125,000 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from August 2004 through January 2005.
(81)	Represents 83,334 shares of common stock issued or issuable upon the conversion of Series A Notes and 83,334 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from August 2004 through January 2005.
(82)	Represents 38,462 shares of common stock issued or issuable upon the conversion of Series A Notes and 38,462 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from August 2004 through January 2005.
(83)	Represents 400,000 shares of common stock issued or issuable upon the conversion of Series A Notes and 200,000 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from May through July 2005.
(84)	Represents 120,000 shares of common stock issued or issuable upon the conversion of Series A Notes and 60,000 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from May through July 2005.
(85)	Represents 100,000 shares of common stock issued or issuable upon the conversion of Series A Notes and 50,000 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from May through July 2005.
(86)	Represents 400,000 shares of common stock issued or issuable upon the conversion of Series A Notes and 200,000 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from May through July 2005.
(87)	Represents 100,000 shares of common stock issued or issuable upon the conversion of 8% Notes and 50,000 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from May through July 2005.
(88)	Represents 1,041,600 shares of common stock issued or issuable upon the conversion of 8% Notes and 420,000 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from May through July 2005.
(89)	Represents 200,000 shares of common stock issued or issuable upon the conversion of 8% Notes and 100,000 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from May through July 2005.
(90)	Represents 140,000 shares of common stock issued or issuable upon the conversion of 8% Notes and 70,000 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from May through July 2005.
(91)	Represents 100,000 shares of common stock issued or issuable upon the conversion of 8% Notes and 50,000 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from May through July 2005.

(92)	Represents 100,000 shares of common stock issued or issuable upon the conversion of 8% Notes and 50,000 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from May through July 2005.
(93)	Represents 200,000 shares of common stock issued or issuable upon the conversion of 8% Notes and 100,000 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from May through July 2005.
(94)	Represents 200,000 shares of common stock issued or issuable upon the conversion of 8% Notes and 100,000 shares of common stock issuable upon exercise of warrants purchased in the private placement closed from May through July 2005.

The following information contains a description of the selling stockholders’ relationship to us and how the selling stockholders acquired or will acquire the shares to be sold in this offering. The selling stockholders have not held a position or office, or had any other material relationship, with us, except as follows:

CORNELL CAPITAL PARTNERS, LP. Cornell Capital is the investor under the Standby Equity Distribution Agreement. All investment decisions of Cornell Capital are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of Yorkville Advisors. Transactions are explained below. Cornell Capital partners acquired all shares being registered in this offering in a financing transaction with Lithium. That transaction is explained below:

•	STANDBY EQUITY DISTRIBUTION AGREEMENT. In March 2005, we entered into the Standby Equity Distribution Agreement with Cornell Capital. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital shares of common stock for a total purchase price of up to $15.0 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital will pay us 98% of the volume weighted average price on the OTC-BB or other principal market on which our common stock is traded for the five trading days immediately following the notice date. Further, Cornell Capital will retain a fee of 5% of each advance under the Standby Equity Distribution Agreement. In connection with the Standby Equity Distribution Agreement, Cornell Capital received a commitment fee of 2,922,078 shares of commons stock. We are registering 250,000,000 shares in this offering that may be issued under the Standby Equity Distribution Agreement.

NEWBRIDGE SECURITIES CORPORATION. Newbridge Securities Corporation is a registered broker-dealer that we engaged to advise us in connection with the Standby Equity Distribution Agreement. Guy Amico makes the investment decisions on behalf of Newbridge Securities Corporation. We paid Newbridge Securities Corporation a fee of 66,667 shares of common stock. Lithium is registered these shares in this offering.

THERE ARE CERTAIN RISKS RELATED TO SALE BY CORNELL CAPITAL PARTNERS

There are certain risks related to sales by Cornell Capital Partners, including:

•	The outstanding shares are issued based on discount to the market rate. As a result, the lower the stock price is at the time Cornell Capital is issued shares, the greater the chance that Cornell Capital will receive more shares. This could result in substantial dilution to the interests of other holders of common stock.

•	To the extent Cornell Capital sells its common stock, our common stock price may decrease due to the additional shares in the market. This could allow Cornell Capital to sell greater amounts of common stock, the sales of which would further depress our stock price.

•	The significant downward pressure on the price of our common stock as Cornell Capital sells material amounts of shares could encourage short sales by others to the extent permitted by applicable law. This could place further downward pressure on the price of our common stock.

STICHTING GEMEENSCHAPPELIJK BEZIT LTC. Stichting Gemeenschappelijk Bezit LTC (“Stichting LTC”) is an entity controlled by Arch Hill Capital, a controlling stockholder of the Company. All of the securities owned by Stichting LTC are beneficially owned by Arch Hill Capital. The securities were issued by the Company in private financing transactions with Arch Hill Capital or affiliated entities, including the 2004 Private Placement, and subsequently transferred to Stichting LTC.

NORTH COAST SECURITIES CORPORATION. North Coast Securities Corporation (“North Coast”) served as placement agent for the Company in the Company’s private placement of units closed from August 2004 through January 2005 (the “2004 Private Placement”). As partial consideration for services rendered as placement agent in the 2004 Private Placement, the Company paid North Coast a fee of warrants to purchase up to 948,838 shares of Company common stock. The warrants are held by North Coast and affiliated persons.

North Coast also served as placement agent for the Company in the Company’s private placement of units closed from May 2005 through July 2005 (the “2005 Private Placement”). As partial consideration for services rendered as placement agent in the 2005 Private Placement, the Company paid North Coast a fee of warrants to purchase up to 596,000 shares of Company common stock. The warrants are held by North Coast and affiliated persons.

WARRANT HOLDER. One selling stockholder included in the registration statement of which this prospectus forms a part was issued warrants for services rendered to the Company to purchase up to 300,000 shares of Company common stock.

PRIVATE PLACEMENT STOCKHOLDERS. All other selling stockholders included in the registration statement of which this prospectus forms a part were subscribers in our 2004 Private Placement, 2005 Private Placement and 8% Note placement.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we will receive the proceeds from the sale of shares of common stock to Cornell Capital Partners under the Standby Equity Distribution Agreement. The purchase price of the shares purchased under the Standby Equity Distribution Agreement will be equal to 98% of the lowest volume weighted average price of our common stock on the Over-the-Counter Bulletin Board for the five days immediately following the notice date. In addition, the Company may receive proceeds upon the exercise of outstanding warrants covered by this prospectus, which will be used for working capital purposes.

For illustrative purposes only, we have set forth below our intended use of proceeds for the range of proceeds indicated below to be received under the Standby Equity Distribution Agreement. The table assumes estimated offering expenses of $100,000 and commitment fees of 5% of the gross proceeds raised under the Standby Equity Distribution Agreement.

GROSS PROCEEDS:	$5,000,000	$10,000,000	$15,000,000
NET PROCEEDS:	$4,650,000	$9,400,000	$14,150,000
USE OF PROCEEDS:
General Working Capital	$2,150,000	$6,900,000	$11,650,000
Repayment of Debt	$2,500,000	$2,500,000	$2,500,000

TOTAL:	$4,650,000	$9,400,000	$14,150,000

STANDBY EQUITY DISTRIBUTION AGREEMENT

SUMMARY. On March 11, 2005, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, LP pursuant to which we may, at our discretion, periodically sell to Cornell Capital shares of our common stock for a total purchase price of up to $15,000,000. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital will pay us 98% of the lowest volume weighted average price of our common on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the date we deliver a notice requiring Cornell Capital to purchase our shares under the Standby Equity Distribution Agreement. The volume weighted average price is calculated automatically by Bloomberg L.P., a reporting service, and is calculated by multiplying the number of our shares sold on a given day by the actual sales prices and adding up the totals. Cornell Capital is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors Management, LLC.

Further, Cornell Capital will retain a fee of 5% of each advance under the Standby Equity Distribution Agreement. In addition, we engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. For its services, Newbridge received a fee of 66,667 shares of our common stock. In connection with the Standby Equity Distribution Agreement, Cornell Capital received a commitment fee of 2,922,078 shares of our common stock. The Company is registering 250,000,000 shares of common stock for the Standby Equity Distribution Agreement pursuant to this registration statement. The costs associated with this registration will be borne by us. There are no other significant closing conditions to draws under the Standby Equity Distribution Agreement.

STANDBY EQUITY DISTRIBUTION AGREEMENT EXPLAINED. Pursuant to the Standby Equity Distribution Agreement, we may periodically sell shares of common stock to Cornell Capital to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every five trading days. A closing will be held one trading day after the end of each pricing period at which time we will deliver shares of common stock and Cornell Capital will pay the advance amount requested by us.

We may request advances under the Standby Equity Distribution Agreement once the underlying shares are registered with the SEC. Thereafter, we may continue to request advances until Cornell Capital has advanced $15.0 million or 24 months after the effective date of the registration statement, whichever occurs first.

The amount of each advance is limited to a maximum draw down of $200,000 every five trading days and the aggregate amount of advances may not exceed $800,000 in any 30-day period. The amount available under the Standby Equity Distribution Agreement is not dependent on the price or volume of our common stock. Our ability to request advances is conditioned upon us registering the shares of common stock with the SEC. In addition, we may not request advances if the shares to be issued in connection with such advances would result in Cornell Capital owning more than 9.9% of our outstanding common stock.

There are certain conditions to our right to request an advance. These conditions include:

•	maintaining our authorization for quotation on the OTC-BB;

•	having an effective registration statement related to the stock to be issued;

•	the absence of a stop order or other action adversely affecting the registration statement;

•	no events shall have occurred that would require us to file a post-effective amendment to the effective registration statement; and

•	the advance will not cause Cornell Capital to beneficially own more than 9.9% of our outstanding common stock.

Cornell Capital is permitted to terminate the Standby Equity Distribution Agreement if (i) there is a stop order or suspension of the effectiveness of the registration statement for 50 trading days or (ii) we fail to materially comply with certain covenants, which include the following:

•	maintaining a quotation of the common stock on the OTC-BB;

•	maintaining our status as public company under Section 12(g) of the Exchange Act;

•	delivering instructions to the transfer agent to issue shares in connection with an advance notice;

•	notifying Cornell Capital of events impacting the registration of the stock to be issued, including the issuance of a stop order;

•	issuing stock or convertible securities at a price not less than the market price of our common stock on the date of issuance except as otherwise permitted by the Standby Equity Distribution Agreement; and

•	not merging or consolidating us with another company where the acquiring entity does not assume our obligations under the Standby Equity Distribution Agreement.

We cannot predict the actual number of shares of common stock that will be issued pursuant to the Standby Equity Distribution Agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Furthermore, we have not determined the total amount of the advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. Assuming we issue shares of common stock being at a price of $0.06 per share and draw down on the entire Standby Equity Distribution Agreement, we would issue 250,000,000 shares of common stock to Cornell Capital for gross proceeds of $15.0 million. These shares would represent approximately 69% of our currently outstanding common stock upon issuance, assuming no other shares were issued.

Proceeds used under the Standby Equity Distribution Agreement will be used in the manner set forth in the “Use of Proceeds” section of this prospectus. We cannot predict the total amount of proceeds to be raised in this transaction because we have not determined the total amount of the advances we intend to draw.

We expect to incur expenses of approximately $100,000 in connection with this registration, consisting primarily of professional fees. In connection with the Standby Equity Distribution Agreement, we paid Cornell Capital Partners a one-time commitment fee of 2,922,078 shares of common stock. In addition, we issued 66,667 shares of common stock to Newbridge Securities Corporation, a registered broker-dealer, as a placement agent fee.

PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchase by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately-negotiated transactions;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing of options on the shares;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

The selling stockholders or their respective pledgees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholders will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. Cornell Capital Partners and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, are deemed “underwriters” as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholders has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

If a selling stockholder notifies us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

INDEMNIFICATION. We have agreed to indemnify the selling stockholder, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholder or their respective pledgees, transferees or other successors in interest, may be required to make in respect of such liabilities. The selling stockholders have agreed to indemnify us against certain losses, claims, damages and liabilities, including liabilities under the Securities Act, including any untrue statement of a material fact contained in this prospectus or an omission to state any material fact necessary to make the statements in this prospectus not misleading.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Lithium pursuant to the foregoing, or otherwise, Lithium has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

STATUTORY UNDERWRITER. Cornell Capital Partners is an “underwriter” within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Standby Equity Distribution Agreement. Cornell Capital Partners will pay us 98% of the lowest volume weighted average price of our common stock on the Over-the-Counter Bulletin Board or other principal trading market on which our common stock is traded for the five days immediately following the advance date. Cornell Capital Partners will retain 5% of the proceeds received by us under the Standby Equity Distribution Agreement and received a one-time commitment fee on March 11, 2005 in the form of 2,922,078 shares of common stock under the Standby Distribution Equity Agreement. The 5% retainage and commitment fee in the form of

2,922,078 shares of common stock are underwriting discounts. In addition, Lithium engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. For its services, Newbridge Securities Corporation received 66,667 shares of Lithium’s common stock on March 11, 2005 under the Standby Distribution Equity Agreement.

Cornell Capital Partners was formed in February 2000 as a Delaware limited partnership. Cornell Capital Partners is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital Partners does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing our common stock.

BLUE SKY LAWS. Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

COSTS OF REGISTRATION. We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. If any of these other expenses exists, Lithium expects the selling stockholders to pay these expenses. We have agreed to indemnify Cornell Capital Partners and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $100,000, as well as retention of 5% of the gross proceeds received under the Standby Equity Distribution Agreement. In addition, Lithium engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. For its services, Newbridge Securities Corporation received 66,667 shares of Lithium’s common stock under the Standby Distribution Equity Agreement. The offering expenses consist of: a SEC registration fee of $5,179, printing expenses of approximately $10,000, accounting fees of approximately $20,000, legal fees of approximately $60,000 and miscellaneous expenses of approximately $4,821. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of common stock under the Standby Equity Distribution Agreement. In addition, we may receive proceeds upon the exercise of outstanding warrants covered by this prospectus.

REGULATION M. The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock is traded in the over-the-counter market, and “bid” and “asked” prices in the common stock are quoted on the NASD OTC Electronic Bulletin Board under the symbol “LTHU”. The following table sets forth certain information with respect to the high and low bid prices for our common stock as of the close of each of the calendar quarters of 2003, 2004 and the first quarter of 2005. Such quotations reflect inter-dealer prices, without retail mark-ups, mark-downs or commissions, and may not represent actual transactions.

	Bid Prices for Common Stock
	High	Low
2005
Second Quarter	0.0950	0.0510
First Quarter	0.3900	0.0720

2004
Fourth Quarter	0.4500	0.1500
Third Quarter	1.6500	0.3800
Second Quarter	2.9500	1.0100
First Quarter	3.2500	1.8500

2003
Fourth Quarter	2.6000	1.8000
Third Quarter	2.6000	1.5000
Second Quarter	2.0000	1.2000
First Quarter	2.4000	1.4000

On July 15, 2005, the last sale price quoted on the OTC Bulletin Board was $0.07. As of July 15, 2005, there were approximately 1,030 holders of record of our common stock.

We have never paid cash dividends on our common stock and do not presently anticipate paying cash dividends in the foreseeable future. It is anticipated that earnings, if any, will be retained for use in our business for an indefinite period. Payments of dividends in the future, if any, will depend on, among other things, our ability to generate earnings, our need for capital, and our financial condition. Our ability to pay dividends is limited by applicable state law. Declaration of dividends in the future will remain within the discretion of our Board of Directors, which will review the dividend policy from time to time.

DESCRIPTION OF BUSINESS

OVERVIEW

We are engaged in ongoing development and pilot-line production, in both the United States and Germany, of large format lithium-ion rechargeable batteries to be used as new power sources in emerging advanced applications in the national security, transportation and stationary power markets. With higher energy density, lighter weight, smaller volume, longer operational life and greater cost effectiveness, we believe that lithium batteries are especially compatible with rapidly emerging developments in these markets.

We further believe that our unique large format flat and cylindrical battery designs provide a special advantage for national security, transportation and stationary power applications. Our mission is to become a leading player in the development and commercialization of advanced and unique rechargeable lithium battery technology and products for advanced national security, transportation and stationary power applications. We believe there are fundamental changes underway with respect to the advanced global market in each of these application areas. Our business model also includes the licensing of our technology and other collaborative efforts with third parties.

As a result of our involvement with the military market over the past year, we have identified customers and segments that are actively pursuing new battery technologies. Particularly interesting areas include unmanned aerial vehicles (known as UAVs), and unmanned underwater vehicles (known as UUVs). Several customers that we had previously sampled have now reached beta test levels of our battery technologies, generally the last stage of testing. In addition, previously identified opportunities in rockets are also proceeding to beta testing and certification. In most instances, our potential customers are providers to the U.S. Military of new high tech systems and not the U.S. Government directly. We recently delivered a very large battery for a commercial high altitude communications airship. We recognized and collected approximately $23,000 in revenues associated with this order in 2004 and we have recognized another $23,000 in 2005 for this system.

Our efforts during 2004 in the high tech military area have resulted in the US operations receiving over $1,000,000 in Small Business Innovative Research (known as SBIR) contracts or sub-contacts going forward in 2005 and beyond. In the process, we have created collaborative relationships for the development of the next generation cathode materials. We are partnering with them on a US Army Tank-Automotive Research, Development and Engineering Center (known as TARDEC) work directive for ‘Future Combat Systems Manned Ground Vehicle HEV’ and a NASA contract for ‘Advanced Batteries for Space’. We have partnered with a builder of unmanned underwater vehicles on a contract for Advanced Pressure Tolerant Batteries.

We have also received SBIR contracts for ‘Lithium Batteries for Strategic Missile Flight Testing’ and Advanced Lithium Ion Battery Manufacturing’. We also have several other small SBIR subcontract and commercial contracts.

Outside the U.S., we have a number of specific military opportunities in Europe, including submarine batteries in two countries and a classified application for the British Ministry of Defense. We have also moved forward with a commercial security application to beta test.

In the transportation market, the rapidly increasing cost of petroleum-based fuels is accelerating the move to hybrid vehicles. Toyota Motor Corporation and Honda Motor Company continue to show significant growth in the sale of their Hybrid Electric Vehicles (known as HEVs). In 2004, Ford Motor Company negotiated a license agreement with Toyota to utilize its hybrid-electric technology. In 2004, we delivered 42-volt prototypes to the US Advanced Battery Consortium (The U.S. “Big 3” Automakers + Department of Energy) and a lithium-ion prototype HEV module to the European consortium. Penn State University took second place in the Ford Future Truck Competition with a hybrid Ford Explorer using 150 of our 27 Amp-hour (known as Ah) flat cells. We have additional orders from Penn State and University of Texas for this year’s competition. The stationary power market showed slow advancement in 2004 due to pricing and capital issues. Rack-mounted lithium ion batteries for mission critical applications throughout various industries (including telecommunications and computers) were introduced and we are working with a major battery manufacturer on such a product.

We have spent over $60 million advancing our technologies, and we believe we are in a position to develop, manufacture and sell, as well as license our technology for, highly reliable, cost-effective advanced lithium-ion rechargeable batteries to each of the market segments described above.

Our corporate headquarters are located at Plymouth Meeting, Pennsylvania. We have two operating locations-Plymouth Meeting, Pennsylvania and Nordhausen, Germany. Our strategic business plan incorporates a unified approach by our two locations to overall business strategy; technology research and development; product development; procurement; production; market and competitive analysis; customer contact plans; marketing; public relations/investor relations; sales; distribution; securing future joint venture relationships for manufacturing and distribution; future resource needs; and financial matters.

We manufacture and sell the GAIA® product line of hermetically sealed lithium-ion rechargeable cells and batteries. Our product portfolio includes large format, high power cells ranging from 4 to 45 Amp-hours, with discharge capabilities to 30C designed for HEV and military applications, and high energy cells from 5 to 60 Amp-hours for various applications. Cells are manufactured in both cylindrical and flat form factors and employ proprietary extrusion, design and assembly technology. We assemble custom large batteries complete with electronics (battery management systems) and on-board communication for the national security, transportation and stationary power markets.

Over the past year, we have moved from the product and process development and refinement stage to the early production stage. Efforts have been refocused on producing larger, more consistent runs of standardized cells. We have established several standardized modular battery assembly designs which facilitate the construction of custom batteries. We are beginning to receive feedback from actual field testing.

The lithium ion battery market is rapidly expanding and maturing. Lithium ion batteries are becoming more widely known and accepted resulting in accelerating market growth. We are benefiting from this expansion of new product applications by being able to be involved in the initial design of these applications rather than competing directly with low cost mass-market 18650 cells from Asia. This market expansion is also driving material suppliers to develop higher energy, lower cost and safer products. Increasing volumes of production are being shifted to China and this continues to put downward pressure on pricing. Some of our Asian competitors have introduced high power cells and large formats which emphasizes our need to ramp up quickly and provide custom solutions to capture market share. Our sales and marketing efforts are focused on markets where we can obtain a premium by being a domestic supplier, providing a better product and better service and co-developing custom solutions for new emerging high tech products. Our business plan does not incorporate mass commercial markets in the immediate future from our existing facilities. Entry into these large volume markets is projected though the licensing of our technology and collaborative efforts with third parties.

DEVELOPMENT AND COMMERCIALIZATION PLAN

GENERAL

The combination of the LTC and GAIA operations in 2002 created a unique advanced battery company. We believe that the combination of LTC’s novel and proprietary electro-chemistry and GAIA’s patented lower cost extrusion-based manufacturing process gives us a competitive edge in technology and products.

With our large-format rechargeable lithium-ion and lithium polymer batteries, we are addressing the national security, transportation, and stationary power markets. We believe that our battery technology and products are superior to other battery technologies and products and that we have only limited competition in North America and Europe for large-format rechargeable lithium batteries. Thus, we believe we are well-positioned to capitalize upon business opportunities in these target markets. We have scaled up a number of products under the GAIA brand name aimed at specific market requirements, and there has been a growing demand for our batteries.

Compared to other battery technologies and products, rechargeable lithium batteries are one-third of the weight and one-half the volume of lead acid batteries and one-half the weight and two-thirds the volume of nickel metal hydride batteries. Moreover, we believe that our technology offers a wide range of product and process advantages when compared to the technology of other rechargeable lithium-ion battery manufacturers.

On the product side, our proprietary large-format GAIA batteries are easily customizable — both in cylindrical or flat form factors — to suit various size, shape and performance demands. The modularity of common building block cells allows for maximum design flexibility in building batteries to meet Original Equipment Manufacturers (known as OEMs) customer requirements. Superior product performance is achieved through high power density electro-chemistries that enable high rate discharging and fast charging, as well as a very broad range of operating temperatures (-40°C to +55°C).

On the production side, equipment at the GAIA Europe plant at Nordhausen embodies our patented low-cost, environmentally friendly extrusion process. This simplified and highly effective extrusion technique provides a significant improvement in volume manufacturing operations when compared to the processes used by other lithium-ion battery manufacturers around the world.

Our near-term strategy is to focus on the high tech military sub-contractor market to ramp up sales at a rate consistent with our capital expansion program to increase capacity while maintaining a premium selling price. The high tech military market is large and less price sensitive than other markets and we have found an immediate demand for our technology and products. We have established relationships with military contractors developing new high tech equipment requiring advanced power sources.

We believe that the military market will provide the bulk of our near term revenues, however, over the longer term, we expect that transportation applications (hybrid electric vehicles and other custom batteries for autos, trucks, buses, etc.) and stationary or back-up power applications (telephone companies, corporate data centers, cell sites, etc.) will provide market opportunities for our technology and products going forward. For these market opportunities, we will seek to enter into joint venture arrangements with established major battery companies to capitalize on our technology and products for these target market segments.

TARGET MARKETS

We plan to leverage our expertise in high power and large battery assemblies to commercialize advanced lithium batteries as a new power source in the national security systems, transportation and stationary power markets with a particular focus on the U.S. and European geographic market segments.

National Security applications demand high power output, broad operating temperatures, low weight, small size, rapid charging and thousands of recharge cycles. Performance is more important than price in the National Security market and the market need is growing quickly.

Transportation applications reflect a growing need for long-life, durable high power storage for HEV and fuel cells. While this is a small market today, we believe it has mass market potential for the future. Military and heavy duty vehicle OEMs have been early adopters of new technology and are among the first customers for large-format lithium-ion batteries.

Stationary Power applications require high-reliability power for telecommunications, computers and other mission critical applications. We believe this presents a very large potential market. Growing dependence on electrical power worldwide drives the demand for high quality and readily available back-up power.

NATIONAL SECURITY MARKET

The US and its allies are changing the military landscape. The trend is from infantry divisions to many small, rapidly deployed units using extensive power-intensive electronics. There are numerous requirements for advanced power sources in a variety of applications:

•	Unmanned reconnaissance and combat support systems — airborne, ground, underwater

•	Remotely controlled surveillance, detection and demolition robots

•	Satellite, surveillance and communications systems

•	Manned combat support vehicles — land-based and underwater

•	“Land Warrior” (night goggles, communications equipment, Global Positioning Satellites (known as GPS) computers, handheld spotlights, etc.)

•	“Silent Watch” (stealth operations)

We believe that:

•	Large-format Lithium-ion batteries offer key advantages over competing technologies for various military applications

•	There are a variety of existing applications for our battery products, particularly retrofitting into existing cavities/packs:

•	US Military and NATO Allies seek to replace primary batteries with rechargeable batteries — US Army Communications & Electronics Command (known as CECOM) initiative

•	US Military seeks lighter weight automotive batteries for military vehicles to reduce air transport weight

•	There are developing applications and trends which demonstrate a growing need for advanced batteries in a number of areas:

•	US Department of Defense Future Combat Systems Program is defining numerous unmanned vehicle applications that will require advanced rechargeable batteries

•	US Army Tank & Armaments Command (known as TACOM) is developing HEV platforms to reduce fuel consumption (supply line problem)

•	TACOM is developing electric vehicle platforms to reduce emissions on military bases

•	Unmanned Aerial Vehicles need advanced batteries for surveillance and ordinance delivery

•	Military Robotics need advanced batteries

•	Navy submarines and All Electric Ship Applications need advanced batteries

•	Unmanned underwater vehicles need pressure tolerant (flat) cells.

TRANSPORTATION MARKET

A fundamental shift is underway to add increasing quantities of electronics to conventional vehicles. Hybrid Electric Vehicles are gaining increasing market acceptance. Existing nickel-metal hydride batteries are heavy, expensive, and intolerant of temperature variations. Present niche OEM markets include heavy-duty vehicles, buses, trucks and military vehicles as early adopters of new technology. We believe our GAIA batteries can meet the required specifications.

The market today for All-Electric Vehicles (known as EVs) is limited to small special purpose vehicles. We believe that our GAIA batteries are well-suited for these applications.

We believe that:

•	Large-format lithium-ion batteries offer key advantages over competing technologies for various transportation applications

•	There are existing niche market applications for our products, including:

•	Opportunities for 12-V Starting-Lighting-Ignition and Auxiliary Batteries

•	HEV and EV experimental trucks and buses

•	Racing cars and motorcycles

•	Marine applications

•	Developing applications and trends will increase the demand for advanced battery systems for the following in the future:

•	New higher voltage power net systems in automobiles

•	Heavy duty HEVs for buses, taxis and truck fleets (shorter development time and ideal proving platform for batteries)

•	Mid-size pickup trucks, electric bikes (for military or law enforcement usage), highway capable EVs

•	HEVs for automotive OEMs

•	Over the longer term, lithium-ion batteries will work in tandem with fuel cells

•	Our GAIA batteries are well-suited for the developing transportation market applications

STATIONARY POWER MARKET

A growing dependence on digital devices for mission critical applications drives the demand for back-up power and uninterrupted high quality power. This is a very cost-sensitive market and the life cycle value of lithium ion batteries over lead acid batteries is a key market advantage.

Uninterruptible Power Systems (known as UPS) are public utility back-up systems that do not operate continuously or feed back into the power grid. They generally consist of batteries or banks of batteries that provide power while the grid supply is inoperative and until it is restored. The demand for commercial and industrial UPS applications has tracked the increasing dependence of business on computerized systems. UPS users are seeking more reliable, robust, longer-life and lower maintenance batteries. Communications and data processing infrastructure systems are a specific subset of UPS that need uninterruptible quality power for assured continuity of operations. Applications include telephone landline Points of Presence (known as POPs), cell sites, cable television, internet service sites, data centers, and remote locations.

Distributed power systems generally consist of small, continuously operating, self-contained power generating units. These systems often employ high power batteries or capacitors for power control and conditioning functions, and a low power battery for energy storage. These units are privately owned by companies other than public utility companies – such as telecommunications companies, industrial firms, hospitals, universities, broadcast networks and data centers – and government installations. These power users have determined that they cannot always rely on the power grid to meet their power reliability and quality needs. The energy storage component of distributed power systems currently consists of older battery technology, and there is a demand for advanced, low maintenance, long-life high performance batteries.

In the stationary power market we believe that GAIA products offer higher power and longer life at a lower life cycle cost than current solutions, particularly lead acid batteries. Specifically, we believe that GAIA products offer broader operating temperatures, increased flexibility and lower maintenance and operating costs to telecommunications, cellular, cable television, Internet, and remote users.

We believe that:

•	Large-format lithium-ion batteries offer key advantages over competing technologies

•	There are existing applications where advanced batteries are needed:

•	Telecom: lower cost of cooling/heating the facilities; less maintenance; remote monitoring.

•	Solar: less maintenance, longer battery life.

•	UPS: space/weight savings, higher reliability, less maintenance, longer life and lower life cycle cost.

•	The developing applications and trends reflect increasing market opportunities for advanced batteries in the future:

•	New wireless network installations with lower cost infrastructure

•	Heightened awareness of need for backup systems following 2003 blackout in Northeastern US

•	Wind and solar power

PATHS TO MARKETS

Our intended paths to the various markets are to:

•	Obtain funded development contracts

•	Sell directly to military sub-contractors and niche customers

•	Sell to OEMs in the national security, transportation and stationary power markets

•	Design to customer specifications

•	Prototype and advanced product development (customer funds development and pilot production)

•	Produce small-volume requirements in-house

•	Establish relationships with major battery manufacturers for large-scale production to meet mass market requirements, including technology licensing, joint ventures and partnerships

•	Sell products manufactured by joint ventures, partnerships and technology licensees

MILESTONES

In 2002, we delivered a 42-volt automotive battery prototype to BMW under the auspices of the Astor Consortium of seven European auto manufacturers, and in January 2004 delivered a hybrid electric vehicle module to the Astor Program. Over the past twelve months, we have shipped our large-format GAIA batteries and cells to a variety of customers under firm purchase orders, including:

•	A defense systems integrator for a classified UK military application

•	An electric bike OEM for a classified military application

•	A defense contractor for an Unmanned Aerial Vehicle application

•	A nuclear power industry OEM for a portable radiation detector

•	A phase II feasibility study from a leading submarine builder for a NATO Navy submarine application

•	A leading aerospace contractor for missile and other application evaluations

•	High-end European car manufacturers, including one of the world’s leading sports car manufacturers

•	A heavy-duty vehicle OEM

•	The US Advanced Battery Consortium

•	Penn State University for an HEV application in a future truck competition entry which finished in second place

•	A commercial high altitude airship developer

•	A commercial security robot manufacturer

•	A development contract for a submarine battery

•	Various SBIRs and contracts for materials evaluation and cell development

TECHNOLOGY OVERVIEW

Our rechargeable lithium battery technology base dates back to 1983. Since 1983, LTC has evaluated a wide array of lithium-ion cell designs covering a broad spectrum of applications.

These evaluations have involved coating a wide variety of electrode materials, including those for lithium-ion liquid, lithium metal and lithium polymer chemistries, onto a variety of substrates, including solid foils, expanded metal grids and fiber webs. We have engaged in high-yield pilot line operations since 1996. Over the last eight years, certain manufacturing steps were adapted to our pilot line to accommodate these new techniques. These factors have allowed us the flexibility to match the battery design to the application. In recent years, we have extended our experience to the assembly of full batteries complete with battery management systems. In 1997, we began focusing on unique large footprint flat cells and large battery assemblies comprised of stacked cells and control circuitry.

GAIA began as a venture business based upon proprietary, novel manufacturing technology in 1996. GAIA has developed technology to continuously extrude lithium-ion polymer electrodes and the separator that contains the final electrolyte solution. This simplifies the manufacturing process by eliminating process steps such as drying coatings, extraction of plasticizer, and cell activation with electrolyte solution. The result is a liquid-free process that operates at lower cost and with minimal emission of organic solvents. GAIA Europe unit’s plant is a modern facility with state-of-the-art automated equipment for extrusion/coating, lamination, winding, packaging and formation/testing.

In 2000, after four years of development, the GAIA team of experienced industrial managers, battery development engineers and production engineers, succeeded in advancing our GAIA Europe unit’s lithium polymer technology to the pilot production stage. By the end of 2001, the GAIA Europe unit had developed two new types of cylindrical cells which will be used in HEV batteries and in national security applications.

Our lithium-ion and lithium polymer batteries encompass both thin, flat prismatic cells and large wound cylindrical cells. Our proprietary technology includes critical composition, processing, and packaging aspects of the battery. We also have experience in cell and battery manufacturing processes. Our coating, lamination and extrusion know-how enables us to achieve uniformity and consistency through a range of application techniques. We have the ability to handle large footprint cells and assemble cells into large battery stacks. In addition, we are familiar with many coating, lamination, extrusion, assembly, packaging, and formation equipment suites, which can be scaled up for large volume operations.

Currently our electrodes are extruded and laminated on to foil current collectors. Work is ongoing to streamline the operation to an extrusion coating directly on to foil. The resulting components are then wound and/or laminated together into thin, lightweight, flexible form factor polymer cells and packaged in either flat or cylindrical cell geometries. Batteries for the military, consumer, transportation, and industrial markets require different electro-chemical systems that we believe can be easily accommodated by our extrusion process. We also believe that our extrusion process can be applied to producing supercapacitators and electrodes for fuel cells.

The technological advantages of lithium-ion over other chemistries are as follows:

•	Versus lead acid:

•	Lithium-ion is 1/3 the weight and 1/2 the volume

•	Better suited to pulse power generated by regenerative braking (HEVs and EVs)

•	Wider range of temperature tolerance

•	No deterioration of capacity when kept at a low state of charge

•	Versus nickel-metal hydride:

•	Lithium-ion is 1/2 the weight and 2/3 the volume

•	Wider range of temperature tolerance

•	Better suited to pulse power generated by regenerative braking (HEVs and EVs)

•	Less heat generation

•	Less complex batteries and therefore less prone to failure (lithium-ion operates at 3.6 volt versus 1.2 volt for nickel-metal hydride and therefore requires one-third the number of cells in order to attain the same voltage)

We believe that our GAIA cells and batteries have the following differentiators:

•	Largest and highest power commercial cells in the Western hemisphere.

•	Common cell designs to allow for customizing sizes, shapes and performance demands

•	Good operating temperature range from -40°C to +55°C

•	Proprietary chemistry and technical design for superior performance, safety and long operating life

•	Low internal resistance allows for high power output and rapid charging with limited heat generation

•	Many thousands of charge/discharge cycles (between 30 and 80 % depth of discharge)

•	Proprietary manufacturing process

•	Low cost extrusion and assembly allows scalability and opportunity for high gross margins

•	Environmentally friendly (no solvents)

Our GAIA Europe plant employs a proprietary extrusion-based process (versus solvent-based processes used by competitors) in the manufacturing of our rechargeable large-format lithium-ion batteries. This environmentally-friendly proprietary process reduces the costs of raw materials, labor, energy and capital in comparison to solvent-based production processes.

COMPETITION

Competition in the battery industry is, and is expected to remain, intense. The lithium ion battery market is rapidly expanding and maturing. Lithium ion batteries are becoming more widely known and accepted resulting in accelerating market growth. We are benefiting from this expansion of new product applications by being able to be involved in the initial design of these applications rather than competing directly with low cost mass-market 18650 cells from Asia. This market expansion is also driving material suppliers to develop higher energy, lower cost and safer products. Increasing volumes of production are being shifted to China and this continues to put downward pressure on pricing. Some of our Asian competitors have introduced high power cells and large formats which emphasizes our need to ramp up quickly and provide custom solutions to capture market share. Our sales and marketing efforts are focused on markets where we can obtain a premium by being a domestic supplier, providing a better product and better service and co-developing custom solutions for new emerging high tech products. Our business plan does not incorporate mass commercial markets in the immediate future from our existing facilities. Entry into these large volume markets is projected though the licensing of our technology and collaborative efforts with third parties.

In our target markets of transportation and stationary power systems, the principal competitive technologies are currently lead acid and nickel-metal hydride. We believe that lithium-ion and lithium polymer batteries will enter specific niches of this segment of the rechargeable battery market in the near future. We believe that lithium-ion and lithium polymer batteries will compete in the HEV market which requires constant deep cycle charge and discharge, high rate regenerative braking and operation over a wide range of temperatures. We also believe that there will be certain limited niches in the stationary power market where new products will be able to compete based upon superior performance and energy density.

The rechargeable battery industry consists of major domestic and international companies, many of which have financial, technical, marketing, sales, manufacturing, distribution and other resources substantially greater than ours. We compete against companies producing lithium batteries as well as other primary and rechargeable battery technologies. Our primary competitors in the national security market are: Saft, Eagle-Pitcher, The Yardney Technical Products, Inc. and Ultralife Batteries, Inc. Our primary competitors in the Transportation Market are: Johnson Controls, Inc., Exide Technologies, Saft, Panasonic EV Energy Co., Ltd., The Sanyo Group of Companies, Delphi Automotive Systems, and Trojan Battery Company. Our primary competitors in the stationary power market are EnerSys, Inc., C&D Technologies, Inc. and Avestor.

DEVELOPMENT CONTRACTS AND RESEARCH GRANTS

We had revenue from development contracts and prototype sales of $766,000 and $229,000 for the years ended December 31, 2004 and 2003, respectively and $142,000 and $87,000 for the quarters ended March 31, 2005 and 2004 respectively. In addition, we received a total of $435,000 and $885,000 from foreign government subsidies (research grants) for the years ended December 31, 2004 and 2003, respectively and $1,000 and $14,000 for the quarters ended March 31, 2005 and 2004 respectively. The GAIA Europe unit had one technology research grant in 2005. The end-date for this grant was April 30, 2005.

INTELLECTUAL PROPERTY

PATENTS AND PROPRIETARY INFORMATION

As of July 15, 2005, 29 patents have been issued to LTC and LTC has four patent applications pending in the U.S. LTC also pursues foreign patent protection in countries of interest. LTC has been granted three foreign patents and has seven patent applications pending in foreign countries. DILO Trading holds patents for which the intellectual property was developed by DILO Trading in collaboration with GAIA. DILO Trading has granted GAIA the right to use these patents. As of July 15, 2005, five patents have been issued to DILO Trading and DILO Trading has 40 patent applications pending in Europe. Although we believe that the pending patent applications will be granted, no assurance to this effect can be given.

We also have proprietary knowledge that is in the patent disclosure stage or that we protect as trade secrets. Our early patents relate to materials and construction for lightweight solid-state rechargeable batteries. Our later patents and applications relate to improvements to the technology contained in the first patents or to other key aspects of rechargeable lithium battery technology. The earliest any of our patents expires is 2005. There is no current or, to our knowledge, threatened litigation regarding our patents.

We also rely on unpatented proprietary information to maintain and develop our commercial position. Although we seek to protect our proprietary information, there can be no assurance that others will not either develop independently the same or similar information or obtain access to our proprietary information. In addition, there can be no assurance that we would prevail if we were to challenge intellectual property rights claimed by third parties that we believed infringed upon our rights or that third parties will not successfully assert infringement claims against us in the future.

Our employees are required to enter into agreements providing for confidentiality and assignment of rights to inventions made by them while employed by us. There can be no assurance that these agreements will be enforceable by us.

LICENSING RELATIONSHIPS AND RELATED MATTERS

We have entered into a cross-license with Valence Technology Corporation with respect to rights relating to U.S. Patent No. 4,997,732 held by Valence (Battery in a Vacuum Sealed Enveloping Material and Process for Making the Same) and rights relating to U.S. Patent No. 5,057,385 held by us (Battery Packaging Construction) and granted certain license/distributorship option rights pursuant to a Japanese consortium technology development agreement entered into in 1996.

In connection with terminating LTC’s previously proposed merger with Ilion Technology Corporation (“Ilion”), we entered into cross licensing agreements with Ilion effective January 8, 2002, whereby worldwide, non-exclusive, royalty free, perpetual licenses were granted by each to the other with respect to certain specified technology. The license from us to Ilion covers all product designs, processing techniques and knowledge known to “those skilled in the art” whether or not patented or patentable which we owned or possessed on December 31, 2001 and have communicated to Ilion or was developed by us pursuant to the LTC-Ilion merger agreement, solely as the foregoing relates to the materials, design and architecture of lithium-ion/lithium-ion polymer batteries and excluding any of the foregoing as it relates to lithium metal polymer batteries and excluding any improvements to the technology after December 31, 2001. The license from Ilion to us covers all product designs, processing techniques and knowledge known to “those skilled in the art” whether or not patented or patentable which Ilion owned or possessed on December 31, 2001 and has communicated to us or was developed by us pursuant to the LTC-Ilion merger agreement, solely as the foregoing relates to the materials, design and architecture of lithium-ion/lithium-ion polymer batteries and excluding any improvements to the technology after December 31, 2001.

As part of the licensing arrangement with Ilion, we agreed not to duplicate Ilion’s High Power Device product or design or any other aspect of the high power device system that can be protected by patent or may not be determined by outside analysis and agreed to not enter the power conditioning reliability market until the earlier of two years after Proteus Power LLC (or its successor) enters commercial production and December 31, 2004. We do not believe that Ilion-Proteus has yet entered into commercial production of this product. Subject to the foregoing, we have the right to use known conventional construction designs which exist in the commercial marketplace outside of Ilion-Proteus.

In connection with the Share Exchange, LTC and GAIA entered into a Strategic Alliance Agreement (the “Strategic Alliance Agreement”). The Strategic Alliance Agreement covers technology sharing and licensing, among other matters. The Strategic Alliance Agreement provides that as determined in accordance with the rules of inventorship, LTC will have sole ownership of all inventions, patents, know-how, trade secrets, technical information, data, manufacturing processes, designs, ideas, and the like (“Technology”) invented, discovered or developed solely by our GAIA USA unit or its employees or agents prior to and during the term of the Strategic Alliance Agreement (“LTC Technology”) and GAIA will have sole ownership of all Technology invented, discovered or developed solely by our GAIA Europe unit, or its employees or agents prior to and during the term of the Strategic Alliance Agreement (“GAIA Technology”). LTC and GAIA will each own jointly and equally with the other all Technology invented, discovered or developed jointly by the two units, their employees or agents during the term of the Strategic Alliance Agreement (“Strategic Alliance Technology”).

Pursuant to the Strategic Alliance Agreement, LTC granted to GAIA a worldwide, non-sublicensable, royalty-free license of all LTC Technology and GAIA granted to LTC a worldwide, non-sublicensable, royalty-free license of all GAIA Technology. Neither party may sell, transfer, divest or license to any third party, any Strategic Alliance Technology or any interest in the Technology that is the subject of the foregoing licenses without the written consent of the other party.

Pursuant to the Strategic Alliance Agreement, each party will have full responsibility for the application, prosecution, and maintenance of patents and/or patent applications worldwide for those inventions which are solely owned by such party. Unless the parties determine otherwise, all patent applications relating to LTC Technology, GAIA Technology and Strategic Alliance Technology will be filed in the U.S. and Germany. LTC will be the owner of any resulting patents, approvals or licenses issued by any governmental entity relating to any LTC Technology. GAIA will be the owner of any resulting patents, approvals or licenses issued by any governmental entity relating to any GAIA Technology. LTC and GAIA will be co-owners on an equal basis, of any resulting patents, approvals or licenses issued by any governmental entity relating to any Strategic Alliance Technology. LTC and GAIA have the right to bring and maintain any appropriate suit or action for infringement of any patent or other right with respect to Technology owned by such party.

In addition to technology sharing and licensing matters, the Strategic Alliance Agreement covers joint production, marketing, sales and distribution activities and similar matters. Pursuant to the Strategic Alliance Agreement, LTC and GAIA have agreed to enter into mutually acceptable manufacturing, supply, and other agreements. Each party must adhere to specified accounting and internal financial controls and furnish to the other party specified financial information.

RAW MATERIALS

We purchase various raw materials for use in our batteries. Certain materials used in our products are available only from a limited number of sources. The industry currently has sufficient capacity to meet our needs. There is no assurance, however, that our sources will remain available or the currently adequate supply of raw materials will continue.

RESEARCH AND DEVELOPMENT

We devote substantial resources to technology development activities related to the development of our battery products. Our research has focused upon bringing existing available technology to viable commercial production for specific applications. The majority of our effort is directed towards product quality, process yield improvement, identifying alternative raw materials and supplies for use in our batteries, and cost reduction. We seek evolutionary improvements for cell and battery design, including controls. We evaluate new materials, which are not direct substitutes, for use in our batteries, but offer advantages such as cost, safety and performance.

We also investigate and develop patentable ideas in product design or processing that can offer added protection or licensing potential. We spent approximately $5,395,000 and $4,383,000 during the fiscal years ended December 31, 2004 and 2003, respectively and $1,570,000 and $1,211,000 for the quarters ended March 31, 2005 and 2004 respectively, on engineering, research and development activities. We expect that product development expenses will increase significantly as we continue to advance our battery technology and develop products for commercial applications.

EMPLOYEES

As of July 15, 2005, we employed a total of 12 full-time employees at GAIA USA, and 37 full-time employees at GAIA Europe. None of our employees at the GAIA USA unit or the GAIA Europe unit are represented by a labor union. We consider our employee relations to be good.

GOVERNMENT REGULATION, SAFETY, ENVIRONMENTAL COMPLIANCE

We are subject to the requirements of U.S. federal, state, local and non-U.S. environmental and occupational safety and health laws and regulations. These include laws regulating air emissions, water discharge and waste management. Although it is our intent to comply with all such requirements and regulations, there can be no assurance that we are at all times in compliance. Environmental requirements are complex, change frequently and have tended to become more stringent over time. Accordingly, there can be no assurance that these requirements will not change or become more stringent in the future.

As with any battery, our lithium-ion batteries can short when not handled properly. Due to the high energy and power density of lithium-ion batteries, a short can cause rapid heat buildup. Under extreme circumstances, this could conceivably cause a fire. This is most likely to occur during the formation and/or testing phase of our process. We incorporate safety procedures in our battery testing lab to minimize safety risks, although there can be no assurance that an accident in any part of our facilities where charged batteries are handled will not occur. Any such accident could require an internal investigation by our technical staff, causing delays in further development and manufacturing of our products, which could adversely affect our operations and financial condition.

Our manufacturing process incorporates pulverized solids, which can be toxic to employees when allowed to become airborne in high concentrations. We have incorporated safety controls and procedures into our pilot line manufacturing processes designed to maximize the safety of our employees and neighbors. Any related incident, including fire or personnel exposure to toxic substances, could result in significant production delays or claims for damages resulting from injuries, which could adversely affect our operations and financial condition.

Prior to commercial production of our batteries, we will seek to obtain approval of our products by one or more of the organizations engaged in product safety, such as Underwriters’ Laboratories. Such approvals could require significant time and resources from our technical staff and, if redesign were necessary, result in a delay in the commercialization of our products.

The U.S. Department of Transportation (USDOT) and the International Air Transport Association (IATA) have recently revised their regulations covering shipment of lithium ion batteries. Due to the size of our prototype HEV batteries, a permit is required to transport our lithium batteries from our manufacturing facility. Although similar batteries with other chemistries are routinely shipped from manufacturing facilities to all parts of the world, no assurance can be given that we will not encounter any difficulties in complying with new or amended USDOT or IATA regulations or regulations developed by other agencies such as the International Civil Aviation Organization or International Maritime Dangerous Goods.

DESCRIPTION OF PROPERTY

LTC leases a 12,400 square foot research and development facility at 5115 Campus Drive in Plymouth Meeting, Pennsylvania. This facility is leased pursuant to a Lease Agreement with PMP Whitemarsh Associates dated July 22, 1994, as amended. The facility is being leased under a one-year lease extension that commenced on April 1, 2005 and ends on March 31, 2006. The base annual rent under the lease is $153,000. This facility has sufficient space to meet the near-term needs of the GAIA USA unit. At the facility, we have a semiautomatic cell packaging and filling machine, coating equipment and lamination equipment, pieces of equipment critical to our ability to produce pilot quantities of batteries and to specify expansion and upgrading of continuous flow manufacture. Our corporate headquarters are located at the Plymouth Meeting, Pennsylvania facility.

GAIA owns a 176,000 square foot renovated research and development facility in the city of Nordhausen, Thuringia Germany. This facility has sufficient space to meet the near-term needs of the GAIA Europe unit and can be upgraded to increase production capacity from 1,000 to 3,600 watt-hours per day with a small investment of capital.

LEGAL PROCEEDINGS

We are not a party to any material legal proceedings.

CORPORATE MATTERS

Lithium Technology Corporation (“LTC”) is a Delaware corporation that was incorporated on December 28, 1995. LTC’s predecessor - Lithium Technology Corporation (a Nevada corporation previously named Hope Technologies, Inc.) - merged with and into LTC in a reincorporation merger that became effective on February 8, 1996. The executive office of LTC is located at 5115 Campus Drive, Plymouth Meeting, Pennsylvania 19462, telephone number: (610) 940-6090.

LTC holds 100% of the outstanding shares of GAIA Holding, B.V. a Netherlands holding company (“GAIA Holding”). GAIA Holding is a private limited liability company incorporated under the laws of the Netherlands on February 2, 1990, with a statutory seat at the Hague (the Netherlands) and office address at Parkweg 2, 2585 JJ, the Hague, the Netherlands.

GAIA Holding is the legal and beneficial owner of all of the issued and outstanding shares of Lithiontech B.V., a Netherlands company limited by shares that was formed on February 8, 1999 (“Lithiontech”). Lithiontech has the legal and beneficial ownership of all the issued and outstanding shares of DILO Trading AG, a Switzerland company limited by shares that was formed on September 11, 1975 (“DILO Trading”) and Lithiontech Licensing B.V., a Netherlands company limited by shares that was formed on February 8, 1999 (“Lithiontech Licensing”). DILO Trading holds patents for which the intellectual property was developed by DILO Trading in collaboration with GAIA. GAIA holds a license for all these patents.

GAIA Holding is the beneficial owner of all of the issued and outstanding shares of GAIA. Legal ownership of the outstanding shares of GAIA are held pursuant to certain Dutch and German trust agreements by two Netherlands entities (the “Nominal Stockholders”) for the risk and account of GAIA Holding. Based on the Dutch and the German trust agreements, the Nominal Stockholders are obliged to transfer the legal ownership of the shares in GAIA without any further payments to GAIA Holding to a third party designated by GAIA Holding on the demand of GAIA Holding. Pursuant to the trust agreements, GAIA Holding has the right to vote the shares of GAIA held by the Nominal Stockholders.

LTC and GAIA Holding, Arch Hill Ventures and the Nominal Stockholders are parties to an agreement (the “Share Transfer Agreement”) which provides that without LTC’s prior written consent, GAIA Holding may not directly or indirectly transfer or instruct any party to transfer the legal ownership of the shares of GAIA held by the Nominal Stockholders to any party other than to GAIA Holding and that upon LTC’s written direction, GAIA Holding will instruct the Nominal Stockholders to transfer the legal ownership of the shares of GAIA held by the Nominal Stockholders to GAIA Holding for no payment. The Share Transfer Agreement further provides that at such time as the parties determine that there would no longer be any possible adverse tax effect as a result of the transfer of the GAIA shares to GAIA Holding, then the legal ownership of the GAIA shares held by the Nominal Stockholders shall be transferred to GAIA Holding without any payment.

GAIA is a private limited liability company organized under German law on April 4, 1996. GAIA is located at Montaniastrasse 17, D-99734 Nordhausen/Thuringia, Germany, telephone number: 011 49 3631 616 670.

LTC holds 100% of the outstanding shares of Lithion Corporation, a Pennsylvania corporation that was incorporated on June 3, 1988.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this prospectus.

GENERAL

We are a development and pilot-line production stage company that develops large format lithium-ion rechargeable batteries to be used as a new power source for emerging applications in the national security, transportation and stationary power markets.

In 2002, we closed share exchanges in which we acquired a 100% interest in GAIA through our acquisition of 100% of the outstanding shares of GAIA Holding from Arch Hill Ventures, an entity controlled by Arch Hill Capital. In November 2004, Arch Hill Capital and Arch Hill Ventures transferred all LTC securities owned by such entities to Stichting GAIA and Stichting LTC, entities which are controlled by Arch Hill Capital.

LIQUIDITY AND FINANCIAL CONDITION

GENERAL

At March 31, 2005, cash and cash equivalents were $1,711,000. Total liabilities at March 31, 2005 were $25,938,000 consisting of current liabilities in the aggregate amount of $6,958,000 and long-term liabilities in the amount of $18,980,000. At March 31, 2005, assets included, in addition to cash and cash equivalents, accounts receivable of $74,000, inventories of $103,000, $7,000 due from related parties, prepaid expenses and other current assets of $610,000, property and equipment, net, of $6,060,000, net intangibles of $8,183,000, and other assets of $530,000. As of March 31, 2005, our working capital deficit was $4,453,000 as compared to $3,773,000 at March 31, 2004. We expect to incur substantial operating losses as we continue our commercialization efforts.

Our long-term liabilities at March 31, 2005 were as follows:

Convertible debt securities	$2,121,000
Derivative liability	5,411,000
Loans from financial institutions	1,993,000
Debentures	2,500,000
Subordinated loans from related party	6,592,000
Silent partnership loans	2,497,000

21,114,000
Less current maturities	(2,134,000)

$18,980,000

FINANCING TRANSACTIONS

We have financed our operations since inception primarily through equity financings, loans from shareholders and other related parties, loans from silent partners and bank borrowings secured by assets. The following is a general description of our most recent financing transactions.

BRIDGE FINANCINGS. Arch Hill Capital and LTC entered into a bridge financing agreement in December 2001. Arch Hill Ventures and GAIA entered into a bridge financing agreement in December 2000. The proceeds of the bridge financings were used for working capital.

On April 13, 2004, pursuant to a debt exchange agreement between LTC, GAIA Holding, GAIA, Arch Hill Capital and Arch Hill Ventures, approximately $9.7 million of debt owed by LTC to Arch Hill Capital under the bridge financing agreement and approximately $23.2 million of debt owed by GAIA to Arch Hill Ventures under the subordinated loan agreement were exchanged for LTC debentures and equity securities. (See “April 2004 Debt Exchange”.)

On August 30, 2004 we issued 1,705 of our A Units in exchange for $1,705,000 of our outstanding debt and 1,840 of our B Units in exchange for $1,840,000 of our outstanding debt, in each case held by Arch Hill Capital. (See “A Unit and B Unit Financing”)

At various times during 2004, Arch Hill Capital advanced a total of $4,000,000 to LTC under the Bridge Financing Agreement. As of December 31, 2004, these advances had been converted to April 2004 10% convertible debentures and A and B units. As of March 31, 2005, $175,000 of advances were outstanding under the LTC Bridge Financing Agreement.

We have recently entered into a number of financing transactions and are continuing to seek other financing initiatives. We will need to raise additional capital to meet our working capital needs and to complete our product commercialization process. Such capital is expected to come from the sale of securities, including the sale of common stock under the Standby Equity Distribution Agreement described below. No assurances can be given that such financing will be available in sufficient amounts or at all. If such financing is not available there can be no assurance that Arch Hill will provide any further funding under the bridge financing agreement.

JANUARY 2004 CONVERTIBLE DEBENTURE FINANCING. In January 2004 we issued to an investment group $2,000,000 of our January 2004 debentures with attached warrants to purchase up to 1,000,000 shares of our common stock. The proceeds of the financing were used for working capital. As of March 31, 2005, $712,850 in principal of January 2004 debentures were outstanding. As of July 15, 2005, $0 in principal of January 2004 debentures were outstanding.

Interest payments on the January 2004 debentures are payable in our common stock at a price equal to the conversion price of our common stock as described below. Interest is due quarterly commencing March 31, 2004. Any amount of principal or interest on the January 2004 debentures which is not paid when due bears interest at 15% per annum from the due date of such payment default.

The conversion price of the January 2004 debentures used in calculating the number of shares issuable upon conversion, or in payment of interest on the 10% debentures, is the lesser of 50% of the average of the lowest three trading prices of our common stock for the twenty trading days ending one trading day prior to the date we receive a conversion notice from a January 2004 debenture holder; and a fixed conversion price of $2.00.

The warrants purchased by the January 2004 debenture holders entitle the January 2004 debenture holders to purchase 1,000,000 shares of our common stock at an exercise price of $2.00 per share. The warrants expire on January 20, 2009. The warrants are subject to exercise price adjustments upon the occurrence of certain events including stock dividends, stock splits, mergers, reclassifications of stock or our recapitalization. The exercise price of the warrants is also subject to reduction if we issue any rights, options or warrants to purchase shares of our common stock at a price less than the market price of our shares as quoted on the OTC Bulletin Board, subject to certain exceptions. Also, if at any time, we declare a distribution or dividend to the holders of our common stock in the form of cash, indebtedness, warrants, rights or other securities, the holders of the warrants are entitled to receive the distribution or dividend as if the warrant holders had exercised the warrants.

Finder’s Warrants

On May 5, 2004, we issued to the finder and affiliated persons in the January 2004 debenture financing warrants to purchase shares of LTC common stock pursuant to an investment banking services agreement. The warrants entitle the holders to purchase, in the aggregate, such number of shares of the common stock equal to 10% of the aggregate number of fully diluted and/or converted shares of common stock as are purchased by the January 2004 debenture holders (after giving effect to any increase in shares under a ratchet or similar provision pursuant to which the number of shares initially purchased is subsequently increased). The exercise price per share of the warrants is equal to 110% of the effective per share price paid by the January 2004 debenture holders for the securities purchased by such debenture holders. The warrants are exercisable until January 20, 2009.

As of December 31, 2004, the finder held warrants to purchase 350,000 shares of common stock at exercise prices ranging from $0.66 to $0.097. From January 1, 2005 to April 12, 2005, the finder was issued additional warrants to purchase 1,640,000 shares of our common stock at prices ranging from $0.039 to $0.084 per share. On April 13, 2005, we terminated the investment banking services agreement with the finder for a payment of $80,000 and the finder agreed to remit all of the foregoing warrants and any additional warrants it would otherwise be entitled to under such agreement. The warrants were transferred to an investor in consideration of financing provided to us, and as of July 15, 2005, there was a total of 4,532,836 of such warrants outstanding at exercise prices ranging from $0.66 to $0.024.

APRIL 2004 DEBT EXCHANGE. On April 13, 2004, pursuant to a debt exchange agreement, approximately $9.7 million of debt owed by LTC to Arch Hill Capital under the Bridge Financing Agreement and approximately $23.2 million of debt owed by GAIA to Arch Hill Ventures under the Subordinated Loan Agreement were exchanged for LTC debentures and equity securities.

Pursuant to the terms of the bridge financing agreement with Arch Hill Capital, amounts outstanding under any promissory notes issued from July 29, 2002 to December 2002 were exchangeable into debentures in the amount of such promissory notes and one warrant for each $1.00 principal of debentures, on the same terms as the securities issued to the January 2004 debenture holders (the “January 2004 Securities”). Further, pursuant to the terms of the bridge financing agreement, Arch Hill Capital had the option to apply all amounts due under bridge notes issued from January 1, 2003 for 10% debentures in the amount of such promissory notes and one warrant for each $1.00 principal of debentures, on the same terms as the January 2004 Securities. Arch Hill Capital waived its right to acquire securities having the same terms as the January 2004 Securities for all of the bridge notes issued from January 1, 2003 to April 13, 2004, other than with respect to $1,412,625 of bridge notes issued in 2003, provided shares of our common stock and warrants were issued for such debt.

Based on the foregoing, pursuant to the debt exchange agreement:

•	$1,587,375 of bridge notes held by Arch Hill Capital and issued by LTC in 2002 were exchanged for $1,587,375 of LTC 10% Convertible Debentures Due 2006 and warrants to purchase up to 793,688 shares of LTC common stock exercisable at $2.00 per share;

•	$1,412,625 of bridge notes held by Arch Hill Capital and issued by LTC in 2003 were exchanged for $1,412,625 of LTC 10% Convertible Debentures Due 2006 and warrants to purchase up to 706,312 shares of LTC common stock exercisable at $2.00 per share;

•	$5,459,502 of bridge notes issued by LTC in 2003 and $918,159 of bridge notes issued by LTC from January 1, 2004 through April 13, 2004 and $323,284 of interest on the bridge notes issued in 2003 and 2004 were exchanged for 6,069,697 shares of LTC common stock and warrants to purchase up to 10,500,000 shares of LTC common stock exercisable at $2.40 per share; and

•	$23,185,604 of debt owed to Arch Hill Ventures by GAIA was exchanged for 21,001,453 shares of LTC common stock.

As a condition to the closing of the debt exchange, we received from our financial advisor, an opinion that the debt exchange is fair from a financial point of view to our stockholders.

The fair market value of the shares of LTC common stock and warrants issued in the debt exchange equaled the carrying value of the debt. As a result no gain or loss was recorded on the exchange.

As of March 31, 2005 all of the April 2004 debentures were converted into common stock. (See “Conversion of 10% Debentures”.)

Conversion of 10% Debentures

During the quarter ended March 31, 2005, $761,050 of January 2004 debentures were converted into an aggregate of 13,600,000 shares of common stock at conversion prices ranging from $0.0405 to $0.0766 per share. From April 1, 2005 through June 30, 2005, $712,580 of January 2004 debentures were converted into an aggregate of 28,228,376 shares of common stock at conversion prices ranging from $0.0363 to $0.0221 per share.

In December 2004, $3,000,000 of April 2004 debentures and accrued and unpaid interest were converted by the April 2004 Debentureholder into 42,619,718 shares of common stock.

A UNIT AND B UNIT FINANCING. During the fiscal year ended December 31, 2004, we closed on the sale of $7,342,000 of our securities in a private placement. We closed on the sale of $3,797,000 of our A Units for cash. In addition, from January 1, 2005 to January 31, 2005 we closed on the sale of 560 of our A Units for $560,000 in cash. The proceeds of the financing were used for working capital.

We also issued 1,705 of our A Units in exchange for $1,705,000 of our outstanding debt and 1,840 of our B Units in exchange for $1,840,000 of our outstanding debt, in each case held by Arch Hill Capital. The exchange was based on the terms of the bridge financing agreement between us and Arch Hill Capital, which gives Arch Hill Capital the option to apply the principal balance and all other sums due and payable under any promissory notes issued by us to it on or after January 1, 2003 against the purchase price of equity securities being sold by us in any equity financing after the date of such notes.

On May 11, 2005, we amended the terms of the B Units to the same terms of the A Units. Prior to the Amendment, each B Unit consisted of one share of our Series B Convertible Preferred Stock, par value $0.01 per share convertible into our common stock at $1.80 per share, one warrant for each share of our common stock issued upon conversion of the Series B Preferred Stock each warrant to purchase one share of our common stock at an exercise price per share equal to $2.25, and one warrant for each share of our common stock issued upon conversion of the Series B Preferred Stock, each warrant to purchase one share of our common stock at an exercise price per share equal to $2.70. All of the B Units are held by Stichting LTC, an entity controlled by Arch Hill Capital. The Amendment is subject to the B Unitholders providing indirectly (through introducing third party investors to LTC) or directly debt or equity capital to us of not less than $2,000,000 on or after the date of the Amendment and no later than December 31, 2005 on terms acceptable to us. In the event the capital is not provided by December 31, 2005, the Amendment shall be void on such date. As a condition of the Amendment, we received from our financial advisor, an opinion that the Amendment is fair from a financial point of view to our equityholders. After the Amendment, the B Units have the terms described below.

General Description of A Units and B Units

Each A Unit consists of:

(i)	one share of our Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”),

(ii)	one warrant for each share of our common stock issued upon conversion of the Series A Preferred Stock, each warrant to purchase ½ of a share of our common stock at an exercise price per share equal to 125% of the conversion price of the Series A Preferred Stock then in effect upon conversion of the shares of Series A Preferred Stock by the stockholder from time to time (the “125% A Warrant”), and

(iii)	one warrant for each share of our common stock issued upon conversion of the Series A Preferred Stock, each warrant to purchase ½ of a share of our common stock at an exercise price per share equal to 150% of the conversion price of the Series A Preferred Stock then in effect upon conversion of the shares of Series A Preferred Stock by the stockholder from time to time (the “150% A Warrant”).

Each B Unit consists of:

(i)	one share of our Series B Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”),

(ii)	one warrant for each share of our common stock issued upon conversion of the Series B Preferred Stock, each warrant to purchase ½ of a share of our common stock at an exercise price per share equal to 125% of the conversion price of the Series B Preferred Stock then in effect upon conversion of the shares of Series B Preferred Stock by the stockholder from time to time (the “125% B Warrant”), and

(iii)	one warrant for each share of our common stock issued upon conversion of the Series B Preferred Stock, each warrant to purchase one share of our common stock at an exercise price per share equal to 150% of the conversion price of the Series B Preferred Stock then in effect upon conversion of the shares of Series B Preferred Stock by the stockholder from time to time (the “150% B Warrant”).

The shares of Series A Preferred Stock are entitled to receive an 8% annual cumulative dividend payable in shares of our common stock and rank pari passu with the Series B Preferred Stock.

The shares of Series B Preferred Stock are entitled to receive an 8% annual cumulative dividend payable in shares of our common stock and rank pari passu with the Series A Preferred Stock.

Conversion into Common Stock

As of the closing date of the private placement, a sufficient number of shares of Series A Preferred Stock and Series B Preferred Stock (together the “Preferred Stock”) were not available for issuance under our certificate of incorporation. Pending the amendment of our certificate of incorporation to increase the number of authorized shares of Preferred Stock, the private placement investors were entitled to request that we deliver notes convertible into that number of shares of common stock into which the Preferred Stock would be convertible and on all other terms comparable to the terms of the Preferred Stock (the “Series A Notes” and the “Series B Notes”).

The shares of Series A Preferred Stock are convertible at the election of the holder thereof, at any time commencing from and after their date of issuance and for a period of three years thereafter, upon five days’ advance written notice to us. The conversion price is equal to 80% of the average closing price of our common stock on the OTC Bulletin Board for the 20 trading days immediately preceding the day upon which we receive a conversion notice from the Series A Preferred stockholder.

The shares of Series B Preferred Stock are convertible at the election of the holder thereof, at any time commencing from and after their date of issuance and for a period of three years thereafter, upon five days’ advance written notice to us. The conversion price is equal to 80% of the average closing price of our common stock on the OTC Bulletin Board for the 20 trading days immediately preceding the day upon which we receive a conversion notice from the Series B Preferred stockholder.

During the period January 1, 2005 to March 31, 2005, the holders of 5,500 A Units exchanged the Series A Preferred Stock rights into $550,000 principal of promissory notes convertible into that number of shares of common stock into which the Series A Preferred Stock would be convertible and have converted $550,000 of such notes into an aggregate of 4,227,953 shares of Company common stock at conversion prices ranging from $0.12 to $0.18 per share.

From April 1, 2005 to June 30, 2005, the holders of 1,715 A Units exchanged the Series A Preferred Stock rights into $1,715,000 principal of promissory notes convertible into that number of shares of common stock into which the Series A Preferred Stock would be convertible. The holders of $20,000 of notes converted notes into an aggregate of 400,000 shares of Company common stock at a conversion price of $0.05 per share and the holders of 1,840 B Units exchanged the Series B Preferred Stock rights into $1,840,000 principal of promissory notes convertible into that number of shares of common stock into which the Series B Preferred Stock would be convertible.

Description of Warrants

The 125% A Warrants and 150% A Warrants are exercisable for shares of our common stock at any time beginning on the date of conversion of the Series A Preferred Stock and ending on the fourth anniversary of their issuance. The 125% B Warrants and 150% B Warrants are exercisable for shares of our common stock at any time beginning on the date of conversion of the Series B Preferred Stock and ending on the fourth anniversary of their issuance. The 125% A Warrants, 150% A Warrants, 125% B Warrants and 150% B Warrants are subject to adjustment for anti-dilution purposes.

As of March 31, 2005, the 125% A Warrants were exercisable for 7,607,349 shares at exercise prices ranging from $0.015 to $0.2875, the 150% A Warrants were excisable for 7,607,349 shares at exercise prices ranging from $0.18 to $0.345 and no 125% B Warrants or 150% B Warrants were exercisable.

As of June 30, 2005, the 125% A Warrants were exercisable for 7,807,349 shares at exercise prices ranging from $0.0625 to $0.2875, the 150% A Warrants were excisable for 7,807,349 shares at exercise prices ranging from $0.075 to $0.345 and no 125% B Warrants or 150% B Warrants were exercisable.

The broker-dealer in the A and B Unit Financing is entitled to receive as additional commission warrants to purchase that number of shares of our common stock as equals 10% of the number of shares of common stock that would be issuable to investors in the offering assuming conversion of the Series A and Series B Preferred Stock at the closing date, with an exercise price equal to 110% of their conversion prices on such date, a term of four years and all other terms substantially the same as those of other warrants issuable to investors in the offering. As of June 30, 2005, the broker dealer was entitled to warrants to purchase 948,838 shares of our common stock at prices ranging from $0.165 to $0.693 per share.

STANDBY EQUITY DISTRIBUTION AGREEMENT. On March 11, 2005, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, LP pursuant to which we may, at our discretion, periodically sell to Cornell Capital shares of our common stock for a total purchase price of up to $15,000,000. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital will pay us 98% of the lowest volume weighted average price of our common stock as quoted by on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the date we deliver a notice requiring Cornell Capital to purchase our shares under the Standby Equity Distribution Agreement. The volume weighted average price is calculated automatically by Bloomberg L.P., a reporting service, and is calculated by multiplying the number of our shares sold on a given day by the actual sales prices and adding up the totals. Cornell Capital is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors Management, LLC. Further, Cornell Capital will retain a fee of 5% of each advance under the Standby Equity Distribution Agreement. In addition, we engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. For its services, Newbridge received a fee of 66,667 shares of our common stock. In connection with the Standby Equity Distribution Agreement, Cornell Capital received a commitment fee of 2,922,078 shares of our common stock.

Pursuant to the Standby Equity Distribution Agreement, we may periodically sell shares of common stock to Cornell Capital to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every five trading days. A closing will be held one trading day after the end of each pricing period at which time we will deliver shares of common stock and Cornell Capital will pay the advance amount requested by us.

We may request advances under the Standby Equity Distribution Agreement once the underlying shares are registered with the SEC. Thereafter, we may continue to request advances until Cornell Capital has advanced $15.0 million or 24 months after the effective date of the registration statement, whichever occurs first.

The amount of each advance is limited to a maximum draw down of $200,000 every five trading days and the aggregate amount of advances may not exceed $800,000 in any 30-day period. The amount available under the Standby Equity Distribution Agreement is not dependent on the price or volume of our common stock. Our ability to request advances is conditioned upon us registering the shares of common stock with the SEC. In addition, we may not request advances if the shares to be issued in connection with such advances would result in Cornell Capital owning more than 9.9% of our outstanding common stock.

There are certain conditions to our right to request an advance. These conditions include:

•	maintaining our authorization for quotation on the OTC-BB;

•	having an effective registration statement related to the stock to be issued;

•	the absence of a stop order or other action adversely affecting the registration statement;

•	no events shall have occurred that would require us to file a post-effective amendment to the effective registration statement; and

•	the advance will not cause Cornell Capital to beneficially own more than 9.9% of our outstanding common stock.

Cornell Capital is permitted to terminate the Standby Equity Distribution Agreement if (i) there is a stop order or suspension of the effectiveness of the registration statement for 50 trading days or (ii) we fail to materially comply with certain covenants, which include the following:

•	maintaining a quotation of the common stock on the OTC-BB;

•	maintaining our status as public company under Section 12(g) of the Exchange Act;

•	delivering instructions to the transfer agent to issue shares in connection with an advance notice;

•	notifying Cornell Capital of events impacting the registration of the stock to be issued, including the issuance of a stop order;

•	issuing stock or convertible securities at a price not less than the market price of our common stock on the date of issuance except as otherwise permitted by the Standby Equity Distribution Agreement; and

•	not merging or consolidating us with another company where the acquiring entity does not assume our obligations under the Standby Equity Distribution Agreement.

We cannot predict the actual number of shares of common stock that will be issued pursuant to the Standby Equity Distribution Agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. Assuming we issue shares of common stock being at a price of $0.06 per share and draw down on the entire Standby Equity Distribution Agreement, we would issue 250,000,000 shares of common stock to Cornell Capital for gross proceeds of $15.0 million. These shares would represent approximately       % of our currently outstanding common stock upon issuance, assuming no other shares were issued.

MARCH 2005 DEBENTURE FINANCING. On March 11, 2005, we entered into a debenture purchase agreement with an investor, pursuant to which we issued debentures in the principal amount of $2,500,000. The debentures accrue interest at 12% per year and are repayable in 10 equal monthly installments with accrued interest commencing July 15, 2005 and ending April 15, 2006. The debentures contain a provision that in the event that the holder elects to waive the conversion feature of the debentures by April 15, 2005, the maturity and amortization of the debentures will be amended such that the debentures will be repaid in 10 equal monthly installments with accrued interest commencing July 15, 2005. The investor waived the conversion feature immediately prior to the closing of the transaction.

In connection with the debenture purchase agreement, we entered into an escrow agreement under which put notices under the Standby Equity Distribution Agreement were deposited and certain monies received under that agreement will be received and forwarded to the debentureholder. Ten monthly put notices are held in escrow, each in the amount of $250,000 commencing July 2005 and ending April 2006. $250,000 per month being funded under the Standby Equity Distribution Agreement to us is to be delivered to the escrow account and be used to repay the debenture if we do not repay the debenture from other sources of capital.

2005 UNIT FINANCING. From May 18, 2005 to July 6, 2005, we closed on $298,000 of equity units (the “2005 Units”) in a private placement. Each Unit consists of a convertible promissory note in the principal amount of $1,000 (the “8% Notes”) and one warrant for each share of common stock issued upon conversion of the 8% Notes to purchase one-half share of our common stock. The purchase price per Unit is $1,000. The 8% Notes are convertible at the election of the holder thereof, at any time commencing from and after their date of issuance and for a period of three years thereafter at a price equal to 85% of the average closing price of our common stock on the OTC-BB for the 20 trading days immediately preceding the day upon which we receive a conversion notice from the Noteholder. The 8% Notes are entitled to receive an 8% annual interest payment payable in shares of our common stock. The per share exercise price of the warrant will be 135% of the conversion price of the 8% Notes.

The 8% Notes are convertible at the election of the holder thereof, at any time commencing from and after their date of issuance and for a period of three years thereafter. The conversion price is equal to 85% of the average closing price of our common stock on the OTC Bulletin Board for the 20 trading days immediately preceding the day upon which we receive a conversion notice from the Noteholder. The shares of 8% Notes are entitled to receive 8% annual interest payable in shares of our common stock. The Warrants are exercisable for shares of our common stock at any time beginning on the date of conversion of the 8% Notes and ending on June 1, 2009 and are subject to adjustment for anti-dilution purposes.

2005 Unitholders are subject to a lock-up on the sale of the common stock issuable upon conversion of the 8% Notes or related warrants until November 30, 2005.

JUNE DEBENTURE FINANCING. On June 9, 2005, we entered into a Debenture Purchase Agreement with an investor, pursuant to which we may issue debentures in the principal amount of up to $2,500,000. On June 9, 2005, we issued $1,200,000 of convertible debentures and $150,000 of convertible debentures as compensation for the transaction (together, the “12% Debentures”). We may issue up to an additional $1,300,000 of principal of 12 Debentures at one or more additional closings prior to August 9, 2005. The debentures have a two year term and accrue interest at 12% per year payable in arrears in shares of our stock at the conversion price at conversion or maturity.

Commencing on December 9, 2005 until the maturity date, the 12% Debentures are convertible at the option of the holder into shares of our common stock at a conversion price equal to $0.05 per share. The 12% Debentures are not repayable in cash and will be automatically converted into shares of our common stock at maturity at the conversion price. In no event is the holder entitled to convert the debentures for a number of shares of our common stock in excess of that number of shares of common stock which, upon giving effect to such conversion, would cause the aggregate number of shares of common stock beneficially owned by the holder and its affiliates to exceed 4.99% of the outstanding shares of our common stock following such conversion (unless the holder provides us sixty five (65) days prior written notice that this provision shall not apply).

GOING CONCERN MATTERS

Our accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the continuation of operations, realization of assets and liquidation of liabilities in the ordinary course of business. Since inception, we have incurred substantial operating losses and expect to incur additional operating losses over the next several years. As of March 31, 2005, we had an accumulated deficit of approximately $61.6 million. We have financed our operations since inception primarily through equity financings, loans from shareholders and other related parties, loans from silent partners and bank borrowings secured by assets. We have recently entered into a number of financing transactions and are continuing to seek other financing initiatives. We will need to raise additional capital to meet our working capital needs and to complete our product commercialization process. Such capital is expected to come from the sale of securities, including the sale of common stock under the Standby Equity Distribution Agreement. No assurances can be given that such financing will be available in sufficient amounts or at all. Continuing of our operations in 2005 is dependent upon obtaining such further financing. These conditions raise substantial doubt about our ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

MANAGEMENT’S PLANS TO OVERCOME OPERATING AND LIQUIDITY DIFFICULTIES

Over the past four years, we have refocused our unique extrusion-based manufacturing process, cell technology, large battery assembly expertise, and market activities to concentrate on large-format, high rate battery applications. Our commercialization efforts are focused on applying our lithium-ion rechargeable batteries in the national security, transportation and stationary power markets.

Our operations have been financed primarily through the use of proceeds from equity financings, loans, including loans from Arch Hill Capital, Arch Hill Ventures and other related parties, loans from silent partners and bank borrowings secured by assets.

Our operating plan seeks to minimize our capital requirements, but expansion of our production capacity to meet increasing sales and refinement of our manufacturing process and equipment will require additional capital. We expect that operating and production expenses will increase significantly as we continue to ramp up our production and continue our battery technology and develop, produce, sell and license products for commercial applications.

We have recently entered into a number of financing transactions and are continuing to seek other financing initiatives. We will need to raise additional capital to meet our working capital needs and to complete our product commercialization process. Such capital is expected to come from the sale of securities, including the sale of common stock under the Standby Equity Distribution Agreement. We believe that if we raise approximately $10 to 11 million in debt and equity financings including under the Standby Equity Distribution Agreement, we would have sufficient funds to meet our operating and capital expenditures needs for at least twelve months. If we do not raise such additional capital, we will assess all available alternatives including a sale of our assets or merger, the suspension of operations and possibly liquidation, auction, bankruptcy, or other measures.

Except as described herein, we have not entered into any definitive agreements related to a new financing as of July 15, 2005, and no assurance can be given that we will be successful in completing these or any other financings at the minimum level necessary to fund our capital equipment requirements, current operations or at all. If we are unsuccessful in completing these financings at such minimum level, we will not be able to fund our capital equipment requirements or current expenses or execute our business plan. If we are unsuccessful in completing these financings at or near the maximum level or an additional financing, we will not be able to pursue our business strategy. Additional financing may not be available on terms favorable to us or at all. Even if we do obtain financing, it may result in dilution to our stockholders.

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2005 COMPARED TO

THREE MONTHS ENDED MARCH 31, 2004

REVENUES FROM DEVELOPMENT CONTRACTS AND PROTOTYPE SALES increased by $55,000 or 63% in the three months ended March 31, 2005 from $87,000 in the same period in 2004. We also had income from foreign government subsidiaries of $1,000 in 2005 compared to $141,000 in 2004. The increase in revenues from development contracts and prototypes sales and decrease in income from foreign government subsidiaries is a result of our movement in 2004 from the product and process development and refinement stage to the early production stage of our products.

ENGINEERING, RESEARCH AND DEVELOPMENT EXPENSES during the three months ended March 31, 2005 increased by 30% to $1,570,000 from $1,211,000 in the same period in 2004. These increases resulted primarily from advancement of technology in large high rate battery applications. These increases include expenses related to material consumed in the continued refinement of production process, as well as increased engineering and development time dedicated to advancement of manufacturing processes as well as time associated with the installation of new production equipment.

GENERAL AND ADMINISTRATIVE EXPENSES during the three months ended March 31, 2005 increased by $111,000 or approximately 11% to $1,120,000 from $1,009,000 in the same period in 2004. This increase was primarily due to increased legal and consulting expenses related to securities offerings and debt exchanges.

DEPRECIATION AND AMORTIZATION during the three months ended March 31, 2005 increased by $42,000 or 10% to $450,000 from $408,000 in the same period in 2004. The increase was primarily due to the depreciation on property and equipment purchased during 2004 and amortization of securities issue costs.

INTEREST EXPENSE, NET OF INTEREST INCOME, for the three months ended March 31, 2005 increased by $646,000 or 70% to $1,573,000 from $927,000 in the same period in 2004. Interest expense increased as a result of interest accrued on the loans from Arch Hill Capital and Arch Hill Ventures and the interest accrued on the January 2004 debentures and the April 2004 debentures. In addition, the January 2004 and April 2004 10% convertible debentures contain a variable conversion feature, which was determined to be an embedded derivative under FASB 133. The value of this embedded derivative resulted in discounts of $2,000,000 and $3,000,000 on the January 2004 and April 2004 debentures, respectively, which is being amortized over the lives of the debentures, and charged to interest expense. Only the January 2004 debentures were outstanding during the three months ended March 31, 2004.

CHARGE FOR EMBEDDED DERIVATIVE AND WARRANTS – PREFERRED SHARES AND DIVIDENDS ON PREFERRED SHARES were $845,000 and $113,000, respectively, in the three months ended March 31, 2005. There were no private placement units outstanding in the three months ended March 31, 2004.

NET LOSS TO COMMON SHAREHOLDERS $5,528,000 or $(0.09) per share for the three months ended March 31, 2005 as compared to a net loss of $3,327,000 or $(0.31) for the three months ended March 31, 2004. The increase in net loss for the quarter was principally due to the increase in interest expense on outstanding debt and the interest expense related to the debentures issued in January and April 2004, the charge for the embedded derivative related to the preferred shares and warrants and dividends on the convertible preferred shares.

ACCUMULATED DEFICIT. Since inception, we have incurred substantial operating losses and expect to incur substantial additional operating losses over the next several years. As of March 31, 2005, our accumulated deficit was $61,638,000.

YEAR ENDED DECEMBER 31, 2004 COMPARED TO DECEMBER 31, 2003

REVENUES from development contracts and prototype sales increased by $537,000 or 235% to $766,000 in 2004 from $229,000 in 2003. We also had income from foreign government subsidies of $435,000 in 2004 compared to $885,000 in 2003. The increase in revenues from development contracts and prototypes sales and decrease in income from foreign government subsidies is a result of our movement in 2004 from the product and process development and refinement stage to the early production stage of our products.

ENGINEERING, RESEARCH AND DEVELOPMENT EXPENSES in 2004 increased by 23% to $5,395,000 from $4,383,000 in 2003. These increases resulted primarily from advancement of our technology in large high rate battery applications. These increases include expenses related to material consumed in the continued refinement of our production process, as well as increased engineering and development time dedicated to advancement of our manufacturing processes as well as time associated with the installation of new production equipment.

GENERAL AND ADMINISTRATIVE expenses in 2004 increased by $860,000 or approximately 23% to $4,525,000 from $3,665,000 in 2003. This increase was primarily due to increased legal and consulting expenses related to securities offerings and debt exchanges.

DEPRECIATION AND AMORTIZATION in 2004 increased by $335,000 or 22% to $1,824,000 from $1,489,000 in 2003. The increase was primarily due to the depreciation on property and equipment purchased during 2004 and amortization of securities issue costs.

INTEREST EXPENSE, net of interest income, in 2004 increased by $2,390,000 or 136% to $4,151,000 from $1,761,000 in 2003. Interest expense increased as a result of interest accrued on the loans from Arch Hill Capital and Arch Hill Ventures and the interest accrued on the January 2004 debentures and the April 2004 debentures. In addition, the January 2004 and April 2004 10% convertible debentures contain a variable conversion feature, which was determined to be an embedded derivative under FASB133. The value of this embedded derivative resulted in discounts of $2,000,000 and $3,000,000 on the January 2004 and April 2004 debentures, respectively, which is being amortized over the lives of the debentures, and charged to interest expense. We did not have debt with similar features in 2003. The weighted average interest rate was 6.6% in 2004 and 6.1% in 2003.

NET LOSS TO COMMON SHAREHOLDERS was $18,531,000 or $(0.57) per share in 2004 as compared to a net loss of $10,191,000 or $(1.02) per share in 2003. The increase in net loss was principally due to the increase in interest expense on outstanding debt and the interest expense related to the debentures issued in January and April 2004, the charge for the fair market value of the embedded derivative on preferred shares issued in the third and fourth quarters. The charge was treated as a dividend on preferred shares.

ACCUMULATED DEFICIT. Since inception, we have incurred substantial operating losses and expect to incur substantial additional operating losses over the next several years. As of December 31, 2004, our accumulated deficit was $56,110,000.

CRITICAL ACCOUNTING POLICIES

The Securities and Exchange Commission (“SEC”) defines “critical accounting policies” as those that require application of management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Our significant accounting policies are described in Note 3 in the Notes to the Consolidated Financial Statements. Not all of these significant accounting policies require management to make difficult, subjective or complex judgments or estimates. However, the following policies could be deemed to be critical within the SEC definition.

REVENUES

We perform certain research and development for other companies and sell prototypes to third parties. Revenue is recognized as services are rendered or products are delivered, the price to the buyer is fixed and determinable, and collectibility is reasonably assured.

USEFUL LIVES OF TANGIBLE AND INTANGIBLE ASSETS

Depreciation and amortization of tangible and intangible assets are based on estimates of the useful lives of the assets. We regularly review the useful life estimates established to determine their propriety. Changes in estimated useful lives could result in increased depreciation or amortization expense in the period of the change in estimate and in future periods that could materially impact our financial condition and results of operations.

IMPAIRMENT OF LONG-LIVED ASSETS

Effective January 1, 2002, we adopted Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”) SFAS No. 144 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. An impairment charge could materially impact our financial condition and results of operations.

INCOME TAXES

As part of the process of preparing our consolidated financial statements, we are required to estimate our taxes in each of the jurisdictions of operation. This process involves management estimating the actual current tax expense together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within the consolidated balance sheet. We then must assess the likelihood that the deferred tax assets will be recovered from future taxable income and, to the extent recovery is not likely, we must establish a valuation allowance. Future taxable income depends on the ability to generate income in excess of allowable deductions. Significant management judgment is required in determining the provision for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against net deferred tax assets. In the event that actual results differ from these estimates or we adjust these estimates in future periods, we may need to change our valuation allowance that could materially impact our financial condition and results of operations.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value estimates, assumptions and methods used to estimate fair value of our financial instruments are made in accordance with the requirements of SFAS No. 107, “Disclosures about Fair Value of Financial Instruments.” We have used available information to derive our estimates. However, because these estimates are made as of a specific point in time, they are not necessarily indicative of amounts we could realize currently. The use of different assumptions or estimating methods may have a material effect on the estimated fair value amounts.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

On December 16, 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123(R), “Share-Based Payment”, which is a revision of SFAS No. 123 and supersedes APB

Opinion 25. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be valued at fair value on the date of grant, and to be expensed over the applicable vesting period. Pro forma disclosure of the income statement effects of share-based payments is no longer an alternative. SFAS No. 123(R) is effective for all stock-based awards granted on or after January 1, 2006. In addition, companies must also recognize compensation expense related to any awards that are not fully vested as of the effective date. Compensation expense for the unvested awards will be measured based on the fair value of the awards previously calculated in developing the pro forma disclosures in accordance with the provisions of SFAS No. 123.

The Company plans to adopt SFAS No. 123(R) on January 1, 2006. This change in accounting is not expected to materially impact our results of operations. We have not completed the calculation of this impact. However, because we currently account for share-based payments to our employees using the intrinsic value method, our results of operations have not included the recognition of compensation expense for the issuance of stock option awards.

On December 16, 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets”, which is an amendment to APB Opinion No. 29. It states that the exchanges on nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, FSAS No. 153 eliminates the narrow exception for nonmonetary exchanges of similar productive assets and replaces it with a broader exception for exchanges of nonmonetary assets that do not have “commercial substance”. SFAS No. 153 is effective for financial statements for fiscal years beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges incurred during fiscal years beginning after the date that this statement is issued. Management believes the adoption of this Statement will not have an effect on the consolidated financial statements.

On November 24, 2004, FASB issued SFAS No. 151, “Inventory Costs”, which is an amendment to ARB No. 43, Chapter 4. It clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). The FASB states that these costs should be expensed as incurred and not included in overhead. Further, SFAS No. 151 requires that allocation of fixed production overheads to conversion costs should be based on normal capacity of the production facilities. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management believes the adoption of this Statement will not have an effect on the consolidated financial statements.

In December 2003, the FASB issued FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities.” (“VIEs”) (“FIN 46R”) which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R replaces FASB Interpretation No. 46. “Consolidation of Variable Interest Entities,” which was issued in January 2003. The Company has adopted FIN 46R as of March 31, 2004 for variable interests in VIEs. For any VIEs that must be consolidated under FIN 46R that were created before January 1, 2004, the assets, liabilities and noncontrolling interests of the VIE initially would be measured at their carrying amounts with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN 46R first applies may be used to measure the assets, liabilities and noncontrolling interest of the VIE. The adoption of FIN 46R did not have an effect on the consolidated financial statements inasmuch as the Company has no interests in any VIEs.

MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information concerning LTC’s directors and executive officers and the directors and executive officers of GAIA Holding and GAIA as of July 15, 2005:

NAME	AGE	POSITION
Hendrikus Harold van Andel	61	Chairman of the Board of LTC Chief Executive Officer and Executive Director of GAIA Holding Supervisory Director of GAIA

Dr. Klaus Brandt	56	Executive Vice President of LTC Managing Director of GAIA

William F. Hackett	54	Chief Financial Officer, Executive Vice President and Treasurer of LTC Director of LTC

Franz J. Kruger	56	Managing Director of GAIA Advanced Lithium Battery Systems Europe GmbH Director of LTC

John J. McGovern	49	Director of LTC

Dr. Andrew J. Manning	58	President, Chief Operating Officer and Chief Technical Officer of LTC Managing Director of GAIA Director of LTC

Ralf Tolksdorf	42	Secretary of LTC Chief Financial Officer and Managing Director of GAIA Director of LTC

David J. Cade	66	Director of LTC

Stephen F. Hope	61	Director of LTC

Ralph D. Ketchum	77	Director of LTC

Arif Maskatia	54	Director of LTC

Prof. Dr. Marnix A. Snijder	60	Director of LTC Supervisory Director of GAIA Holding Supervisory Director of GAIA

Hendrikus Harold van Andel was appointed our Chairman on January 27, 2005. Mr. van Andel has served as our director since November 26, 2002. He has been the Chief Executive Officer of Arch Hill Capital since 1988. Mr. van Andel is the Chief Executive Officer and Executive Director of GAIA Holding and a member of the supervisory Board of Directors of GAIA. Mr. van Andel holds directorships in a number of Dutch and British private companies in which Arch Hill Capital has invested.

Dr. Klaus Brandt, Ph.D. was appointed our Executive Vice President on June 20, 2005. Dr. Brandt was appointed the Managing Director of GAIA on April 1, 2005. Prior to joining GAIA and LTC Dr. Brandt served as a member of the Executive Board (Vorstand) that was responsible for Technology and Manufacturing at the German based company Ionity AG (January 2, 2003 to March 15, 2005). From January 2, 1997 to December 31, 2002 Dr. Brandt was employed by The Gillette Company (U.S.A.) which is the parent company of Duracell, the world’s largest manufacturer of alkaline batteries and other primary batteries for the consumer market. His tenure with Gillette entailed serving as Director of Advanced Materials and Processes of Duracell Worldwide Technology Center (January 2, 1997 to June 30, 2000) as well as Director of Portable Power, Gillette Advanced Technologies (July 1, 2000 to December 31, 2002). In 1992 Dr. Brandt joined Varta Battery AG (Germany), the leading battery manufacturer in Europe, where he served as Manager of Lithium Batteries at the Varta Research and Development center until 1996. While at Varta he was responsible for research and development of lithium ion batteries for both portable and electric vehicle applications. From 1978 to 1992 Dr. Brandt worked for Moli Energy Limited (Canada) which was a start-up company that grew out of the research efforts at the University of British Columbia and was the first company to commercialize rechargeable Lithium batteries in 1986. From 1977 to 1978 he served as a Doctoral Fellow in the Physics department at the University of British Columbia (Vancouver, Canada). Prior to this Dr. Brandt received his Doctorate of Natural Science from the Technical University of Munich in 1977 where he wrote his thesis on solid state physics. He received a physics diploma from the University of Goettingen in 1973 where he wrote his thesis on theoretical physics.

William F. Hackett was appointed our Executive Vice President and Chief Financial Officer and elected to the Board of Directors on June 20, 2005. Mr. Hackett has more than 25 years of business experience in finance and general management roles in information and technology related companies, including CEO of Healthcare Automation from November 2001 to October 2003 and CFO of CareGain from November 2003 to December 2004, Cirqit from October 2000 to October 2001, and Base Ten Systems from December 1997 to September 2000. Mr. Hackett also held executive positions with Bloomberg Financial Markets and The Dun & Bradstreet Corporation. He earned his Masters of Business Administration in Finance and Accounting from Columbia University Graduate School of Business in New York. Prior to attending Columbia, Mr. Hackett was an officer in the United States Navy where he qualified for the Surface Warfare Officer designation. Mr. Hackett holds an undergraduate degree from Holy Cross College in Worcester, Massachusetts.

Franz J. Kruger, Ph.D. serves as Managing Director of GAIA Advanced Lithium Battery Systems Europe GmbH. Dr. Kruger has served as our director since November 26, 2002. Dr. Kruger served as our President and Chief Operating Officer from November 26, 2002 to February 6,

2004. Dr. Kruger served as our Chief Executive Officer from February 6, 2004 to June 20, 2005. Dr. Kruger served as the Chief Executive Officer of GAIA from February 2001 to March 31, 2005. Dr. Kruger received his Ph.D. in February 1976 from the University of Stuttgart, in the field of metallo-organic Chemistry. In 1976 he joined Varta Batterie AG, the leading battery manufacturer in Europe, at its research and development (“R&D”) center in Kelkheim where developed lithium primary batteries. He then transferred to Varta Singapore as a Technical Director in 1981. In 1983 he joined Raychem in Menlo Park, California where he worked as Director of Marketing for the Military Ground Systems Division in the U.S. and Germany. In 1986 he rejoined Varta, serving as Technical Director in R&D and later as a Member of the Executive Board of the Industrial Battery Division. From 1992 to 1998 he was responsible for Varta’s Central R&D activities as well as its Profit Center for Electric Vehicle Batteries as a Managing Director. Dr. Kruger left Varta in December 1998 to found his own consulting company, InnoventisConsulting GmbH. During his career, Dr. Kruger has accumulated knowledge in the development, manufacturing and marketing of major battery systems, especially lithium-ion and lithium-ion polymer batteries.

John J. McGovern served as our Chief Financial Officer from June 25, 2004 to June 20, 2005 and has served as our director since November 23, 2004. Mr. McGovern is the Chairman and Managing Director of Bridgehead Partners, LLC (“Bridgehead Partners”), a professional management and financial advisory services firm that was started in January 2002. From November 1999 until December 2001, Mr. McGovern served as the Senior Vice President & Chief Financial Officer of Multex.Com, Inc., a NASDAQ listed, internet based investment information and technology provider to the financial services industry. From August 1997 until November 1997, Mr. McGovern served as Chief Financial Officer, and from December 1997 until April 1999, as President and Chief Executive Officer, of Northsound Music Group, Inc., a producer and marketer of C.D. and cassette audio products to retailers. From December 1995 until August 1997 Mr. McGovern was the Managing Director and founding member of JJM Group, L.L.C., an investment banking firm. Prior to JJM Group, L.L.C., Mr. McGovern was President and Chief Executive Officer of Axel Electronics Inc./Sigmapower, Inc. subsidiaries of FPBSM Industries Inc., a defense electronics design and manufacturing firm. Mr. McGovern has also worked for Merrill Lynch & Co. Inc. and Coopers & Lybrand. Mr. McGovern received his MBA from Columbia University and BS from Monmouth College. Mr. McGovern is a C.P.A. in the State of New Jersey (inactive).

Andrew J. Manning, Ph.D. was appointed our President and Chief Operating Officer on June 20, 2005. Dr. Manning served as our Executive Vice President since January 2002 and Chief Technical Officer since January 22, 2003 and has served as our director since November 23, 2004. Previously Dr. Manning served as our Executive Vice President of Operations from January 2001 to January 2002 and our Chief Operating Officer from January 2002 to November 26, 2002. Dr. Manning joined us in 1994 as Director of Process Development, and was Vice President of Manufacturing from October 1999 to January 2001. Dr. Manning also serves as a Managing Director of GAIA since November 18, 2004. Dr. Manning has over 25 years of experience in process development, process engineering, and new plan design and start-up. Dr. Manning has held various technology management positions in thin-film industries, including Director of Manufacturing Technologies at Congoleum, and Director of Research and

Engineering for Tarkett, where he was responsible for process and equipment involving coating, saturation, lamination, and substrate handling. Dr. Manning has a broad technical background, including polymers, non-woven, thermal processing and synthetic minerals. He has related experience at Celanese and Pfizer. Dr. Manning received both his Ph.D. and B.S. degrees in Chemical Engineering from Cornell University.

Ralf Tolksdorf was appointed the Company’s Secretary on June 20, 2005. Mr. Tolksdorf has served as our director since November 26, 2002. Mr. Tolksdorf also serves as the Chief Financial Officer of GAIA and is a Managing Director of GAIA. Mr. Tolksdorf served as our Chief Financial Officer from November 18, 2002 to June 25, 2004. He joined GAIA in November 2000, having previously served as a financial consultant to GAIA since December 1999. Mr. Tolksdorf is also President of his own consulting company, RTU Ralf Tolksdorf Unternehmensberatung GmbH in Buxtehude, Germany. Mr. Tolksdorf has over 10 years experience as a management consultant, manager, and managing director in various business and industrial firms. Mr. Tolksdorf received his degree in Economics from the University of Göttingen.

David J. Cade has served as our director since August 1997. Mr. Cade served as our Chairman from November 1, 1999 to January 27, 2005, as our Chief Executive Officer from November 1, 1999 to February 6, 2004 and as our President and Chief Operating Officer from May 1996 to November 1999. Mr. Cade served as our Vice President of Marketing from August 1994 to May 1996 and was elected an officer in October 1994. Mr. Cade has over 30 years of experience in senior business development, marketing, sales and international strategic alliances in global telecommunications systems, electronics and information technologies. From February 1988 to October 1992, Mr. Cade was Senior Vice President of Marketing and Business Development for COMSAT Systems Division in Washington D.C. and from October 1992 to April 1994, Mr. Cade was Vice President of Sales and Marketing at Interdigital Communications Corporation, a Philadelphia company that manufactures wireless telephone systems for customers worldwide. Previously, Mr. Cade held managerial positions in Washington D.C. with Martin Marietta (now Lockheed Martin), AT&T and the Department of Defense. Mr. Cade holds an MBA from Syracuse University and an undergraduate degree from the University of Illinois.

Stephen F. Hope has served as our director since October 1990 and was our President, Chairman of the Board and Treasurer from October 1990 through April 1994. He is a director of Lithion Corporation, our wholly-owned subsidiary. Mr. Hope was Director and the President of Hope Industries, Inc., our previously wholly-owned subsidiary, from 1985 through December 1993. He received a B.A. from Dartmouth University in 1965 and is a member of the Society of Manufacturing Engineers and the Society of Photo-Finished Engineers.

Ralph D. Ketchum has served as our director since July 1, 1994. He has been President of RDK Capital, Inc. since January 1987. RDK Capital, Inc. is a general partner of RDK Capital Limited Partnership, an investment limited partnership. Mr. Ketchum served as Chief Executive Officer and Chairman of the Board of Heintz Corporation, a majority owned subsidiary of RDK Capital Limited Partnership. Mr. Ketchum was Senior Vice President and Group Executive of the Lighting Group, General Electric Company from 1980 to 1987. He also serves as a director of Metropolitan Savings Bank, Oglebay-Norton Corporation, Thomas Industries and Pacific Scientific, Inc.

Arif Maskatia has served as our director since February 23, 1999. Mr. Maskatia has over 27 years of experience in the computer industry. He presently is Vice President of the Advanced Technology & Portable Development Group for Acer Advanced Labs in San Jose, California, responsible for development of new notebook computer platforms. Prior to joining Acer, he held senior technology development positions with Zenith Data Systems and Alcatel/ITT Information Systems. Mr. Maskatia holds a Bachelors and a Masters degree in electrical engineering from Cornell University.

Prof. Dr. Marnix A. Snijder has served as our director since November 26, 2002. Prof. Dr. Snijder is a member of the supervisory Boards of Directors of GAIA Holding and GAIA. Prof. Dr. Snijder received his Masters of Law and Ph.D. from the University of Amsterdam in 1974 and 1981, respectively. Prof. Dr. Snijder is a partner in Arch Hill Management BV, which provides management services to Arch Hill. He was a Lecturing Professor at the University of Nijmegan, the Netherlands from 1990 to 1998. Prof. Dr. Snijder founded and served as Managing Partner of his own Dutch and Belgian law firm from 1982 to 1995 and was a Manager of Financial Services for Schuitema N.V., a Dutch wholesale and retail trade company from 1975 to 1982. Prof. Dr. Snijder serves on the boards of directors of a number of Dutch, Belgian and Swiss companies. He has authored numerous publications on taxation and co-developed taxation software.

Our directors hold office until the next annual meeting of our stockholders and until their successors have been duly elected and qualified.

AUDIT COMMITTEE

We established an audit committee on April 13, 2005. Our audit committee currently consists of David J. Cade, Ralph D. Ketchum and Hendrikus Harold van Andel. No current member of the Audit Committee is a “financial expert”.

CODE OF ETHICS

We have adopted a Code of Ethics that applies to our Chief Executive Officer and Chief Financial and Accounting Officers.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation paid by us during the three years ended on December 31, 2004 to our Chief Executive Officer and our other executive officers and executive officers of our subsidiaries, who were serving as executive officers on December 31, 2004 and received total salary and bonus in excess of $100,000 during fiscal year 2004 (the “Named Executive Officers”).

						Long-term Compensation Awards
Name and Principal Position As of December 31, 2004	Year	Salary			Other Annual Compensation	Securities Underlying Options/SARs (#)
Franz J. Kruger President and Chief Executive Officer of LTC (1)	2004 2003 2002	$ $ $	430,881 390,721 266,362	(2) (3) (4)		-0- -0- -0-
John J. McGovern Chief Financial Officer of LTC (5)	2004 2003 2002		$60,000 N/A N/A		(6)	-0- -0- -0-
Ralf Tolksdorf Chief Financial Officer of GAIA (7)	2004 2003 2002	$ $ $	379,927 340,332 261,199	(8) (9) (10)		-0- -0- -0-
Andrew J. Manning Executive Vice President and Chief Technical Officer of LTC	2004 2003 2002	$ $ $	175,000 148,750 155,966	(11)		-0- 100,000 -0-

(1)	Dr. Kruger served as Chief Operating Officer of LTC during fiscal 2003 and Chief Executive Officer of LTC from February 6, 2004 to June 20, 2005.
(2)	Includes $87,577 from LTC and $343,304 consulting fee from GAIA.
(3)	Includes $78,635 from LTC and $312,086 consulting fee from GAIA. $14,596 of salary payable by LTC to Dr. Kruger was deferred by LTC.
(4)	Includes $241,818 consulting fee from GAIA from January 1, 2002 through December 31, 2002 and $24,544 consulting fee from LTC from September 1, 2002 through December 31, 2002.
(5)	Mr. McGovern served as Chief Financial Officer of LTC from June 25, 2004 to June 20, 2005.
(6)	100,000 warrants issued to Bridgehead Partners. Mr. McGovern is the Chairman and Managing Director of Bridgehead Partners.
(7)	Mr. Tolksdorf served as Chief Financial Officer of LTC from November 18, 2002 to June 25, 2004.
(8)	Includes $87,577 from LTC and $292,350 consulting fee from GAIA.
(9)	Includes $93,035 from LTC and $247,297 consulting fee from GAIA. $14,596 of salary payable by LTC to Mr. Tolksdorf was deferred.
(10)	Includes $219,199 consulting fee from GAIA from January 1, 2002 through December 31, 2002 and $42,000 consulting fee from LTC from September 1, 2002 through December 31, 2002.
(11)	$26,250 of salary payable to Dr. Manning during 2003 was deferred by LTC.

AGGREGATED DECEMBER 31, 2004 OPTION VALUES

Name	Number of Securities Underlying Unexercised Options at FY-End (#) Exercisable/Unexercisable	Value of Unexercised In-The-Money Options at FY-End (#) Exercisable/Unexercisable
Franz J. Kruger	0/0	$0/0
John J. McGovern	0/0	$0/0
Ralf Tolksdorf	0/0	$0/0
Andrew J. Manning	28,453/28,453	$0/0

The above table sets forth information with respect to the number and value of in-the-money unexercised options held by the Named Executive Officers at the end of fiscal year 2004. The value of in-the-money unexercised options held at December 31, 2004 is based on the closing “bid” price of $0.330 per share of common stock on December 31, 2004. All of the options held by Named Executive Officers had exercise prices in excess of $0.330 as of December 31, 2004. Accordingly, there were no in-the-money unexercised options as of that date. No options were exercised by the Named Executive Officer in fiscal year 2004.

LONG TERM INCENTIVE PLANS – AWARDS IN LAST FISCAL YEAR

Name	Number of Shares, Units or Other Rights (#)		Performance or other Period Until Maturation or Payout
Franz J. Kruger	0
John J. McGovern	50,000 50,000	(1) (1)	6/1/04(2) 4/14/05(2)
Ralf Tolksdorf	0
Andrew J. Manning	0

(1)	Five year warrants to purchase shares of LTC common stock at $1.91 per share.
(2)	Vesting date.

EMPLOYMENT AGREEMENTS AND CERTAIN EMPLOYEE MATTERS

LTC entered into an Employment Agreement with Andrew J. Manning, for a period of three years commencing as of June 20, 2005 with respect to the services of Dr. Manning as the President and Chief Operating Officer of LTC. The Agreement provides for a salary of $275,000 per year retroactive to January 1, 2005.

LTC entered into an Employment Agreement with William F. Hackett, for a period of three years commencing as of June 20, 2005 with respect to the services of Mr. Hackett as the Chief Financial Officer, Executive Vice President and Treasurer of LTC. The Agreement provides for a salary of $275,000 per year, a signing bonus of $50,000 and an annual discretionary bonus of up to 25% of Mr. Hackett’s salary (with a minimum of $34,375 for 2005).

LTC entered into an Employment Agreement with Ralf Tolksdorf, for a period of three years commencing as of April 15, 2003. The Agreement provides for a salary of $97,308 per year to be paid by LTC.

GAIA Advanced Lithium Battery Systems Europe GmbH (“GAIA Europe”) entered into a Consultancy Agreement with InnoventisConsulting GmbH with respect to the services of Dr. Franz Kruger as the Managing Director of GAIA Europe pursuant to which Innoventis represented Dr. Kruger. Dr. Kruger will provide consulting services to GAIA Europe including strategic advice and consulting on sales, joint ventures and other business opportunities, particularly in Europe. The consulting agreement with Dr. Kruger provides for a monthly fee of €23,000 from April 1, 2005 through August 31, 2006, plus reimbursement for certain expenses.

GAIA entered into an Agreement with Dr. Klaus Brandt providing for an annual salary of €170,000 from April 1, 2005 through December 31, 2007 with respect to the services of Dr. Brandt as the Managing Director of GAIA.

GAIA entered into a Consultancy Agreement with RTU Ralf Tolksdorf Unternehmensberatung GmbH with respect to the services of Ralf Tolksdorf as the Managing Director of Finances, Organization etc. of GAIA. RTU represents Mr. Tolksdorf. The Consultancy Agreement has a four-year term from September 1, 2002 to August 31, 2006. RTU charges a monthly fee of €18,800 for Mr. Tolksdorf’s services through June 20, 2005, and €13,917 effective June 20, 2005.

COMPENSATION OF DIRECTORS

Directors receive no cash compensation for serving on our Board of Directors. In the past, each of our non-employee directors received an option to purchase 667 shares of common stock under our Directors Plan upon election to the Board. Our Directors Plan has been terminated. It is currently our policy to award an option to purchase 667 shares of common stock under our 2002 Stock Incentive Plan to each non-employee director who is elected to the Board. Each non-employee director is eligible to receive additional options approved by the Board or option committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth as of July 15, 2005, the number and percentage of outstanding shares of our common stock beneficially owned by our Named Executive Officers, directors and stockholders owning more than 5% of our common stock and our executive officers and directors as a group:

Name of Owner	Shares Beneficially Owned		Percentage of Class (1)
Arch Hill Capital N.V. (2)	249,245,000	(10)	79%
Stichting Gemeenschappelijk Bezit LTC(2)	242,653,589	(11)	77%
Stichting Gemeenschappelijk Bezit GAIA(2)	6,591,411	(12)	6%
David Cade (3)(5)	42,575	(13)	*
William F. Hackett(3)(5)(6)	-0-		-0-
Stephen Hope (3) (5)	62,821	(14)	*
Ralph Ketchum (3) (5)	36,123	(15)	*
Franz J. Kruger (4) (5) (7)	-0-	(16)	-0-
Andrew J. Manning (3) (5) (8)	28,453	(13)	*
Arif Maskatia (3) (5)	3,167	(13)	*
John J. McGovern (3) (5)	300,000	(17)	*
Marnix Snijder (2) (5)	-0-	(18)	-0-
Ralf Tolksdorf (4) (5)	-0-	(19)	-0-
Hendrikus Harold van Andel (2)(5) (9)	-0-	(20)	-0-
All Named Executive Officers and Directors as a Group (10 persons)	473,139	(16)(18) (19)(21)	*

(1)	The percentage of class calculation for each person or entity is based on the number of shares of Common Stock outstanding as of July 15, 2005 113,906,740 plus the number of shares of Common Stock issuable to the person or entity upon exercise of convertible securities held by such person or entity.
(2)	Address: Parkweg 2, NL - 2585 JJ’s Gravenhage, Netherlands.
(3)	Address c/o Lithium Technology Corporation, 5115 Campus Drive, Plymouth Meeting, PA 19462.
(4)	Address c/o GAIA Akkumulatorenwerke GmbH, Montaniastrasse 17, D-99734 Nordhausen, Germany.
(5)	Director of Company.
(6)	Chief Financial Officer, Executive Vice President and Treasurer.
(7)	Managing Director of GAIA Advanced Lithium Battery Systems Europe GmbH.

(8)	President and Chief Operating Officer of the Company.
(9)	Chairman of the Board.
(10)	Consists of all of the securities owned by Stichting Administratiekantoor GAIA (“Stichting GAIA”) and Stichting Administratiekantoor LTC (“Stichting LTC”). See Notes (11) and (2).
(11)	Consists of 40,828,246 shares of Common Stock, 31,619,718 shares issuable as a result of the conversion of $2,175,000 balance of $3,000,000 of convertible notes and payment of interest, 1,500,000 shares issuable upon exercise of $2.00 warrants, 9,889,625 shares issuable upon conversion of $2.40 warrants, 34,100,000 shares issuable upon conversion of $1,705,000 of Series A Preferred/Notes, 17,050,000 shares issuable upon conversion of 125% A Warrants, 17,050,000 shares issuable upon conversion of 150% A Warrants, 36,800,000 shares issuable upon conversion of Series B Notes, 18,400,000 shares issuable upon conversion of 125% B Warrants, 18,400,000 shares issuable upon conversion of 150% B Warrants, 8,184,000 shares payable as interest on the Series A Notes and 8,832,000 shares payable on the Series B Notes.
(12)	Consists of 5,981,036 shares of Common Stock and 610,375 shares issuable upon conversion of $2.40 warrants.
(13)	Consists of options.
(14)	Includes options to purchase 4,250 shares; 54,054 shares held directly by Mr. Hope; and 4,517 shares held by Hazel Hope, the Executrix of the Estate of Henry Hope.
(15)	Includes options to purchase 4,417 shares; 19,214 shares held directly by Mr. Ketchum; and 12,492 shares held by Mr. Ketchum’s spouse.
(16)	Does not include 278,352 shares of Common Stock held by Stichting GAIA which in turn holds an interest in such shares for the benefit of Franz Kruger. Dr. Kruger does not have the power to vote or control the disposition of such shares nor does he have the right to receive such shares on any specific date, and accordingly disclaims beneficial ownership of such shares. Stichting GAIA does not have the power to vote or control the disposition of such shares nor does it have the right to receive such shares on any specific date and accordingly disclaims beneficial ownership of such shares.
(17)	Consists of warrants.
(18)	Does not include 1,116,000 shares of Common Stock held by Stichting GAIA, for the benefit of Marnix Snijder. Mr. Snijder does not have the power to vote or control the disposition of such shares, nor does he have the right to receive such shares on any specific date, and accordingly disclaims beneficial ownership of such shares.
(19)	Does not include 261,651 shares of Common Stock held by Stichting GAIA, for the benefit of Ralf Tolksdorf. Mr. Tolksdorf does not have the power to vote or control the disposition of such shares, nor does he have the right to receive such shares on any specific date, and accordingly disclaims beneficial ownership of such shares.
(20)	Does not include 4,200,000 shares of Common Stock held by Stichting GAIA, for the benefit of Hendrikus Harold van Andel. Mr. van Andel does not have the power to vote or control the disposition of such shares, nor does he have the right to receive such shares on any specific date, and accordingly disclaims beneficial ownership of such shares.
(21)	Includes 90,277 shares and options/warrants to purchase 382,862 shares.
*	Less than 1%.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have received subordinated loans from Arch Hill and silent partnership loans from related parties. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

We entered into a bridge financing agreement with Arch Hill Capital. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

In the share exchange we issued Series A Preferred Stock to Arch Hill Ventures, which was converted in the aggregate into 5,567,027 shares of our common stock on February 25, 2004.

On February 25, 2004, Arch Hill Capital converted $3,949,000 of promissory notes that it held into 1,975,500 shares of Company common stock pursuant to the terms of such notes.

In April and August 2004, we exchanged certain debt owed to Arch Hill Capital and Arch Hill Ventures for our equity securities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

In December 2004, $3,000,000 of April 2004 debentures accrued and unpaid interest were converted by Stichting LTC into 42,619,718 shares of common stock. Stichting LTC is entitled to acquire from us pursuant to a Notice of Conversion dated December 8, 2004, 40,000,000 fully paid and nonassessable shares of our common stock pursuant to the conversion of $3,000,000 principal amount of Debentures dated April 13, 2004, and 2,619,178 shares of common stock in payment of $196,438.36 of accrued and unpaid interest on the debentures, for a total of 42,619,178 shares of common stock.

On May 11, 2005, we entered into an agreement with Stichting LTC amending the terms of the Series B Units held by Stichting LTC. The Amendment resulted in an increase in the number of shares of our securities beneficially held by Stichting LTC and Arch Hill Capital. All of the B Units are held by Stichting LTC, an entity controlled by Arch Hill Capital. In addition on May 6, 2005, since no Series A or Series B Preferred Stock were authorized on such date, pursuant to the Amendment Agreement, Stichting LTC exchanged the right to receive Series A and Series B Preferred Stock into LTC Convertible Promissory Notes having the same terms as the Series A and Series B Preferred Stock, respectively. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

As of July 15, 2005, Arch Hill Capital beneficially owned 249,245,000 shares of our common stock which constitutes approximately 79% of our common stock on an as-converted basis, including shares beneficially owned by Arch Hill Capital and shares issuable upon conversion of convertible securities held by Arch Hill Capital but not including any shares issuable upon conversion of outstanding convertible securities held by any other person. Accordingly, Arch Hill Capital is a controlling stockholder and is able to control the outcome of all matters submitted to our stockholders for approval, including the election of our directors, amendments to our Certificate of Incorporation or a merger, sale of assets or other significant transactions, without the approval of our other stockholders. In addition, Arch Hill Capital controls a majority of the voting power of GAIA Holding and GAIA by virtue of its ownership of a controlling interest in us. As a result, Arch Hill Capital has an effective veto power over the management and operations of, and corporate transactions by, us, GAIA Holding or GAIA which management or non-control stockholders of such entities might desire. The calculation of percentage of our common stock beneficially owned by Arch Hill Capital is based on the number of shares of our common stock currently outstanding as of July 15, 2005 (113,906,740) plus the number of shares of our common stock issuable to Arch Hill Capital upon conversion of convertible securities held by such entity. See “Security Ownership of Certain Beneficial Owners and Management and Related Stockholders Matters.”

Stichting GAIA holds an interest in 278,352 shares for the benefit of Franz Kruger and 261,651 of such shares for the benefit of Ralf Tolksdorf and 4,200,000 shares for the benefit of Harold van Andel. Stichting GAIA intends to transfer the underlying shares of common stock to Dr. Kruger and Mr. Tolksdorf once such shares are included in an effective registration statement filed with the SEC and upon payment to Arch Hill Ventures of €76,200 by Dr. Kruger and €71,268 by Mr. Tolksdorf plus 6% interest on such amount from March 1, 2001. Dr. Kruger does not have the power to vote or control the disposition of such shares nor does he have the right to receive such shares on any specific date, and accordingly disclaims beneficial ownership of such shares. Mr. Tolksdorf does not have the power to vote or control the disposition of such shares nor does he have the right to receive such shares on any specific date, and accordingly disclaims beneficial ownership of such shares. Stichting GAIA does not have the power to vote or control the disposition of such shares nor does it have the right to receive such shares on any specific date and accordingly disclaims beneficial ownership of such shares. Mr. van Andel does not have the power to vote or control the disposition of such shares nor does he have the right to receive such shares on any specific date, and accordingly disclaims beneficial ownership of such shares.

We have entered into agreements with our executive officers as described above in Item 10 “Executive Compensation”.

LTC had an Employment Agreement with Franz J. Kruger which was terminated on June 20, 2005 providing for annual compensation of $97,308.

GAIA had a Consultancy Agreement with InnoventisConsulting GmbH with respect to the services of Dr. Franz Kruger as the Chairman of Management of GAIA which was terminated on March 31, 2005 providing for annual compensation of €23,000.

LTC had a services agreement with Bridgehead Partners as extended, from June 1, 2004 to June 30, 2005 pursuant to which Bridgehead Partners performed financial reporting and related services. John J. McGovern, Chief Financial Officer of LTC from June 25, 2004 through June 20, 2005, is the Chairman and Managing Director of Bridgehead Partners. From January 1, 2005 through June 30, 2005 the Company will pay a $15,000 per month retainer. Mr. McGovern also received a $35,000 performance bonus and five year fully vested warrants for 200,000 shares of Company common stock with an exercise price of $0.064. The original Bridgehead Partners services agreement provided for a $10,000 per month retainer from June 1, 2004 through December 31, 2004 and five year warrants for 100,000 shares of Company common stock with an exercise price of $1.91. The first tranche vested on June 1, 2004.

We believe that the transactions described above were fair to us and were as favorable to us as those that we might have obtained from non-affiliated third parties, given the circumstances under which such transactions were proposed and effectuated.

DESCRIPTION OF SECURITIES

We have summarized below the material provisions of our Restated Certificate of Incorporation, Amended By-Laws and other instruments defining the rights of our securities holders. Our summary may not contain all of the information that is important to you. See “Available Information” for information about how to obtain a copy of the documents described in this section.

GENERAL

Our Certificate of Incorporation currently authorizes 125,000,000 shares of our common stock, $0.01 par value per share and 100,000 shares of our preferred stock, $0.01 par value per share. As of July 15, 2005, we have outstanding 113,906,740 shares of common stock and no shares of our preferred stock.

Stockholders holding a majority of the outstanding shares of our common stock approved on May 31, 2005 an amendment to our Certificate of Incorporation to increase the authorized number of shares of common stock to 750,000,000 and preferred stock to 100,000,000 and to designate 1,000 shares of preferred stock as Series A Convertible Preferred Stock. The amendment will be effective on July 28, 2005.

Effective July 28, 2003, LTC implemented a one-for-twenty reverse stock split of our common stock.

COMMON STOCK

Each share of common stock entitles the holder to one vote on each matter submitted to a vote of our stockholders, including the election of directors. There is no cumulative voting. Subject to preferences that may be applicable to any outstanding preferred stock, stockholders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors. Stockholders have no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions related to the common stock. In the event of liquidation, dissolution or winding up of the Company, stockholders are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

PREFERRED STOCK

Preferred stock may be issued in one or more series as may be designated by our Board of Directors.

The preferred stock may be entitled to such dividends, redemption rights, liquidation rights, exercise rights and voting rights as the Board of Directors, in its discretion, may determine, in a resolution or resolutions providing for the issuance of any such stock. Rights granted by the Board of Directors may be superior to those of existing shareholders (including the right to elect a controlling number of directors as a class). Preferred stock can be issued without the vote of the holders of common stock. No shares of preferred stock were outstanding at July 15, 2005.

The Series A Preferred Stock authorized by the majority stockholders, upon issuance, will have a stated value of $1,000 per share.

The Series A Preferred Stock is senior to the common stock with respect to payment of dividends and amounts upon liquidation, dissolution or winding up.

The Series A Preferred Stock will receive dividends when, and if, declared on our common stock, on an as-converted basis at the rate of 8% of the liquidation preference per share per annum. The holders of Series B Preferred Stock will be entitled to receive, in the event of liquidation, dissolution, whether voluntary or involuntary, payment of $1,000 for each share of Series A Preferred Stock held, in preference to holders of any junior class of stock.

The Series A Preferred Stock is convertible into shares of common stock at a conversion price equal to 80% of the average closing price of common stock on the Over-the-Counter Bulletin Board for the 20 trading days immediately preceding the day upon which we receive a conversion notice from the Series A Preferred Stockholder. The Series A Preferred Stock has a final mandatory conversion date of November 19, 2007.

The approval of the holders of 75% of the outstanding Series A Preferred Stock is required to amend our Certificate of Incorporation, which may materially adversely affect the rights of holders of Series A Preferred Stock. Except with respect to such transactions upon which the Series A Preferred Stock shall be entitled to vote separately as a class and except as otherwise required by Delaware law, the Series A Preferred Stock shall have no voting rights.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION ON LIABILITY

Our By-laws provide for indemnification of our “authorized representatives” against:

•	expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person, by reason of the fact that such person was or is our authorized representative, in connection with a threatened, pending or completed third party proceeding, whether civil or criminal, administrative or investigative, if such individual acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, our best interests, and, if the action was a criminal proceeding, if such person had no reasonable cause to believe that such person’s conduct was unlawful; and

•	expenses actually and reasonably incurred by such person in connection with the defense or settlement of a threatened, pending or completed corporate proceeding, by reason of the fact such person was or is our authorized representative, if such person acted under the standards set forth above and if such person was not found liable (or if found liable, if a proper court found such person to be fairly and reasonably entitled to indemnification).

Our By-laws also provide for mandatory indemnification of our authorized representatives who have been successful in defense of any third party or corporate proceeding or in defense of any claim, issue or matter therein, against expenses actually and reasonably incurred in connection with such defense.

Our “authorized representatives” include our directors, employees or agents or persons serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

In addition, our Certificate of Incorporation provides that, to the full extent that Delaware Law permits the limitation or elimination of the liability of directors or officers of a corporation, our directors shall not be personally liable to us or our stockholders for monetary damages. As a result, we and our stockholders may be unable to obtain monetary damages from a director for breach of his duty of care. Although our stockholders may continue to seek injunctive or other equitable relief for an alleged breach of fiduciary duty by a director, our stockholders may not have any effective remedy against the challenged conduct if equitable remedies are unavailable.

We carry directors’ and officers’ liability insurance covering losses up to $5,000,000 (subject to certain deductible amounts).

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE ARTICLES OF INCORPORATION

The authorized but unissued shares of our common and preferred stock are available for future issuance without our shareholders’ approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of the Company that may otherwise be beneficial to shareholders by diluting the shares held by a potential suitor or issuing shares to a shareholder that will vote in accordance with the Company’s Board of Directors’ desires. A takeover may be beneficial to shareholders because, among other reasons, a potential suitor may offer shareholders a premium for their shares of stock compared to the then-existing market price.

OUTSTANDING AND ISSUABLE SECURITIES

At July 15, 2005, the Company had outstanding the following convertible securities, warrants, options and commitments to issue Company securities:

Convertible Debentures and Notes

•	$2,175,000 in principal of 10% convertible debentures convertible into 29,000,000 shares of Common Stock plus accrued and unpaid interest payable in 2,619,178 shares of Common Stock. These debentures are beneficially owned by Arch Hill Capital N.V., a controlling stockholder of the Company (“Arch Hill Capital”).

•	$2,705,000 in principal of Series A convertible notes (the “Series A Notes”), plus accrued and unpaid interest payable in shares of Common Stock, convertible into shares of Common Stock at a conversion price equal to 80% of the average closing price of Common Stock on the Over-the-Counter Bulletin Board for the 20 trading days immediately preceding the day upon which the Company receives a conversion notice from the noteholder. Interest on the Series A Notes is due and payable in Common Stock at a price equal to the conversion price of the Series A Notes. Assuming a conversion price of $0.05, the Series A Notes would convert into 54,100,000 shares of Common Stock not taking into account interest payable in shares of Common Stock. $1,705,000 of the Series A Notes are beneficially owned by Arch Hill Capital.

•	$1,840,000 in principal of Series B convertible notes (the “Series B Notes”), plus accrued and unpaid interest payable in shares of Common Stock, convertible into shares of Common Stock at a conversion price equal to 80% of the average closing price of Common Stock on the Over-the-Counter Bulletin Board for the 20 trading days immediately preceding the day upon which the Company receives a conversion notice from the Series B noteholder. Interest on the Series B Notes is due and payable in Common Stock at a price equal to the conversion price of the Series B Notes. Assuming a conversion price of $0.05, the Series B Notes would convert into 36,800,000 shares of Common Stock not taking into account interest payable in shares of Common Stock. The Series B Notes are beneficially owned by Arch Hill Capital.

•	$298,000 in principal of 8% convertible notes (the “8% Notes”), plus accrued and unpaid interest convertible into shares of Common Stock at a conversion price equal to 85% of the average closing price of Common Stock on the Over-the-Counter Bulletin Board for the 20 trading days immediately preceding the day upon which the Company receives a conversion notice from the noteholder. Interest on the 8% notes is due and payable in Common Stock at a price equal to the conversion price of the 8% notes. The holders of $251,000 in principal of 8% notes have sent conversion notices to the Company during 2005 and the Company is obligated to deliver 5,020,000 shares of Common Stock to such holders upon an increase in the authorized number of shares of Common Stock not taking into account interest payable in shares of Common Stock. Assuming a conversion price of $0.05, the $47,000 of outstanding unconverted 8% notes would convert into 940,000 shares of Common Stock not taking into account interest payable in shares of Common Stock.

•	$1,350,000 in principal of 12% convertible debentures (the “12% debentures”), plus accrued and unpaid interest payable in shares of Common Stock, convertible into shares of Common Stock at a conversion price of $0.05 per share. Interest on the 12% debentures is due and payable in Common Stock at a price equal to the conversion price of the 12% debentures. At a conversion price of $0.05, the $1,350,000 of 12% debentures would convert into 27,000,000 shares of Common Stock not taking into account interest payable in shares of Common Stock. The Company may issue up to an additional $1,300,000 in principal of 12% debentures through August 9, 2005.

Series A Preferred Stock

•	The Company sold A Units in 2004 and is obligated to issue and deliver to one investor one thousand shares of Series A Preferred Stock upon an increase in the authorized number of shares of Preferred Stock and designation of the Series A Preferred Stock. On May 31, 2005 the holders of a majority of the Company’s outstanding shares of common stock authorized an increase in our common stock, par value $0.01 per share, from 125,000,000 shares to 750,000,000 shares, an increase in our preferred stock, par value $0.01 per share, from 100,000 to 100,000,000 shares and the designation of 1,000 shares of preferred stock as Series A Convertible Preferred Stock. The Series A Preferred Stock is convertible at a conversion price equal to 80% of the average closing price of Common Stock on the Over-the-Counter Bulletin Board for the 20 trading days immediately preceding the day upon which the Company receives a conversion notice from the Series A Preferred Stockholder. Assuming a conversion price of $0.05, the $1,000,000 of Series A Preferred Stock would convert into 20,000,000 shares of Common Stock not taking into account dividends payable in shares of Common Stock.

Warrants

•	Warrants to purchase 35,950,918 shares of Common Stock at prices ranging from $0.024 to $3.70 per share. Arch Hill Capital beneficially owns certain of these Warrants. See “Security Ownership of Certain Beneficial Owners and Management.”

•	The purchasers of the Series A Notes and Series A Preferred Stock (together, the “Series A Preferred/Notes”) were issued warrants which are exercisable upon conversion of the Series A Preferred/Notes. Each warrant will entitle the holder to purchase (i) ½ of a share of Common Stock for each share of Common Stock issued upon conversion of the Series A Preferred/Notes at an exercise price per share equal to 125% of the conversion price of the Series A Preferred/Notes then in effect upon conversion of the shares of Series A Preferred/Notes by the stockholder from time to time (the “125% A Warrants”), and (ii) ½ of a share of Common Stock for each share of Common Stock issued upon conversion of the

Series A Preferred/Notes at an exercise price per share equal to 150% of the conversion price of the Series A Preferred/Notes then in effect upon conversion of the shares of Series A Preferred/Notes by the stockholder from time to time (the “150% A Warrants”). 125% A Warrants and 150% A Warrants will be issued to holders of the outstanding $2,705,000 in principal Series A Notes and $1,000,000 of Series A Preferred Stock upon conversion of outstanding Series A Preferred/Notes. Assuming a conversion price of $0.05 for the $3,705,000 of outstanding Series A Preferred/Notes, the 37,050,000 125% A Warrants and 37,050,000 150% B Warrants would be issued at the exercise price of $0.0625 and $0.075, respectively.

•	The purchasers of the Series B Notes were issued warrants which are exercisable upon conversion of the Series B Notes. Each warrant will entitle the holder to purchase (i) ½ of a share of Common Stock at an exercise price per share equal to 125% of the conversion price of the Series B Notes then in effect upon conversion of the shares of Series B Notes by the noteholder from time to time (the “125% B Warrants”) and (ii) ½ of a share of Common Stock at an exercise price per share equal to 150% of the conversion price of the Series B Notes then in effect upon conversion of the shares of Series B Notes by the noteholder from time to time (the “150% B Warrants”). 125% B Warrants and 150% B warrants will be issued to holders of $1,840,000 Series B Notes upon conversion of the outstanding Series B Notes. Assuming a conversion price of $0.05 for the $1,840,000 of outstanding Series B Notes, the 18,400,000 125% B Warrants and 18,400,000 150% B Warrants would be issued at the exercise price of $0.0625 and $0.075, respectively.

•	The purchasers of the 8% Notes were issued warrants which are exercisable upon conversion of the 8% Notes. Each warrant will entitle the holder to purchase ½ of a share of Common Stock at an exercise price per share equal to 135% of the conversion price of the 8% Notes then in effect upon conversion of the shares of 8% Notes by the noteholder from time to time (the “135% Warrants”). Assuming a conversion price of $0.05 for the $42,000 of unconverted outstanding 8% notes, 420,000 135% Warrants would be issued at an exercise price of $0.0675.

Options

•	151,759 options to purchase Common Stock at prices ranging from $2.20 to $9.60 per share.

Loans

•	Under a bridge financing agreement between the Company and Arch Hill Capital the entire principal balance and all other sums due and payable under any promissory note issued by the Company to Arch Hill Capital on or after January 1, 2003 is payable upon twelve months written demand by Arch Hill Capital.

Notwithstanding the foregoing, at the option of Arch Hill Capital, the principal balance and all other sums due and payable under any promissory note issued by the Company to Arch Hill Capital on or after January 1, 2003 may be applied against the purchase price of equity securities being sold by the Company in any equity financing after the date of such note.

LEGAL MATTERS

The validity of the shares of common stock offered hereby and other legal matters in connection with the offering contained herein will be passed upon for our company by Gallagher, Briody & Butler, Princeton, New Jersey.

EXPERTS

The audited consolidated financial statements of Lithium Technology Corporation and subsidiaries as of December 31, 2004 for the year ended December 31, 2004 and for the period February 12, 1999 (inception of development stage) to December 31, 2004, included in this prospectus have been so included in reliance on the reports (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as disclosed in Note 3 to the consolidated financial statements) of BDO Seidman, LLP public accounting firm, given on the authority of said firm as experts in auditing and accounting. The audited consolidated financial statements of Lithium Technology Corporation and subsidiaries for the year ended December 31, 2003 included in this prospectus have been so included in reliance on the reports (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 3 to the consolidated financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form SB-2 in connection with the securities offered under this prospectus. As permitted by SEC rules, this prospectus does not contain all of the information contained in the registration statement or in the exhibits to the registration statement. For further information you may read and copy documents at the public reference room of the SEC at 450 5th Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC charges a fee for copies. Copies of this material should also be available through the Internet at the SEC EDGAR Archive, the address of which is http://www.sec.gov.

We intend to distribute to our shareholders annual reports containing audited financial statements. Our audited financial statements for the fiscal year December 31, 2004, were contained in our Annual Report on Form 10-KSB. We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended.

INDEX TO FINANCIAL STATEMENTS

LITHIUM TECHNOLOGY CORPORATION

AND SUBSIDIARIES

(DEVELOPMENT STAGE COMPANIES)

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page(s)
FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2004

Report of Independent Registered Public Accounting Firms	F-2 – F-3

Consolidated Balance Sheet at December 31, 2004	F-4

Consolidated Statements of Operations and Comprehensive Loss for the years ended December 31, 2004 and 2003 and the period from February 12, 1999 (inception of development stage) to December 31, 2004	F-5

Consolidated Statements of Changes in Stockholders’ Equity (Deficit) for the period from February 12, 1999 (inception of development stage) to December 31, 2004	F-6

Consolidated Statements of Cash Flows for the years ended December 31, 2004 and 2003 and the period from February 12, 1999 (inception of development stage) to December 31, 2004	F-7

Notes to Consolidated Financial Statements	F-8 to F-24

FINANCIAL STATEMENTS FOR THE QUARTER ENDED MARCH 31, 2005:

Consolidated Balance Sheet at March 31, 2005 (unaudited)	F-25

Consolidated Statements of Operations and Comprehensive Loss for the three months ended March 31, 2005 and 2004 and the period from February 12, 1999 (inception of development stage) to March 31, 2005 (unaudited)

F-26

Consolidated Statement of Changes in Stockholders’ Equity (Deficit) for the period from December 31, 2004 to March 31, 2005 (unaudited)	F-27

Consolidated Statements of Cash Flows for the three months ended March 31, 2005 and 2004 and the period from February 12, 1999 (inception of development stage) to March 31, 2005 (unaudited)	F-28

Notes to Consolidated Financial Statements	F-29-F-43

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Lithium Technology Corporation

Plymouth Meeting, Pennsylvania

We have audited the accompanying consolidated balance sheets of Lithium Technology Corporation as of December 31, 2004 and the related consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit), and cash flows for the year then ended and for the period February 19, 1999 (inception of development stage) to December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lithium Technology Corporation at December 31, 2004, and the results of its operations and its cash flows for the year then ended and for the period February 19, 1999 (inception of development stage) to December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

BDO Siedman, LLP

Philadelphia, Pennsylvania

April 15, 2005

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Lithium Technology Corporation:

In our opinion, the consolidated statements of operations and comprehensive loss, of stockholders’ equity (deficit) and of cash flows for the year ended December 31, 2003 present fairly, in all material respects, the results of operations and cash flows of Lithium Technology Corporation and subsidiaries (development stage companies) for the year ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company’s operating losses since inception and lack of adequate financing to fund its operations raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

April 13, 2004

LITHIUM TECHNOLOGY CORPORATION AND SUBSIDIARIES

(DEVELOPMENT STAGE COMPANIES)

CONSOLIDATED BALANCE SHEET

December 31, 2004

December 31, 2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$240,000
Accounts receivable	121,000
Inventories	141,000
Related party receivable	187,000
Prepaid expenses and other current assets	725,000

Total current assets	1,414,000
Property and equipment, net	6,461,000
Intangibles, net	8,416,000
Other assets	237,000

Total assets	$16,528,000

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$2,750,000
Accrued salaries	511,000
Current portion of long term debt	750,000
Payable to related party	—
Other current liabilities and accrued expenses	1,390,000

Total current liabilities	5,401,000
LONG-TERM LIABILITIES, LESS CURRENT PORTION
Subordinated loans from related party	5,684,000
Other long-term liabilities, less current portion	9,552,000
Convertible debt securities	1,859,000

Total long-term liabilities	17,095,000

Total liabilities	22,496,000

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ DEFICIT
Preferred stock, par value $.01 per share, Authorized—100,000 shares; Issued and outstanding: none	—
Preferred stock A, par value $1.00 per share, Authorized, issued and outstanding: none	3,473,000
Preferred stock B, par value $1.00 per share, Authorized, issued and outstanding: none	1,840,000
Common stock, par value $.01 per share, Authorized—125,000,000 shares; Issued and outstanding 53,923,964 shares	540,000
Additional paid-in capital	50,105,000
Cumulative translation adjustments	(5,816,000)
Accumulated deficit	(200,000)
Deficit accumulated during development stage	(55,910,000)

Total stockholders’ deficit	(5,968,000)

Total liabilities and stockholders’ deficit	$16,528,000

See accompanying notes to consolidated financial statements.

LITHIUM TECHNOLOGY CORPORATION AND SUBSIDIARIES

(DEVELOPMENT STAGE COMPANIES)

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

For the Years ended December 31, 2004 and 2003

And for the period from February 12, 1999 (inception of development stage) to December 31, 2004

	YEARS ENDED DECEMBER 31,		PERIOD FROM FEBRUARY 12, 1999 (INCEPTION OF DEVELOPMENT STAGE) TO DECEMBER 31,
	2004	2003	2004
REVENUES
Development contracts and prototype sales	$766,000	$229,000	$1,117,000

COSTS AND EXPENSES
Engineering, research and development	5,395,000	4,383,000	18,906,000
General and administrative	4,525,000	3,665,000	13,583,000
Depreciation and amortization	1,824,000	1,489,000	10,054,000
Intangibles expensed	—	—	3,700,000
Loss (gain) on sale of assets	57,000	7,000	107,000

	11,801,000	9,544,000	46,350,000
OTHER INCOME (EXPENSE)
Foreign government subsidies	435,000	885,000	2,842,000
Interest expense, net of interest income	(1,766,000)	(1,761,000)	(7,354,000)
Interest expense related to amortization of discount on convertible debt	(2,385,000)	—	(2,385,000)

	(3,716,000)	(876,000)	(6,897,000)

NET LOSS	$(14,751,000)	$(10,191,000)	$(52,130,000)

Charge for imbedded derivative and warrants—preferred shares	(3,654,000)	—	(3,654,000)
Dividends on preferred shares	(126,000)	—	(126,000)
Net loss to common shareholders	$(18,531,000)	(10,191,000)	$(55,910,000)

OTHER COMPREHENSIVE INCOME (LOSS)
Currency translation adjustments	567,000	(4,794,000)	(5,816,000)

COMPREHENSIVE LOSS	$(17,964,000)	$(14,985,000)	$(61,726,000)

Weighted average number of common shares outstanding:	32,612,005	9,978,797

Basic and diluted net loss per share:	$(0.57)	$(1.02)

See accompanying notes to consolidated financial statements.

LITHIUM TECHNOLOGY CORPORATION AND SUBSIDIARIES

(DEVELOPMENT STAGE COMPANIES)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

For the period from February 12, 1999 (inception of development stage) to December 31, 2004

	Convertible Preferred Stock *		Common Stock *		Additional Paid-in Capital *	Cumulative Translations Adjustments	Accumulated Deficit	Deficit Accumulated During Development
	Shares	Amount	Shares	Amount
Balances at February 12, 1999	1,000	$—	—	$—	$20,000	$—	$(200,000)	$—
Foreign currency translation adjustments	—	—	—	—	—	478,000	—	—
Net loss	—	—	—	—	—	—	—	(9,208,000)

Balances at December 31, 1999	1,000	—	—	—	20,000	478,000	(200,000)	(9,208,000)
Foreign currency translation adjustments	—	—	—	—	—	489,000	—	—
Net loss	—	—	—	—	—	—	—	(4,586,000)

Balances at December 31, 2000	1,000	—	—	—	20,000	967,000	(200,000)	(13,794,000)
Foreign currency translation adjustments	—	—	—	—	—	694,000	—	—
Capital contribution on asset transfer with Arch Hill affiliate	—	—	—	—	149,000	—	—	—
Net loss	—	—	—	—	—	—	—	(4,210,000)

Balances at December 31, 2001	1,000	—	—	—	169,000	1,661,000	(200,000)	(18,004,000)
Capital contribution by Arch Hill affiliate in lieu of debt repayment	—	—	—	—	1,585,000	—	—	—
Common stock deemed issued in Share Exchanges	—	—	3,214,855	32,000	7,021,000	—	—	—
Stock issued upon conversion of convertible notes	—	—	1,196,604	12,000	1,903,000	—	—	—
Foreign currency translation adjustments	—	—	—	—	—	(3,250,000)	—	—
Net loss	—	—	—	—	—	—	—	(9,184,000)

Balances at December 31, 2002	1,000	—	4,411,459	44,000	10,678,000	(1,589,000)	(200,000)	(27,188,000)
Foreign currency translation adjustments	—	—	—	—	—	(4,794,000)	—	—
Net loss	—	—	—	—	—	—	—	(10,191,000)

Balances at December 31, 2003	1,000	—	4,411,459	44,000	10,678,000	(6,383,000)	(200,000)	(37,379,000)
Common stock issued upon conversion of preferred stock	(1,000)	—	5,567,027	56,000	(56,000)	—	—	—
Stock issued upon conversion of convertible notes	—	—	29,045,650	291,000	33,546,000	—	—	—
Issuance of convertible preferred stock	7,095,000	7,095,000	—	—	—	—	—	—
Common stock issued as dividend on convertible preferred stock	—	—	571,964	6,000	120,000	—	—	(126,000)
Stock issued for services	—	—	54,216	—	105,000	—	—	—
Warrant issued for services	—	—	—	—	294,000	—	—	—
Stock issued upon conversion of 10% convertible debentures	—	—	3,511,988	35,000	1,020,000	—	—	—
Charge for fair value of warrants	—	—	—	—	2,279,000	—	—	(2,279,000)
Charge for embedded derivative	—	—	—	—	—	—	—	(1,375,000)
Stock issued upon conversion of convertible preferred stock	(1,782,000)	(1,782,000)	10,761,660	108,000	2,119,000	—	—	—
Foreign currency translation adjustments	—	—	—	—	—	567,000	—	—
Net loss	—	—	—	—	—	—	—	(14,751,000)

Balances at December 31, 2004	5,313,000	$5,313,000	53,923,964	$540,000	$50,105,000	$(5,816,000)	$(200,000)	$(55,910,000)

*	Amounts have been adjusted to account for amendment to terms of the Series A Preferred Stock and the reverse stock split as described in Note 14.

See accompanying notes to consolidated financial statements.

LITHIUM TECHNOLOGY CORPORATION AND SUBSIDIARIES

(DEVELOPMENT STAGE COMPANIES)

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years ended December 31, 2004 and 2003

For the period from February 12, 1999 (inception of development stage) to December 31, 2004

	YEARS ENDED DECEMBER 31,		PERIOD FROM FEBRUARY 12, 1999 (INCEPTION OF DEVELOPMENT STAGE) TO DECEMBER 31, 2004
	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(14,751,000)	$(10,191,000)	$(52,130,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,824,000	1,489,000	10,054,000
In-process research and development expensed	—	—	3,700,000
Loss on sale of assets	57,000	7,000	107,000
Non cash interest expense	3,926,000	1,595,000	7,964,000
Change in operating assets and liabilities, net of business acquisitions:
Accounts receivable	(106,000)	3,000	(120,000)
Inventories	(25,000)	29,000	(108,000)
Prepaid expenses and other current assets	(170,000)	64,000	(335,000)
Accounts payable and accrued expenses	1,575,000	1,162,000	3,934,000

Net cash used in operating activities	(7,670,000)	(5,842,000)	(26,934,000)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(911,000)	(578,000)	(4,590,000)
Investment in intangibles	(143,000)	(23,000)	(274,000)
Cash received in connection with Share Exchanges	—	—	20,000
Deposit on equipment	(26,000)	(100,000)	(226,000)
Proceeds from sale of assets	21,000	89,000	154,000

Net cash used in investing activities	(1,059,000)	(612,000)	(4,916,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayments of loans from financial institutions	(408,000)	(69,000)	(2,128,000)
Proceeds (repayments) of silent partnership loans	—	—	102,000
Proceeds (repayments) from related party loans	—	(363,000)	16,908,000
Proceeds from 10% convertible debentures, net of cost of issue	1,686,000	—	1,686,000
Proceeds from Series A & B units, net of cost of issue	3,550,000	—	3,550,000
Proceeds received from non-convertible promissory
notes from related party	4,000,000	6,872,000	11,961,000

Net cash provided by financing activities	8,828,000	6,440,000	32,074,000

Effect of exchange rate changes on cash	14,000	(24,000)	8,000

Net increase (decrease) in cash and cash equivalents	113,000	(38,000)	237,000
Cash and cash equivalents, beginning of period	127,000	165,000	3,000

Cash and cash equivalents, end of period	$240,000	$127,000	$240,000

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest	$225,000	$166,000	$711,000
Conversion of convertible debt into common stock	33,837,000	—	35,752,000
Conversion of convertible debt into preferred stock	3,545,000	—	3,545,000
Stock issued for services	105,000	—	105,000
Stock issued as dividend on convertible preferred stock	126,000	—	126,000
Warrants issued for services	294,000	—	294,000
Conversion of bridge notes to debentures	3,000,000	—	3,000,000
Conversion of A Units into common stock	1,782,000	—	1,782,000
Conversion of January 2004 debentures into common stock	1,055,000	—	1,055,000
Capital contribution by affiliate of Arch Hill in lieu of debt payment	—	—	1,734,000

See accompanying notes to consolidated financial statements.

LITHIUM TECHNOLOGY CORPORATION

AND SUBSIDIARIES

(DEVELOPMENT STAGE COMPANIES)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION, BUSINESS OF THE COMPANY AND RECENT DEVELOPMENTS

In 2002, Lithium Technology Corporation (“LTC”) closed share exchanges in which LTC acquired ownership of 100% of GAIA Holding B.V. (“GAIA Holding”) from Arch Hill Ventures, N.V., a private company limited by shares, incorporated under the laws of the Netherlands (“Arch Hill Ventures”), which is controlled by Arch Hill Capital N.V. (“Arch Hill Capital”), a private company limited by shares, incorporated under the laws of the Netherlands (the “Share Exchanges”). In November 2004, Arch Hill Capital and Arch Hill Ventures transferred all LTC securities owned by such entities to Stichting Gemeenschappelijk Bezit GAIA (“Stichting GAIA”) and Stichting Gemeenschappelijk Bezit LTC (“Stichting LTC”), entities controlled by Arch Hill Capital.

Subsequent to the Share Exchanges, Arch Hill Capital effectively controls LTC. As a result, the Share Exchanges were accounted for as a reverse acquisition, whereby for financial reporting purposes, GAIA Holding is considered the acquiring company. Hence, the historical financial statements of GAIA Holding became the historical financial statements of the Company and include the results of operations of LTC only from the acquisition date of October 4, 2002.

GAIA Holding, a private limited liability company incorporated under the laws of the Netherlands, is the 100% beneficial owner of GAIA Akkumulatorenwerke GmbH (“GAIA”). GAIA Holding (formerly known as Hill Gate Investments B. V.) was incorporated in 1990 and only had limited operations until the acquisition of GAIA on February 12, 1999 (inception of development stage). GAIA is a private limited liability company incorporated under the laws of Germany. GAIA Holding’s ownership interest in GAIA is held through certain trust arrangements (see Note 2).

The date of inception of the Company’s development stage is February 12, 1999. Prior to inception of development stage activities, the Company incurred accumulated losses of $200,000, and these losses have been segregated from the Company’s deficit accumulated during the development stage in the consolidated financial statements.

The Company considers itself to have one operating segment. The Company is a development and pilot-line production stage company that develops large format lithium-ion rechargeable batteries to be used as a new power source for emerging applications in the automotive, stationary power, and national security markets.

Effective July 28, 2003, LTC implemented a one-for-twenty reverse stock split of the Company’s common stock (See Note 10). On May 9, 2003, the Company reduced the outstanding and authorized Series A Preferred Stock from 100,000 to 1,000 shares. The reverse stock split and Preferred Stock reduction have been reflected retroactively in the consolidated financial statements and notes for all periods presented and all applicable references as to the number of common shares and per share information, preferred shares, stock option data and market prices have been restated to reflect the reverse stock split and Preferred Stock reduction. In addition, stockholders’ deficit has been restated retroactively for all periods presented for the par value of the number of shares that were eliminated.

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES

BASIS OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or classification of liabilities that might be necessary should the Company be unable to operate in the normal course of business.

GAIA Holding is the beneficial owner of all of the issued and outstanding shares of GAIA. Legal ownership of the outstanding shares of GAIA are held pursuant to certain Dutch and German trust agreements by two Netherlands entities (the “Nominal Stockholders”) for the risk and account of GAIA Holding. Based on the Dutch and German trust agreements, the Nominal Stockholders are obligated to transfer the legal ownership of the shares in GAIA without any further payments to GAIA Holding. Pursuant to the trust agreements, GAIA Holding has the right to vote the shares of GAIA held by the Nominal Stockholders. The results of GAIA are included in the results of GAIA Holding as of the date of acquisition.

ESTIMATES AND UNCERTAINTIES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“generally accepted accounting principles”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results, as determined at a later date, could differ from these estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value estimates, assumptions and methods used to estimate fair value of the Company’s financial instruments are made in accordance with the requirements of SFAS No. 107, “Disclosures about Fair Value of Financial Instruments.” The Company has used available information to derive its estimates. However, because these estimates are made as of a specific point in time, they are not necessarily indicative of amounts the Company could realize currently. The use of different assumptions or estimating methods may have a material effect on the estimated fair value amounts.

The carrying amounts of cash and cash equivalents, accounts receivable net, accounts payable, accrued expenses and short-term notes payable approximate fair value due to the short-term nature of the instruments.

Long-term liabilities are comprised of the loans from financial institutions, related party loans and other long-term loans. The Company’s long-term loans from financial institutions and other long-term loans approximate fair value.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investment instruments purchased with an initial remaining maturity of three months or less to be cash equivalents.

INVENTORIES

Inventories primarily include raw materials and auxiliary materials required for the production process. Inventories are valued at the lower of cost or net realizable value. The cost of inventories is determined by using the weighted average method. Cost elements included in inventories comprise all costs of purchase and other costs incurred to bring the inventories to their present location and condition.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost and primarily consist of buildings, technical and lab equipment, furniture and office equipment and leasehold improvements. In the period assets are retired or otherwise disposed of, the costs and accumulated depreciation are removed from the accounts, and any gain or loss on disposal is included in results of operations. Property and equipment are depreciated using the straight-line method over their estimated useful lives as follows:

Buildings	25 years
Technical and laboratory equipment	7-14 years
Office equipment and other	1-5 years

INTANGIBLES

Intangibles consist of amounts capitalized by GAIA for patents, which are recorded at cost and are amortized using the straight-line method over their estimated useful lives of 13 to 17 years commencing upon final approval by the foreign regulatory body. Intangibles also include amounts relating to the core patented technology of LTC, as determined by an independent valuation, in connection with the allocation of the purchase price resulting from the Share Exchanges. These intangibles are being amortized using the straight-line method over their estimated useful lives of 12 years commencing October 4, 2002.

LONG-LIVED ASSETS

The Company periodically evaluates the carrying value of long-lived assets when events and circumstances indicate the carrying amounts may not be recoverable. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flows expected to result from the use and eventual disposition from such assets are less than the carrying value. If the sum of the expected cash flows (undiscounted and without finance charges) is less than the carrying amount of the asset, the Company recognizes an impairment loss on the asset. In that event, a loss is recognized for the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined by quoted market prices in active markets, if available, or by using the anticipated cash flows discounted at a rate commensurate with the risks involved. The Company conducted an evaluation of the carrying values of the its long-lived assets, specifically its patents, at the end of 2004. In performing this evaluation, the Company analyzed and confirmed the continued applicability of these patented technologies in the Company’s products and their recoverability from projected future cash flows of the Company as embodied in the Company’s internal strategic forecast.

INCOME TAXES

Deferred tax assets and liabilities are computed for temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the temporary differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

REVENUES

The Company performs certain research and development for other companies and sells prototypes to third parties. Revenue is recognized as services are rendered or products are delivered, the price to the buyer is fixed and determinable, and collectibility is reasonably assured.

OTHER INCOME

The Company receives subsidies from foreign governmental agencies to reimburse the Company for certain research and development expenditures. Subsidies are recorded as other income.

FOREIGN CURRENCY TRANSLATION

The functional currency for foreign operations is the local currency. For these foreign entities, the Company translates assets and liabilities at end-of-period exchange rates. The Company records these translation adjustments in cumulative other comprehensive income (loss), a separate component of equity in the consolidated balance sheet. For revenues, expenses, gains and losses, the weighted average exchange rate for the period is used to translate those elements.

STOCK OPTIONS

In accordance with Statement of Financial Accounting Standard (“SFAS”) No. 123, “Accounting for Stock-based Compensation” (SFAS No. 123), the Company has elected to account for stock option grants to employees using the intrinsic value based method prescribed by APB Opinion No. 25.

NET LOSS PER COMMON SHARE

The Company has presented net loss per common share pursuant to SFAS No. 128, “Earnings Per Share”. Net loss per common share is based upon the weighted average number of outstanding common shares. The Company has determined that the as-if converted common shares related to the preferred shares should be included in the weighted average shares outstanding for purposes of calculating basic earnings per share. These shares were converted to Common Stock during 2004. The Company made such determination because: 1) Arch Hill Capital, which controls the Company, has the ability to authorize the necessary shares for conversion; 2) the preferred shares have no significant preferential rights above the common shares; and 3) the preferred shares will automatically convert at a later date upon proper share authorization. As a result, weighted average shares outstanding included in the calculation of basic and diluted net loss per common share for the years ended December 31, 2004 and 2003 was as follows:

	2004	2003
Series A Preferred Stock	—	5,567,027
Common Stock	32,612,005	4,411,770

Total	32,612,005	9,978,797

Due to net losses in the years ended December 31, 2004 and 2003, the effect of the potential common shares resulting from convertible promissory notes payable, stock options and warrants in those years were excluded, as the effect would have been anti-dilutive.

	2004	2003
Convertible promissory notes	—	1,955,188
10% convertible debentures	16,437,370	—
Contingently issuable shares under promissory notes	—	2,462,786
Contingently issuable shares under 10% debentures	4,904,351	—
Warrants	423,596	—
Contingently issuable warrants under A and B Units	2,452,176	—

Total	24,217,493	4,417,974

Total stock options and warrants outstanding were 25,212,542 and 1,152,174 as of December 31, 2004 and 2003, respectively. Of these 20,265,104 options and warrants to purchase shares of common stock are at prices ranging from $0.22 to $9.60 per share and therefore were not included in the computation of diluted earnings per share because the exercise price of the options exceeds the average market price and would have been anti-dilutive.

RESTATEMENT OF 2004 QUARTERLY RESULTS

In connection with the audit of the Company’s financial statements, the Company determined that Generally Accepted Accounting Principles were not correctly applied to certain complex financing transactions, and that adjustments to the Company’s financial statements were required. The restatement relates to the accounting for the variable conversion feature on the Company’s 10% Convertible Debentures and its Series A Convertible Preferred Stock. The conversion feature on the 10% Convertible Debentures and the Series A Convertible Preferred Stock has been determined to be an embedded derivative under SFAS 133, which is required to be reflected as a liability at fair value. The 10% Convertible Debentures were previously reflected as containing a beneficial conversion feature under EITF 98-5. The adjustments relate solely to the accounting treatment of these transactions and do not affect the Company’s historical cash flow.

The following tables set forth the effect of the restatement on each of the three month periods ended March 31, 2004, June 30, 2004 and September 30, 2004:

Three months ended March 31, 2004	As restated	As reported
Net loss	(3,327,000)	(4,229,000)
Net loss to common shareholders	(3,327,000)	(4,229,000)
Basic and diluted net loss to common shareholders per share	(0.31)	(0.35)

Three months ended June 30, 2004	As restated	As reported
Net loss	(3,808,000)	(4,989,000)
Net loss to common shareholders	(3,808,000)	(4,989,000)
Basic and diluted net loss to common shareholders per share	(0.11)	(0.14)

Three months ended September 30, 2004	As restated	As reported
Net loss	(4,506,000)	(4,127,000)
Net loss to common shareholders	(5,062,000)	(4,127,000)
Basic and diluted net loss to common shareholders per share	(0.13)	(0.10)

The Company’s quarterly financial statements for the first three quarters in the fiscal year ended December 31, 2004 will be restated. The Company will file the restated consolidated financial statements as amendments to periodic reports with the Securities and Exchange Commission on the appropriate forms as soon as practicable.

RECENT ACCOUNTING PRONOUNCEMENTS

On December 16, 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123(R), “Share-Based Payment”, which is a revision of SFAS No. 123 and supersedes APB Opinion 25. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be valued at fair value on the date of grant, and to be expensed over the applicable vesting period. Pro forma disclosure of the income statement effects of share-based payments is no longer an alternative. SFAS No. 123(R) is effective for all stock-based awards granted on or after January 1, 2006. In addition, companies must also recognize compensation expense related to any awards that are not fully vested as of the effective date. Compensation expense for the unvested awards will be measured based on the fair value of the awards previously calculated in developing the pro forma disclosures in accordance with the provisions of SFAS No. 123.

The Company plans to adopt SFAS No. 123(R) on January 1, 2006. This change in accounting is not expected to materially impact our financial position. We have not completed the calculation of this impact. However, because we currently account for share-based payments to our employees using the intrinsic value method, our results of operations have not included the recognition of compensation expense for the issuance of stock option awards.

On December 16, 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets”, which is an amendment to APB Opinion No. 29. It states that the exchanges on nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, FSAS No. 153 eliminates the narrow exception for nonmonetary exchanges of similar productive assets and replaces it with a broader exception for exchanges of nonmonetary assets that do not have “commercial substance”. FSAS No. 153 is effective for financial statements for fiscal years beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges incurred during fiscal years beginning after the date that this statement is issued. Management believes the adoption of this Statement will not have an effect on the consolidated financial statements.

On November 24, 2004, FASB issued SFAS No. 151, “Inventory Costs”, which is an amendment to ARB No. 43, Chapter 4. It clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). The FASB states that these costs should be expensed as incurred and not included in overhead. Further, SFAS No. 151 requires that allocation of fixed production overheads to conversion costs should be based on normal capacity of the production facilities. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management believes the adoption of this Statement will not have an effect on the consolidated financial statements.

In December 2003, the FASB issued FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities.” (“VIEs”) (“FIN 46R”) which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R replaces FASB Interpretation No. 46. “Consolidation of Variable Interest Entities,” which was issued in January 2003. The Company has adopted FIN 46R as of March 31, 2004 for variable interests in VIEs. For any VIEs that must be consolidated under FIN 46R that were created before January 1, 2004, the assets, liabilities and noncontrolling interests of the VIE initially would be measured at their carrying amounts with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN 46R first applies may be used to measure the assets, liabilities and noncontrolling interest of the VIE. The adoption of FIN 46R did not have an effect on the consolidated financial statements inasmuch as the Company has no interests in any VIEs.

NOTE 3—OPERATING AND LIQUIDITY DIFFICULTIES AND MANAGEMENT’S PLANS TO OVERCOME

Over the past four years, the Company has refocused its unique extrusion-based manufacturing process, cell technology, large battery assembly expertise, and market activities to concentrate on large-format, high rate battery applications. The Company’s commercialization efforts are focused on applying its lithium-ion rechargeable batteries in the national security, transportation and stationary power markets.

The Company’s operating plan seeks to minimize our capital requirements, but commercialization of our battery technology will require additional capital. The Company expects that technology development and operating and production expenses will increase significantly as it continues to advance its battery technology and develop products for commercial applications.

The Company operations have been financed primarily through the use of proceeds from equity financings, loans, including loans from Arch Hill Capital, Arch Hill Ventures and other related parties, loans from silent partners and bank borrowings secured by assets.

The Company has recently entered into a number of financing transactions and are continuing to seek other financing initiatives to meet its working capital needs and to complete its product commercialization process. (see Notes 6, 7, 10 and 11.) Such capital is expected to come from the sale of securities, including the sale of common stock under the Standby Equity Distribution Agreement. (see Note 11.)

No assurance can be given that the Company will be successful in completing these or any other financings at the minimum level necessary to fund its capital equipment requirements, current operations or at all. If the Company is unsuccessful in completing these financings at such minimum level, it will not be able to fund its capital equipment requirements or current expenses. If the Company is unsuccessful in completing these financings at or near the maximum level or an additional financing, it will not be able to pursue our business strategy. Additional financing may not be available on terms favorable to the Company or at all.

NOTE 4—PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2004 is summarized as follows:

Land and buildings	$3,009,000
Technical and laboratory equipment	6,794,000
Assets under construction and equipment deposit	12,000
Office equipment and other	622,000

10,437,000
Less: Accumulated depreciation and amortization	(3,976,000)

$6,461,000

Assets under construction at December 31, 2004 included equipment being constructed that was not yet placed into service.

NOTE 5—INTANGIBLES

Intangibles at December 31, 2004 are summarized as follows:

Patents	$10,302,000
Less: Accumulated amortization	(1,886,000)

Total	$8,416,000

Intangibles consist primarily of amounts relating to the core patented technology of LTC, as determined by an independent valuation, in connection with the allocation of the excess purchase price resulting from the Share Exchanges (see Note 1 and Note 4). Intangibles also include patents held by GAIA Holding.

Amortization expense on intangible assets was $836,000 and $883,000, respectively, in the years ended December 31, 2004 and December 31, 2003. Estimated future amortization expense on intangible assets for the next five years, at December 31, 2004, is approximately $840,000 per year.

NOTE 6—CONVERTIBLE DEBT SECURITIES

CONVERTIBLE DEBT SECURITIES

Convertible debt securities are comprised of bridge notes held by Arch Hill Capital and 10% Convertible Debentures Due 2006 held by an investment group and Arch Hill Capital.

BRIDGE NOTES

The bridge notes were issued under a Bridge Financing Agreement, as amended, between LTC and Arch Hill Capital (the “Bridge Financing Agreement”). All amounts outstanding under the Bridge Financing Agreement through April 13, 2004 were converted to Company securities on April 13, 2004, pursuant to a Debt Exchange Agreement between the Company, GAIA Holding, GAIA, Arch Hill Capital and Arch Hill Ventures (the “April Bridge Exchange”).

In the April Bridge Exchange, $1,587,375 of bridge notes held by Arch Hill Capital and issued by the Company in 2002 were exchanged for $1,587,375 of the Company 10% Convertible Debentures Due 2006 (“April 2004 debentures”) and warrants to purchase up to 793,688 shares of the Company common stock exercisable at $2.00 per share. $1,412,625 of bridge notes held by Arch Hill Capital and issued by the Company in 2003 were exchanged for $1,412,625 of April 2004 debenture and warrants to purchase up to 706,312 shares of the Company common stock exercisable at $2.00 per share. $5,459,502 of bridge notes issued in 2003 and $918,159 of bridge notes issued by the Company from January 1, 2004 through April 13, 2004 and $323,284 of interest on the bridge notes issued in 2003 and 2004 were exchanged for 6,069,697 shares of the Company common stock and warrants to purchase up to 10,500,000 shares of the Company common stock exercisable at $2.40 per share.

On August 30, 2004, Arch Hill Capital exchanged $3,545,000 of bridge notes for $1,705,000 of A Units and $1,840,000 of B Units (see Note 10).

At various times during 2004, Arch Hill Capital advanced a total of $4 million to LTC under the Bridge Financing Agreement. As of December 31, 2004, these advances had been converted to April 2004 10% convertible debentures and A and B units. Therefore no advances were outstanding under the LTC Bridge Financing Agreement.

The Bridge Financing Agreement does not contain a maximum of the amount of funding that may be advanced under such Agreement. The amount of any additional notes provided will be related to the working capital advances made by Arch Hill Capital to the Company.

APRIL 2004 – 10% CONVERTIBLE DEBENTURES

In April 2004 the Company issued $3,000,000 of debentures with a maturity date of April 13, 2006 at which time the principal amount and all accrued interest on the April 2004 debentures is due and payable. Interest payments on the April 2004 debentures are due and payable in cash, or at the option of Arch Hill Capital, in Company common stock at a price equal to the conversion price of our common stock as described below. Interest is due quarterly commencing September 30, 2004. Any amount of principal or interest on the April 2004 debentures which is not paid when due bears interest at 15% per annum from the due date of such payment default.

The April 2004 debentures are convertible at any time at the option of the holder into shares of Company common stock. The conversion price of Company common stock used in calculating the number of shares issuable upon conversion, or in payment of interest on the April 2004 debentures, is the lesser of:

•	50% of the average of the lowest three trading prices of our common stock for the twenty trading days ending one trading day prior to the date the Company receives a conversion notice from a 10% debenture holder; and

•	a fixed conversion price of $2.00.

The Company has the right to prepay all or a portion of the outstanding April 2004 debentures and accrued and unpaid interest upon prior written notice to the holders of the April 2004 debentures in an amount equal to 130% of principal and interest for prepayments occurring from April 13, 2004 through June 12, 2004, 140% for prepayments of principal and interest occurring from June 13, 2004 through July 12, 2004 or 150% for prepayment of principal and interest occurring after July 12, 2004.

In connection with these debentures, the Company issued warrants to purchase 1,500,000 shares of Company common stock at an exercise price of $2.00 per share. The warrants expire on April 13, 2009. The warrants are subject to exercise price adjustments upon the occurrence of certain events including stock dividends, stock splits, mergers, reclassifications of stock or our recapitalization. The exercise price of the warrants is also subject to reduction if the Company issues any rights, options or warrants to purchase shares of Company common stock at a price less than the market price of Company shares as quoted on the OTC Bulletin Board, subject to certain exceptions. Also, if at any time, the Company declares a distribution or dividend to the holders of Company common stock in the form of cash, indebtedness, warrants, rights or other securities, the holders of the warrants are entitled to receive the distribution or dividend as if the holder had exercised the warrant.

The above conversion formula resulted in the debentures being issued with an imbedded derivative. Accordingly, pursuant to FASB 133 Accounting for Derivative Instruments and Hedging Activities, the Company has recorded the entire $3,000,000 to the derivative instrument based on the fair value of the imbedded derivative. The $3,000,000 discount will be recognized as interest over the two year life of the debentures or conversion date which ever is earlier.

In December 2004, $3,000,000 of April 2004 debentures and accrued and unpaid interest were converted into 42,619,718 shares of common stock. The April 2004 debentureholder is entitled to acquire from the Company pursuant to a Notice of Conversion dated December 8, 2004 40,000,000 fully paid and nonassessable shares of Company common stock pursuant to the conversion of $3,000,000 principal amount of April 2004 debentures, and 2,619,178 shares of Company common stock in payment of $196,438 of accrued and unpaid interest on the April 2004 debentures, for a total of 42,619,178 shares of Company common stock. Certificates for the shares must be delivered within ten days of an increase in the authorized number of shares of Company common stock subsequent to the conversion date, provided stock certificates are delivered no later than June 1, 2005.

JANUARY 2004 - 10% CONVERTIBLE DEBENTURES

On January 20, 2004, the Company entered into a securities purchase agreement with an investment group to purchase $2,000,000 of the Company’s 10% Convertible Debentures Due 2006 (the “January 2004 debentures”) with attached warrants to purchase up to 1,000,000 shares of LTC common stock. On January 22, 2004 the Company closed the convertible debenture financing.

The January 2004 debentures have a maturity date of January 20, 2006. Interest payments on the January 2004 debentures are due and payable in cash, or at the option of the January 2004 debenture holder, in Company common stock at a price equal to the conversion price of Company common stock as described below. Interest is due quarterly commencing March 31, 2004. Any amount of principal or interest on the January 2004 debentures which is not paid when due bears interest at 15% per annum from the due date of such payment default.

The January 2004 debentures are secured by security agreements under which the Company pledged substantially all of its assets, including its goods, fixtures, equipment, inventory, contract rights, receivables and intellectual property and certain equipment of GAIA. The Company is not in compliance with the covenant contained in the January 2004 debentures to timely file all of its reports with the Securities and Exchange Commission as a result of the late filing of its Form 10-KSB for the year ended December 31, 2004.

The January 2004 debentures are convertible at any time at the option of the holder into shares of Company common stock. The conversion price of Company common stock used in calculating the number of shares issuable upon conversion, or in payment of interest on the 10% debentures, is the lesser of:

•	50% of the average of the lowest three trading prices of our common stock for the twenty trading days ending one trading day prior to the date the Company receives a conversion notice from a January 2004 debenture holder; and

•	a fixed conversion price of $2.00.

The Company has the right to prepay all or a portion of the outstanding January 2004 debentures and accrued and unpaid interest upon prior written notice to the holders of the January 2004 debentures in an amount equal to 130% of principal and interest for prepayments occurring from January 20, 2004 through March 19, 2004, 140% for prepayments of principal and interest occurring from March 20, 2004 through April 18, 2004 or 150% for prepayment of principal and interest occurring after April 18, 2004. If the Company prepays all of the outstanding January 2004 debentures, the Company must issue an aggregate of 2.5% of the total issued and outstanding Company common stock to the January 2004 debenture holders on a pro rata basis.

The January 2004 debentures include warrants to purchase 1,000,000 shares of LTC common stock at an exercise price of $2.00 per share. The warrants expire on January 20, 2009. The warrants are subject to exercise price adjustments upon the occurrence of certain events including stock dividends, stock splits, mergers, reclassifications of stock or the Company’s recapitalization. The exercise price of the warrants is also subject to reduction if the Company issues any rights, options or warrants to purchase shares of common stock at a price less than the market price of Company shares as quoted on the OTC Bulletin Board, subject to certain exceptions. Also, if at any time, the Company declares a distribution or dividend to the holders of common stock in the form of cash, indebtedness, warrants, rights or other securities, the holders of the warrants are entitled to receive the distribution or dividend as if the warrant holders had exercised the warrants.

The conversion feature resulted in the debentures being issued with an imbedded derivative. Accordingly, pursuant to FASB 133 Accounting for Derivative Instruments and Hedging Activities, the Company has recorded the entire $2,000,000 of the proceeds received to the liability for the derivative instrument based on the fair value of the embedded derivative. The $2,000,000 discount will be recognized as interest over the two year life of the debentures or conversion date which ever is earlier.

On May 5, 2004, the Company issued to the finder and affiliated persons in the January 2004 debenture financing warrants to purchase shares of Company common stock. The warrants entitle the holders to purchase, in the aggregate, such number of shares of the common stock equal to 10% of the aggregate number of fully diluted and/or converted shares of common stock as are purchased by the January 2004 debenture holders (after giving effect to any increase in shares under a ratchet or similar provision pursuant to which the number of shares initially purchased is subsequently increased). The exercise price per share of the warrants is equal to 110% of the effective per share price paid by the January 2004 debenture holders for the securities purchased by such debenture holders. The warrants are exercisable until January 20, 2009. As of December 31, 2004, the finder and affiliated persons held vested warrants to purchase 350,000 shares of Company common stock at exercise prices ranging from $0.082 to $0.660 per share.

During the fiscal year ended December 31, 2004, $526,100 of January 2004 Debentures were converted into an aggregate of 3,500,000 shares of common stock at conversion prices ranging from $0.75 to $0.60 per share. Additional January 2004 debentures were converted into shares of Company common stock after December 31, 2004. (See Note 11).

NOTE 7—LONG-TERM DEBT

Long-term debt at December 31, 2004 is summarized as follows:
Convertible debt securities (Note 6)	$1,859,000
Derivative liability (Notes 6 and 10)	5,410,000
Loans from financial institutions	2,254,000
Subordinated loans from related party	5,684,000
Silent partnership loans	2,638,000

$17,875,000
Less: Current maturities	(750,000)

$17,095,000

Long-term debt at December 31, 2004 is payable as follows:
2005	$750,000
2006	$8,865,000
2007	$282,000
2008	$778,000
2009	$107,000
and beyond	$6,313,000

LOANS FROM FINANCIAL INSTITUTIONS

The Company has two loans from financial institutions that are collateralized by (i) land and buildings in an amount up to $1,192,000 and (ii) machinery, equipment and patents in an amount of $2,547,000 as collateral for the mortgage loan. The loans bear interest between 5.75% and 6.75% per annum and are scheduled to be repaid by December 31, 2014.

SUBORDINATED LOANS FROM RELATED PARTY

GAIA has received subordinated loans from Arch Hill Ventures, a related party. The loans bear cumulative interest at 6% per annum. Under the contract terms, the loans can be called when GAIA does not have negative stockholders’ equity. The loans are subordinated to all other creditors of GAIA. A portion of these loans were converted to shares in April 2004 (See Note 10).

SILENT PARTNERSHIP LOANS-NON-RELATED PARTIES

Two other parties have provided silent partnership loans to GAIA which remain outstanding at December 31, 2004. Frankendael Participatiemaatschappij N.V. (“Frankendael”) has provided a partnership loan of $545,000, which bears interest at 6% per annum. Technologie-Beteiligungs-Gesellschaft GmbH der Deutschen Ausgleichsbank (“TBG”) has provided a partnership loan of $2,093,000, which bears interest at 6% per annum. GAIA is not required to pay the interest under the Frankendael Partnership Agreement until GAIA has generated an accumulated profit amounting to $5,232,000. The total amount payable to Frankendael and TBG under the Partnership Agreements at December 31, 2004 is $2,638,000.

Frankendael and TBG are entitled to receive an annual 12% share in profits related to its contributions under the Frankendael Partnership Agreement and the TBG Partnership Agreement. The 12% share in profits under the Frankendael Partnership Agreement is not payable until GAIA has generated an accumulated profit amounting to $5,232,000. The TBG Partnership Agreement provides that should GAIA receive additional injections of capital in the course of further financing rounds, TBG shall adjust its profit sharing to the capital ratio applicable at such time. Management believes that based upon subsequent equity received by GAIA that the present profit sharing that TBG is entitled to under the Agreement is approximately 4.4%. Management further believes that it is unlikely that Frankendael or TBG will receive any profit sharing under the Partnership Agreement at any time in the near future.

From March 8, 2005 under the TBG Partnership Agreement, TBG is entitled to demand a non-recurrent remuneration of 30% of the amount invested plus 6% of the amount invested at the end of the period of participation for each year after the expiration of the fifth full year of participation under certain circumstances relating to the economic condition of GAIA.

The Frankendael Partnership Agreement and the TBG Partnership Agreement each terminates in December 2008, unless terminated prior to such time for good cause as defined in the applicable partnership agreement.

The principal, accrued and unpaid interest, and unpaid profits are due on the termination of the Frankendael Partnership Agreement and the TBG Partnership Agreement.

NOTE 8—INCOME TAXES

Dutch tax legislation does not permit a Dutch parent company and its foreign subsidiaries to file a consolidated Dutch tax return. Dutch resident companies are taxed on their worldwide income for corporate income tax purposes at a statutory rate of 35%. No further taxes are payable on this profit unless the profit is distributed. If certain conditions are met, income derived from foreign subsidiaries is tax exempt in the Netherlands under the rules of the Dutch “participation exemption”. However, certain costs such as acquisition costs and interest on loans related to foreign qualifying participation’s are not deductible for Dutch corporate income tax purposes, unless those costs are attributable to Dutch taxable income. When income derived by a Dutch company is subject to taxation in the Netherlands as well as in other countries, generally avoidance of double taxation can be obtained under the extensive Dutch tax treaty network or Dutch domestic law.

For subsidiaries, local commercial and tax legislation contains provisions that may imply more than one treatment for a transaction. Thus, management’s judgment of the companies’ business activities and transactions may not coincide with the interpretation of the tax authorities. In the event that a particular transaction is challenged by the tax authorities the subsidiaries may incur penalties and taxes on present and past transactions. Management believes that the financial statements adequately reflect the activities of the subsidiaries.

Deferred income taxes reflect the net effects of temporary differences between the amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The breakdown of the deferred tax asset as of December 31, 2004 is as follows:

	Foreign	Domestic	Total
Tax loss carry forwards	$20,364,557	$16,806,413	$37,170,970
Net difference between tax base and US GAAP book values	603,343	(3,394,845)	(2,791,502)

	20,967,900	13,411,569	34,379,469
Less valuation allowance	(20,967,900)	(13,411,569)	(34,379,469)

	$—	$—	$—

A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. Management has determined, based on its recurring net losses, lack of a commercially viable product and limitations under current tax rules, that a full valuation allowance is appropriate.

Valuation allowance, December 31, 2003	$21,875,966
Addition	12,503,503

Valuation allowance, December 31, 2004	$34,379,469

At December 31, 2004, the Company had net operating loss carryforwards for United States Federal income tax purposes of approximately $40,000,000 expiring in the years 2007 through 2024 and net operating loss carryforwards of approximately $35,000,000 for Pennsylvania state income tax purposes, expiring in the years 2006 through 2014.

Current United States Federal tax law limits the use of net operating loss carryforwards after there has been a substantial change in ownership, as defined in Internal Revenue Code Section 382, during a three year period. Due to changes in ownership between 1993 and 1997, and the conversion of Senior Secured Convertible Notes in January 1999, and the Share Exchanges, there exists substantial risk that the Company’s use of net operating losses for United States and Pennsylvania tax purposes may be severely limited under the Internal Revenue Code. German net operating loss carryforwards are not subject to expiration.

NOTE 9—COMMITMENTS AND CONTINGENCIES

BUILDING LEASE

The Company leases a 12,400 square foot research facility and corporate headquarters in a freestanding building at 5115 Campus Drive in Plymouth Meeting, Pennsylvania pursuant to a Lease Agreement dated July 22, 1994, as amended, between PMP Whitemarsh Associates and the Company. The Company is currently leasing the facility under a one-year lease extension that ends on March 31, 2006. The annual rent under the lease is $153,000 from April 1, 2005 to March 31, 2006.

CAR AND OTHER LEASES

The Company leases cars and other assets under operating leases. The monthly payments amount to $8,000 for an average remaining period of 2 years.

LITIGATION

The Company is not involved in any material legal proceedings.

EMPLOYMENT AND CONSULTING AGREEMENTS

Dr. Franz Kruger was appointed President and Chief Operating Officer of the Company on November 26, 2002 and Chief Executive Officer on February 6, 2004. From September 1, 2002 to April 1, 2003, the Company paid Dr. Kruger a monthly consulting fee of $6,136. On April 14, 2003, the Company entered into an Employment Agreement with Dr. Kruger which provides for a salary of $97,308 per year. The Agreement also provides that during each fiscal year, Dr. Kruger will be eligible to receive a target bonus of up to 40% of his annual salary. GAIA entered into a Consultancy Agreement with InnoventisConsulting GmbH (“Innoventis”) with respect to the services of Dr. Franz Kruger as the Chairman of Management of GAIA. Innoventis represent Dr. Kruger. The Consultancy Agreement has a four-year term from September 1, 2002 to August 31, 2006. Innoventis charges a monthly fee of EUR 23,000 ($31,381) for Dr. Kruger’s services.

Mr. Ralf Tolksdorf served as the Company’s Chief Financial Officer from November 18, 2002 to June 25, 2004. From September 1, 2002 to April 1, 2003, the Company paid Mr. Tolksdorf a monthly consulting fee of $10,500. On April 14, 2003, the Company entered into an Employment Agreement with Mr. Tolksdorf which provides for a salary of $97,308 per year. The Agreement also provides that during each fiscal year, Mr. Tolksdorf will be eligible to receive a target bonus of up to 30% of his annual salary.

Effective July 31, 2003, GAIA entered into a Consultancy Agreement with Ralf Tolksdorf Unternehmensberatung GmbH (“RTU”) with respect to the services of Ralf Tolksdorf as the Managing Director of Finances, organization and related matters of GAIA. RTU represents Mr. Tolksdorf. The Consultancy Agreement has a three-year term from July 31, 2003 to August 31, 2006. RTU charges a monthly fee of EUR 18,800 ($25,700) for Mr. Tolksdorf’s services.

On July 12, 2004, the Company entered into a Consulting Agreement with Ilion Technology Corporation (“Ilion”) pursuant to which Ilion will provide technology consulting services to the Company in the lithium battery field in consideration of $15,000 and a four year warrant to purchase 35,000 shares of Company common stock at an exercise price of $1.37 (the “Consulting Agreement”). The Consulting Agreement has a term of July 12, 2004 to September 15, 2004 (the “Term”) unless extended. If, by the end of the Term, the shares of Company common stock owned by Ilion (the “Shares”) are not purchased in a private transaction pursuant to an Agreement dated July 12, 2004 between Ilion and the purchaser named therein or otherwise, the Term shall be extended on a month to month basis. During any such extension, the Company is obligated to make payments to Ilion of $24,100 per month commencing on September 15, 2004 and ending on August 15, 2005 and Ilion will be obligated to transfer 1/12 of the Shares to the Company. In the event the Company does not make any such monthly payment, Ilion is entitled to 1/12 of the Shares for each month that the payment is not made. The Company did not make the monthly payments for September, October, November or December 2004 and Ilion retained 1/12 of the Shares for each of the foregoing months.

The Company entered into a services agreement with Bridgehead Partners LLC pursuant to which Bridgehead Partners is required to devote an average of approximately 75 hours per month to the performance of the financial reporting and related services. The Company’s Chief Financial Officer, John J. McGovern, is the Chairman and Managing Director of Bridgehead Partners. The services agreement with Bridgehead Partners has an initial term of June 1, 2004 through December 31, 2004. The services agreement provides for a $10,000 per month retainer and five year warrants for 100,000 shares of Company common stock with a strike price of $1.91. The first tranche vested on June 1, 2004. The Company recognized an expense of $135,000 related to these warrants. The services agreement was extended subsequent to year end. See Note 11.

NOTE 10—STOCKHOLDERS’ EQUITY

REVERSE STOCK SPLIT

Effective July 28, 2003, the Company implemented a one-for-twenty reverse stock split. As a result of the reverse stock split becoming effective, every twenty shares of Company common stock outstanding on July 28, 2003 were combined into one share of Company common stock. Proportionate adjustments based on the reverse stock split ratio have also been made to the per share exercise price and number of shares issuable upon the exercise of all outstanding convertible securities, as a result of the reverse stock split becoming effective. The symbol for the Company’s common stock was changed to LTHU.OB as a result of the reverse stock split.

FEBRUARY 2004 NOTE CONVERSION

On February 25, 2004, Arch Hill Capital converted $3,949,000 of promissory notes that it held into 1,974,500 shares of Company common stock pursuant to the terms of such notes.

APRIL 2004 DEBT EXCHANGE

On April 13, 2004, pursuant to a Debt Exchange Agreement between the Company, GAIA Holding, GAIA, Arch Hill Capital and Arch Hill Ventures, the Company exchanged debt owed to Arch Hill Capital by the Company and debt owed to Arch Hill Ventures by GAIA for Company debentures and equity securities. $1,587,375 of bridge notes held by Arch Hill Capital and issued by the Company in 2002 were exchanged for $1,587,375 of April 2004 debentures and warrants to purchase up to 793,688 shares of the Company common stock exercisable at $2.00 per share. $1,412,625 of bridge notes held by Arch Hill Capital and issued by the Company in 2003 were exchanged for $1,412,625 of April 2004 debentures and warrants to purchase up to 706,312 shares of the Company common stock exercisable at $2.00 per share. $5,459,502 of bridge notes issued in 2003 and $918,159 of bridge notes issued by the Company from January 1, 2004 through April 13, 2004 and $323,284 of interest on the bridge notes issued in 2003 and 2004 were exchanged for 6,069,697 shares of the Company common stock and warrants to purchase up to 10,500,000 shares of the Company common stock exercisable at $2.40 per share. $23,185,604 of debt owed to Arch Hill Ventures by GAIA as of April 13, 2004 was exchanged for 21,001,453 shares of the Company common stock. (See Notes 6, 7 and 10).

In December 2004, $3,000,000 of April 2004 debentures and accrued and unpaid interest were converted by Stichting LTC into 42,619,718 shares of common stock. Stichting LTC is entitled to acquire from the Company pursuant to a Notice of Conversion dated December 8, 2004 40,000,000 shares of Company common stock pursuant to the conversion of $3,000,000 principal amount of April 2004 debentures, and 2,619,178 shares of Company common stock in payment of $196,438 of accrued and unpaid interest on the April 2004 debentures, for a total of 42,619,178 shares of Company common stock. Certificates for the shares must be delivered by the Company to Stichting LTC within ten days of an increase in the authorized number of shares of Company common stock subsequent to the conversion date, provided stock certificates are delivered no later than June 1, 2005.

PRIVATE PLACEMENT OF A UNITS AND B UNITS

During the fiscal year ended December 31, 2004, the Company closed on the sale of $7,342,000 of its securities in a private placement. The Company closed on the sale of $3,797,000 of A Units (“A Units”) for cash. The Company also issued 1,705 of A Units in exchange for $1,705,000 of outstanding debt and 1,840 of B Units (“B Units”) in exchange for $1,840,000 of outstanding debt, in each case held by Arch Hill Capital. The exchange was based on the terms of the bridge financing agreement between the Company and Arch Hill Capital, which gives Arch Hill Capital the option to apply the principal balance and all other sums due and payable under any promissory notes issued by the Company to it on or after January 1, 2003 against the purchase price of equity securities being sold by the Company in any equity financing after the date of such notes. Subsequent to December 31, 2004, the Company sold additional A Units for cash in the private placement and the terms of the B Units were amended (see Note 11).

Each A Unit consists of:

(i)	one share of Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”),

(ii)	one warrant for each share of common stock issued upon conversion of the Series A Preferred Stock, each warrant to purchase ½ of a share of common stock at an exercise price per share equal to 125% of the conversion price of the Series A Preferred Stock then in effect upon conversion of the shares of Series A Preferred Stock by the stockholder from time to time (the “125% A Warrant”), and

(iii)	one warrant for each share of common stock issued upon conversion of the Series A Preferred Stock, each warrant to purchase ½ of a share of common stock at an exercise price per share equal to 150% of the conversion price of the Series A Preferred Stock then in effect upon conversion of the shares of Series A Preferred Stock by the stockholder from time to time (the “150% A Warrant”).

Each B Unit consists of:

(i)	one share of Series B Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”),

(ii)	one warrant for each share of common stock issued upon conversion of the Series B Preferred Stock, each warrant to purchase one share of its common stock at an exercise price per share equal to $2.25 (the “125% B Warrant”), and

(iii)	one warrant for each share of common stock issued upon conversion of the Series B Preferred Stock, each warrant to purchase one share of common stock at an exercise price per share equal to $2.70 (the “150% B Warrant”).

The shares of Series A Preferred Stock are entitled to receive an 8% annual cumulative dividend payable in shares of common stock and rank pari passu with the Series B Preferred Stock.

The shares of Series B Preferred Stock are entitled to receive an 8% annual cumulative dividend payable in shares of common stock and rank pari passu with the Series A Preferred Stock.

As of the closing dates of the private placement, a sufficient number of shares of Series A Preferred Stock and Series B Preferred Stock (together the “Preferred Stock”) were not available for issuance under the Company’s certificate of incorporation. The Company has agreed to take all reasonable actions to promptly seek stockholder approval to amend its certificate of incorporation to increase the number of authorized shares of Preferred Stock to allow for the issuance of the Preferred Stock. Upon receipt of such stockholder approval, the Company will amend its certificate of incorporation to increase the number of authorized shares of Preferred Stock and deliver the Preferred Stock to the investors. Pending the amendment of its certificate of incorporation to increase the number of authorized shares of Preferred Stock, the private placement investors may request that the Company deliver notes convertible into that number of shares of common stock into which the Preferred Stock would be convertible and on all other terms comparable to the terms of the Preferred Stock. Upon such request, the Company will deliver such notes to investors.

The Series A Preferred Stock, the 125% A Warrants, the 150% A Warrants, the Series B Preferred Stock, the 125% B Warrants and 150% B Warrants (and the underlying conversion and warrant shares) constitute restricted securities and may be sold only upon registration under the Securities Act or upon reliance on an exemption from such registration requirements. Series A Preferred stockholders and Series B Preferred stockholders have the following registration rights with respect to the shares of common stock into which the Series A Preferred Stock, the 125% A Warrants, the 150% A Warrants, the Series B Preferred Stock, the 125% B Warrants and 150% B Warrants are exercisable. The Company has agreed to undertake to file with the Securities and Exchange

Commission a registration statement covering the underlying shares of common stock at its expense commencing 180 days following the last date of sale of the A and B Units. The Company has agreed to use its best efforts to have the registration statement declared effective within 60 days of the filing of the registration statement.

The shares of Series A Preferred Stock are convertible at the election of the holder thereof, at any time commencing from and after their date of issuance and for a period of three years thereafter, upon five days’ advance written notice to the Company. The conversion price is equal to 80% of the average closing price of the common stock on the OTC Bulletin Board for the 20 trading days immediately preceding the day upon which the Company receives a conversion notice from the Series A Preferred stockholder.

The 125% A Warrants and 150% A Warrants are exercisable for shares of common stock at any time beginning on the date of conversion of the Series A Preferred Stock and ending on the fifth anniversary of their issuance. The 125% A Warrants and 150% A Warrants are subject to adjustment for anti-dilution purposes.

The shares of Series B Preferred Stock are convertible at the election of the holder thereof, at any time commencing from and after their date of issuance and for a period of three years thereafter, upon five days’ advance written notice to the Company. The conversion price is equal to $1.80 per share.

The 125% B Warrants and 150% B Warrants are exercisable for shares of common stock at any time beginning on the date of conversion of the Series B Preferred Stock and ending on the fifth anniversary of their issuance. The 125% B Warrants and 150% B Warrants are subject to adjustment for anti-dilution purposes.

During the fiscal year ended December 31, 2004, the holders of 1,797 A Units exchanged the Series A Preferred Stock rights into $1,797,000 principal of promissory notes convertible into that number of shares of common stock into which the Series A Preferred Stock would be convertible and have converted $1,782,000 of such notes into an aggregate of 10,761,660 shares of Company common stock at conversion prices ranging from $.15 to $.23 per share. Subsequent to year end, additional A Units were converted into Company common stock and the terms of the B Units were amended (see Note 11.)

The conversion formula on the Series A Preferred Stock is an embedded derivative pursuant to FASB133. The fair value of the derivative was determined at the dates of issue and December 31, 2004. The value of the derivative of $1,375,000 has been recorded as a deemed dividend to the preferred shareholders and to derivative liability. The Warrants issued in connection with the conversion of the A Units were valued at $2,279,000 using the Black Scholes pricing model. The value of the Warrants has been recorded as a deemed dividend to the preferred shareholders.

PREFERRED STOCK

LTC’s Certificate of Incorporation authorizes up to 100,000 shares of preferred stock. No preferred shares are available for issuance at December 31, 2004.

On February 25, 2004 Arch Hill Ventures converted the 1,000 shares of Series A Preferred Stock that it received in the Share Exchange into 5,567,027 shares of Company common stock.

1994 STOCK INCENTIVE PLAN

LTC’s Board of Directors adopted the 1994 Stock Incentive Plan (the “1994 Stock Plan”) in February 1994. The 1994 Stock Plan was terminated as of December 31, 2002.

All options outstanding under the 1994 Stock Plan were 100% vested in February 2000. Vested options are exercisable for up to sixty months upon termination of the Grantees employment or association with LTC.

DIRECTORS STOCK OPTION PLAN

In August 1995, the Board of Directors of LTC adopted the Directors Stock Option Plan (the “Directors Plan”). The Directors Plan was terminated as of December 31, 2002. All options outstanding under the Directors Plan were 100% vested in February 2000. Upon the termination of a participants association with LTC, options granted will remain exercisable for a period of three months or until the stated expiration of the stock option, if earlier.

1998 STOCK INCENTIVE PLAN

LTC’s Board of Directors adopted the 1998 Stock Incentive Plan (the “1998 Plan “) in December 1998. The 1998 Plan was terminated as of December 31, 2002. All options outstanding under the 1998 Plan were 100% vested in February 2000. Vested options are exercisable for up to sixty months upon termination of the Grantee’s employment or association with LTC.

2002 STOCK INCENTIVE PLAN

LTC’s Board of Directors adopted the 2002 Stock Incentive Plan (the “2002 Plan”) in January 2002. The 2002 Plan terminates in 2012. A total of 350,000 shares of common stock are reserved and available for grant. A total of 41,250 options have been granted as of December 31, 2004. The exercise price of an option granted under the 2002 Plan will not be less than the fair market value of the Company’s common stock on the date of grant; however, for any non-qualified Stock Option the option price per share of common stock, may alternatively be fixed at any price deemed to be fair and reasonable, as of the date of the grant. Options granted that are not vested will be cancelled immediately upon termination of the grantee’s employment or association with LTC, except in certain situations such as retirement, death or disability. Vested options are exercisable for up to sixty months upon termination of the Grantee’s employment or association with LTC.

Options under the 1994 Stock Plan, the Directors Plan, the 1998 Plan and the 2002 Plan as of December 31 as summarized as follows:

	2004
	Options	Weighted Average Exercise Price
Outstanding, December 31, 2002	158,765	$5.00
Granted	—	—
Exercised	—	—
Cancelled	898	—

Outstanding, December 31, 2003	157,867	$5.00
Granted	—	—
Exercised	—	—
Cancelled	6,108	5.55

Outstanding, December 31, 2004	151,759	$4.98

Options exercisable, December 31, 2003	158,765	$5.00

Options exercisable, December 31, 2004	151,759	$4.98

The following table summarizes information about stock options outstanding at December 31, 2004:

Range of Exercise Prices	Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Options Exercisable	Weighted Average Exercise Price
$2.20	750	$2.20	3.5 years	750	$2.20
$2.30	2,000	$2.30	4 years	2,000	$2.30
$2.80	1,000	$2.80	7.5 years	1,000	$2.80
$4.00	37,500	$4.00	7 years	37,500	$4.00
$4.40	730	$4.40	4 years	730	$4.40
$5.00	667	$5.00	4 years	667	$5.00
$5.20	85,484	$5.20	1 years	85,484	$5.20
$5.60	20,378	$5.60	4 years	20,378	$5.60
$9.60	3,250	$9.60	4 years	3,250	$9.60

In addition to the stock options under plans of LTC, in 2001, the principal shareholder of GAIA Holding granted two executives the right to purchase 5% and 4.7%, respectively, interests in GAIA Holding. Such purchase options were provided at the current fair value of GAIA Holding and no compensation expense was recognized. As a result of the Share Exchange (see Note 1) the purchase right is now a right to purchase equivalent percentages of Arch Hill Ventures’ preferred stock holdings in LTC (50 and 47 shares (respectively), or the common stock equivalent as converted, when converted. The purchase price for the shares is €76,200 ($104,000) and €71,268 ($97,200), respectively, plus 6% interest on such amount from March 1, 2001.

WARRANTS

Warrants as of December 31 are summarized as follows:

	2004
	Warrants	Weighted Average Exercise Price
Outstanding, December 31, 2003	994,307	$3.1000
Issued	24,900,783	1.3300
Exercised	—	—
Expired	834,307	3.0000

Outstanding, December 31, 2004	25,060,783	$1.3445

Exercisable December 31, 2003	994,307	$3.10

Exercisable December 31, 2004	25,060,783	$1.3445

The following table summarizes information about warrants outstanding at December 31, 2004:

Range of Exercise Price	Warrants Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Warrants Exercisable	Weighted Average Exercise Price
$0.0820	100,000	$0.0820	4 Years	100,000	$0.0820
$0.0880	25,000	$0.0880	4 Years	25,000	$0.0880
$0.0940	25,000	$0.0940	4 Years	25,000	$0.0940
$0.0970	50,000	$0.0970	4 Years	50,000	$0.0970
$0.0990	25,000	$0.0990	4 Years	25,000	$0.0990
$0.1000	25,000	$0.1000	4 Years	25,000	$0.1000
$0.1650	13,334	$0.1650	5 Years	13,334	$0.1650
$0.1760	25,000	$0.1760	4 Years	25,000	$0.1760
$0.1760	43,750	$0.1760	5 Years	43,750	$0.1760
$0.1870	246,471	$0.1870	5 Years	246,471	$0.1870
$0.1875	1,836,677	$0.1875	5 Years	1,836,677	$0.1875
$0.1980	128,889	$0.1980	5 Years	128,889	$0.1980
$0.2000	1,106,250	$0.2000	5 Years	1,106,250	$0.2000
$0.2125	1,297,067	$0.2125	5 Years	1,297,067	$0.2125
$0.2200	25,000	$0.2200	4 Years	25,000	$0.2200
$0.2200	100,500	$0.2200	5 Years	100,500	$0.2200
$0.2250	2,475,567	$0.2250	5 Years	2,475,567	$0.2250
$0.2400	1,106,250	$0.2400	5 Years	1,106,250	$0.2400
$0.2500	415,000	$0.2500	5 Years	415,000	$0.2500
$0.2550	1,297,067	$0.2550	5 Years	1,297,067	$0.2550
$0.2700	638,890	$0.2700	5 Years	638,890	$0.2700
$0.2875	86,958	$0.2875	5 Years	86,958	$0.2875
$0.3000	415,000	$0.3000	5 Years	415,000	$0.3000

Range of Exercise Price	Warrants Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Warrants Exercisable	Weighted Average Exercise Price
$0.3450	86,958	$0.3450	5 Years	86,958	$0.3450
$0.3520	25,000	$0.3520	4 Years	25,000	$0.3520
$0.3630	25,758	$0.3630	5 Years	25,758	$0.3630
$0.5280	53,959	$0.5280	4.5 Years	53,959	$0.5280
$0.6600	25,000	$0.6600	4 Years	25,000	$0.6600
$0.6930	41,438	$0.6930	4.5 Years	41,438	$0.6930
$1.3700	35,000	$1.3700	4 Years	35,000	$1.3700
$1.9100	100,000	$1.9100	4.5 Years	100,000	$1.9100
$1.6390	1,000,000	$1.6390	4 Years	1,000,000	$1.6390
$1.6870	1,500,000	$1.6870	4.5 Years	1,500,000	$1.6870
$2.2000	10,000	$2.2000	2 Years	10,000	$2.2000
$2.4000	10,500,000	$2.4000	4.5 Years	10,500,000	$2.4000
$3.7000	90,000	$3.7000	3 Years	90,000	$3.7000
$3.7000	60,000	$3.7000	3 Years	60,000	$3.7000

Additional warrants were issued subsequent to December 31, 2004. (see Note 11)

NOTE 11—SUBSEQUENT EVENTS

JANUARY 2004 DEBENTURES

From January 1, 2005 through May 11, 2005, $1,311,480 of January 2004 debentures were converted into an aggregate of 33,400,000 shares of Company common stock at conversion prices ranging from $0.0858 to $0.0221 per share. From January 1, 2005 to April 12, 2005, the Company issued to the finder and affiliated persons in the January 2004 debenture financing warrants to purchase 1,640,000 shares of Company common stock at prices ranging from $0.039 to $0.084 per share. On April 13, 2005, the Company terminated the investment banking services agreement with the finder for a payment of $80,000 and the finder agreed to remit all of the foregoing warrants and any additional warrants it would otherwise be entitled to under such agreement. The Company is not in compliance with the covenant in the January 2004 debentures and related purchase agreements to timely file all of the reports with the Securities and Exchange Commission as a result of the late filing of this Form 10-KSB.

A AND B UNITS

From January 1, 2005 through January 31, 2005, the Company issued 560 of the Company A Units for $560,000 cash. From January 1, 2005 through May 6, 2005, $2,255,000 of A Units were converted into an aggregate of $2,255,000 of convertible promissory notes and $555,000 of such notes were converted into an aggregate of 4,227,953 shares of Company common stock at conversion prices ranging from $0.12 to $0.18 and the holders of 1,840 B Units exchanged the Series B Preferred Stock rights into $1,840,000 principal of promissory notes convertible into that number of shares of common stock into which the Series A Preferred Stock would be convertible. From January 1, 2005 to May 11, 2005, the Company issued to A Unitholders 125% A Warrants exercisable for 2,168,814 shares at exercise prices ranging from $0.15 to $0.20, 150% A Warrants excisable for 2,168,814 shares at exercise prices ranging from $0.18 to $0.24 and no 125% B Warrants or 150% B Warrants. During January 2005, the Company issued to the broker-dealer in the A and B Unit financing warrants to purchase 294,739 shares of Company common stock at $0.209 per share.

On May 11, 2005, the Company amended the terms of the B Units to the same terms of the A Units. Prior to the Amendment, each B Unit consisted of one share of the Company Series B Convertible Preferred Stock, par value $0.01 per share convertible into Company common stock at $1.80 per share, one warrant for each share of Company common stock issued upon conversion of the Series B Preferred Stock each warrant to purchase one share of Company common stock at an exercise price per share equal to $2.25, and one warrant for each share of Company common stock issued upon conversion of the Series B Preferred Stock, each warrant to purchase one share of Company common stock at an exercise price per share equal to $2.70. All of the B Units are held by Stichting LTC, an entity controlled by Arch Hill Capital. The Amendment is subject to the B Unitholders providing indirectly (through introducing third party investors to LTC) or directly debt or equity capital to the Company of not less than $2,000,000 on or after the date of the Amendment and no later than December 31, 2005 on terms acceptable to the Company. In the event the capital is not provided by December 31, 2005, the Amendment shall be void on such date. As a condition of the Amendment, the Company received from its financial advisor, an opinion that the Amendment is fair from a financial point of view to its equityholders. After the Amendment, the B Units have the same terms as the A Units. (see Note 10).

STANDBY EQUITY DISTRIBUTION AGREEMENT

On March 11, 2005, the Company entered into a Standby Equity Distribution Agreement with Cornell Capital pursuant to which it may, at its discretion, periodically sell to Cornell Capital shares of Company common stock for a total purchase price of up to $15,000,000. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital will pay the Company 98% of the lowest volume weighted average price of Company common stock as quoted by on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the date we deliver a notice requiring Cornell Capital to purchase Company shares under the Standby Equity Distribution Agreement.

Cornell Capital Partner’s obligation to purchase shares of Company common stock under the Standby Equity Distribution Agreement is subject to certain conditions, including the Company obtaining an effective registration statement for shares of common stock sold under the Standby Equity Distribution Agreement (the “Registration Statement”) and is limited to $200,000 per weekly advance and $800,000 per 30 days.

The commitment period under the Standby Equity Distribution Agreement commences on the earlier to occur of (i) the date that the Registration Statement is declared effective by the Securities and Exchange Commission, or (ii) such earlier date as the Company and Cornell Capital may mutually agree in writing.

MARCH 2005 DEBENTURE FINANCING

On March 11, 2005, the Company entered into a Debenture Purchase Agreement with an investor, pursuant to which the Company issued debentures in the principal amount of $2,500,000. The debentures accrue interest at 12% per year and are repayable in 10 equal monthly installments with accrued interest commencing July 15, 2005 and ending April 15, 2006.

In connection with the Debenture Purchase Agreement, the Company entered into an Escrow Agreement under which put notices under the Standby Equity Distribution Agreement were deposited and certain monies received under that agreement will be received and forwarded to the debentureholder. Ten monthly put notices are held in escrow, each in the amount of $250,000 commencing July 2005 and ending April 2006. $250,000 per month being funded under the Standby Equity Distribution Agreement to the Company is to be delivered to the escrow account and be used to repay the debenture if the Company does not repay the debenture from other sources of capital.

BRIDGEHEAD AGREEMENT

On May 6, 2005, the Company entered into an agreement extending the June 1, 2004 services agreement with Bridgehead Partners from January 1, 2005 until May 31, 2005. (see Note 10.) Pursuant to the extension of the Bridgehead Partners services agreement the Company will pay a $15,000 per month retainer and $35,000 of the performance bonus payable under the original services agreement, and will issue five year fully vested warrants for 200,000 shares of Company common stock with an exercise price of $0.064. As of May 6, 2005 Bridgehead Partners also vested in the second tranche (50,000 shares) of warrants from the original services agreement.

PART I—FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

LITHIUM TECHNOLOGY CORPORATION AND SUBSIDIARIES

(DEVELOPMENT STAGE COMPANIES)

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2005	December 31, 2004
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,711,000	$240,000
Accounts receivable	74,000	121,000
Inventories	103,000	141,000
Related party receivable	7,000	187,000
Prepaid expenses and other current assets	610,000	725,000

Total current assets	2,505,000	1,414,000
Property and equipment, net	6,060,000	6,461,000
Intangibles, net	8,183,000	8,416,000
Other assets	530,000	237,000

Total assets	$17,278,000	$16,528,000

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$2,695,000	2,750,000
Accrued salaries	471,000	511,000
Current portion of long term debt	2,134,000	750,000
Payable to related party	360,000	—
Other current liabilities and accrued expenses	1,298,000	1,390,000

Total current liabilities	6,958,000	5,401,000
LONG-TERM LIABILITIES, LESS CURRENT PORTION
Subordinated loans from related party	6,592,000	5,684,000
Other long-term liabilities, less current portion	10,267,000	9,552,000
Convertible debt securities	2,121,000	1,859,000

Total long-term liabilities	18,980,000	17,095,000

Total liabilities	25,938,000	22,496,000
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ DEFICIT
Preferred stock, par value $0.01 per share, Authorized – 100,000 shares; Issued and outstanding: none	—	—
Preferred stock A, par value $1.00 per share, authorized, issued and outstanding: none	3,394,000	3,473,000
Preferred stock B, par value $1.00 per share, authorized, issued and outstanding: none	1,840,000	1,840,000
Common stock, par value $.01 per share, Authorized – 125,000,000 shares; Issued and outstanding: 74,850,328 and 53,352,000 shares	749,000	540,000
Additional paid-in capital	52,565,000	50,105,000
Cumulative translation adjustments	(5,570,000)	(5,816,000)
Accumulated deficit	(200,000)	(200,000)
Deficit accumulated during development stage	(61,438,000)	(55,910,000)

Total stockholders’ deficit	(8,660,000)	(5,968,000)

Total liabilities and stockholders’ deficit	$17,728,000	$16,528,000

See accompanying notes to consolidated financial statements.

LITHIUM TECHNOLOGY CORPORATION AND SUBSIDIARIES

(DEVELOPMENT STAGE COMPANIES)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(UNAUDITED)

	THREE MONTHS ENDED MARCH 31,		PERIOD FROM FEBRUARY 12, 1999 (INCEPTION OF DEVELOPMENT STAGE) TO MARCH 31,
	2005	2004	2005
REVENUES
Development contracts and prototype sales	$142,000	$87,000	$1,258,000

COSTS AND EXPENSES
Engineering, research and development	1,570,000	1,211,000	20,476,000
General and administrative	1,120,000	1,009,000	14,703,000
Depreciation and amortization	450,000	408,000	10,503,000
Intangibles expensed	—	—	3,700,000
Loss (gain) on sale of assets	—	—	108,000

	3,140,000	2,628,000	49,490,000
OTHER INCOME (EXPENSE)
Foreign government subsidies	1,000	141,000	2,844,000
Interest expense, net of interest income	(725,000)	(677,000)	(8,079,000)
Interest expense related to
Amortization of discount on convertible debt	(848,000)	(250,000)	(3,233,000)

	(1,572,000)	(786,000)	(8,468,000)

NET LOSS	$(4,570,000)	$(3,327,000)	$(56,700,000)

Charge for embedded derivative and warrants – preferred shares	(845,000)	—	(4,499,000)
Dividends on preferred shares	(113,000)	—	(239,000)

NET LOSS TO COMMON SHAREHOLDERS	(5,528,000)	(3,327,000)	(61,438,000)
OTHER COMPREHENSIVE INCOME (LOSS)
Currency translation adjustments	246,000	783,000	(5,570,000)

COMPREHENSIVE LOSS	$(5,282,000)	$(2,544,000)	$(67,008,000)

Weighted average number of common shares outstanding:	59,259,391	10,744,264

Basic and diluted net loss per share:	$(0.09)	$(0.31)

See accompanying notes to consolidated financial statements.

LITHIUM TECHNOLOGY CORPORATION AND SUBSIDIARIES

(DEVELOPMENT STAGE COMPANIES)

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

(UNAUDITED)

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Cumulative Transactions Adjustments	Accumulated Deficit	Deficit Accumulated During Development
	Shares	Amount	Shares	Amount
Balances at December 31, 2004	5,313,000	$5,313,000	53,923,964	$540,000	$50,105,000	$(5,816,000)	$(200,000)	$(55,910,000)
Charge for fair value of warrants	—	—	—	—	528,000	—	—	(528,000)
Charge for embedded derivative	—	—	—	—	317,000	—	—	(317,000)
Issuance of convertible preferred stock	476,000	476,000	—	—	—	—	—	—
Stock issued for services	—	—	2,988,745	30,000	300,000	—	—	—
Warrants issued for services	—	—	—	—	178,000	—	—	—
Stock issued upon conversion of 10% convertible debentures	—	—	13,600,000	136,000	625,000	—	—	—
Stock issued upon conversion of convertible preferred stock	(555,000)	(555,000)	4,337,619	43,000	512,000	—	—	—
Dividend on convertible preferred stock	—	—	—	—	—	—	—	(113,000)
Foreign currency translation adjustments	—	—	—	—	—	246,000	—	—
Net loss	—	—	—	—	—	—	—	(4,570,000)
Balances at March 31, 2005	5,234,000	$5,234,000	74,850,328	$749,000	$52,565,000	$(5,570,000)	$(200,000)	$(61,438,000)

See accompanying notes to consolidated financial statements.

LITHIUM TECHNOLOGY CORPORATION AND SUBSIDIARIES

(DEVELOPMENT STAGE COMPANIES)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	THREE MONTHS ENDED MARCH 31		PERIOD FROM FEBRUARY 12, 1999 (INCEPTION OF DEVELOPMENT STAGE) TO MARCH 31, 2005
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(4,570,000)	$(3,327,000)	$(56,700,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	450,000	408,000	10,503,000
In-process research and development expensed	—	—	3,700,000
Loss on sale of assets	—	(1,000)	108,000
Non cash interest expense	1,533,000	853,000	9,497,000
Change in operating assets and liabilities, net of business acquisitions:
Accounts receivable	47,000	(4,000)	(73,000)
Inventories	31,000	(5,000)	(77,000)
Prepaid expenses and other current assets	13,000	47,000	(322,000)
Accounts payable and accrued expenses	363,000	46,000	4,297,000

Net cash used in operating activities	(2,133,000)	(1,983,000)	(29,067,000)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(10,000)	(26,000)	(4,600,000)
Investment in intangibles	(3,000)	—	(276,000)
Cash received in connection with Share Exchanges	—	—	20,000
Deposit on equipment	(119,000)	—	(345,000)
Proceeds from sale of assets	—	—	153,000

Net cash used in investing activities	(132,000)	(26,000)	(5,048,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayments of loans from financial institutions	(131,000)	(63,000)	(2,259,000)
Proceeds (repayments) of silent partnership loans	—	—	102,000
Proceeds (repayments) from related party loans	—	—	16,908,000
Proceeds from 10% convertible debentures, net of cost of issue	—	1,686,000	1,686,000
Proceeds from 12% debentures	2,500,000	—	2,500,000
Proceeds from Series A & B Units, net of cost of issue	476,000	—	4,026,000
Proceeds received from non-convertible promissory notes from related party	908,000	408,000	12,869,000

Net cash provided by financing activities	3,753,000	2,031,000	35,832,000

Effect of exchange rate changes on cash	(3,000)	(3,000)	(9,000)

Net increase (decrease) in cash and cash equivalents	1,485,000	19,000	1,708,000
Cash and cash equivalents, beginning of period	226,000	127,000	3,000

Cash and cash equivalents, end of period	$1,711,000	$146,000	$1,711,000

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest	$40,000	$74,000	$751,000
Conversion of convertible debt into common stock	—	$3,949,000	35,752,000
Conversion of convertible debt into preferred stock	—	$—	3,545,000
Stock issued for services	330,000	85,000	436,000
Stock issued as a dividend on convertible preferred stock	—	—	126,000
Warrants issued for services	178,000	—	473,000
Conversion of bridge notes to debentures	—	—	3,000,000
Conversion of A Units into common stock	555,000	—	2,337,000
Conversion of January 2004 debentures into common stock	761,000	—	1,287,000
Capital contribution by affiliate of Arch Hill in lieu of debt payment	—	—	1,734,000

See accompanying notes to consolidated financial statements.

LITHIUM TECHNOLOGY CORPORATION

AND SUBSIDIARIES

(DEVELOPMENT STAGE COMPANIES)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and rules and regulations of the Securities and Exchange Commission (the “SEC”) applicable to interim periods. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. These financial statements should be read in conjunction with the Company’s audited financial statements included in the Company’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission for the year ended December 31, 2004. Operating results for three months ended March 31, 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2005 or any interim period.

NOTE 2—ORGANIZATION, BUSINESS OF THE COMPANY AND RECENT DEVELOPMENTS

In 2002, Lithium Technology Corporation (“LTC” or the “Company”) closed share exchanges in which LTC acquired ownership of 100% of GAIA Holding B.V. (“GAIA Holding”) from Arch Hill Ventures, N.V., a private company limited by shares, incorporated under the laws of the Netherlands (“Arch Hill Ventures”), which is controlled by Arch Hill Capital N.V. (“Arch Hill Capital”), a private company limited by shares, incorporated under the laws of the Netherlands (the “Share Exchanges”). In November 2004, Arch Hill Capital and Arch Hill Ventures transferred all LTC securities owned by such entities to Stichting Gemeenschappelijk Bezit GAIA (“Stichting GAIA”) and Stichting Gemeenschappelijk Bezit LTC (“Stichting LTC”), entities controlled by Arch Hill Capital.

Subsequent to the Share Exchanges, Arch Hill Capital effectively controls LTC. As a result, the Share Exchanges have been accounted for as a reverse acquisition, whereby for financial reporting purposes, GAIA Holding is considered the acquiring company. Hence, the historical financial statements of GAIA Holding became the historical financial statements of the Company and include the results of operations of LTC only from the acquisition date of October 4, 2002.

GAIA Holding, a private limited liability company incorporated under the laws of the Netherlands, is the 100% beneficial owner of GAIA Akkumulatorenwerke GmbH (“GAIA”). GAIA Holding was incorporated in 1990 and only had limited operations until the acquisition of GAIA on February 12, 1999 (inception of development stage). GAIA is a private limited liability company incorporated under the laws of Germany. GAIA Holding’s ownership interest in GAIA is held through certain trust arrangements (see Note 3).

The date of inception of the Company’s development stage is February 12, 1999. Prior to inception of development stage activities, the Company incurred accumulated losses of $200,000, and these losses have been segregated from the Company’s deficit accumulated during the development stage in the consolidated financial statements.

The Company considers itself to have one operating segment. The Company is a development and pilot-line production stage company that develops large format lithium-ion rechargeable batteries to be used as a new power source for emerging applications in the automotive, stationary power, and national security markets.

NOTE 3—SIGNIFICANT ACCOUNTING POLICIES

BASIS OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or classification of liabilities that might be necessary should the Company be unable to operate in the normal course of business.

GAIA Holding is the beneficial owner of all of the issued and outstanding shares of GAIA. Legal ownership of the outstanding shares of GAIA are held pursuant to certain Dutch and German trust agreements by two Netherlands entities (the “Nominal Stockholders”) for the risk and account of GAIA Holding. Based on the Dutch and German trust agreements, the Nominal Stockholders are obligated to transfer the legal ownership of the shares in GAIA without any further payments to GAIA Holding. Pursuant to the trust agreements, GAIA Holding has the right to vote the shares of GAIA held by the Nominal Stockholders. The results of GAIA are included in the results of GAIA Holding as of the date of acquisition.

ESTIMATES AND UNCERTAINTIES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“generally accepted accounting principles”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results, as determined at a later date, could differ from these estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value estimates, assumptions and methods used to estimate fair value of the Company’s financial instruments are made in accordance with the requirements of SFAS No. 107, “Disclosures about Fair Value of Financial Instruments.” The Company has used available information to derive its estimates. However, because these estimates are made as of a specific point in time, they are not necessarily indicative of amounts the Company could realize currently. The use of different assumptions or estimating methods may have a material effect on the estimated fair value amounts.

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and short-term notes payable approximate fair value due to the short-term nature of the instruments.

Long-term liabilities are comprised of the loans from financial institutions, related party loans and other long-term loans. The Company’s long-term loans from financial institutions and other long-term loans approximate fair value.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investment instruments purchased with an initial remaining maturity of three months or less to be cash equivalents.

INVENTORIES

Inventories primarily include raw materials and auxiliary materials required for the production process. Inventories are valued at the lower of cost or net realizable value. The cost of inventories is determined by using the weighted average method. Cost elements included in inventories comprise all costs of purchase and other costs incurred to bring the inventories to their present location and condition.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost and primarily consist of buildings, technical and lab equipment, furniture and office equipment and leasehold improvements. In the period assets are retired or otherwise disposed of, the costs and accumulated depreciation are removed from the accounts, and any gain or loss on disposal is included in results of operations. Property and equipment are depreciated using the straight-line method over their estimated useful lives as follows:

Buildings	25 years
Technical and laboratory equipment	7-14 years
Office equipment and other	1-5 years

INTANGIBLES

Intangibles consist of amounts capitalized by GAIA for patents, which are recorded at cost and are amortized using the straight-line method over their estimated useful lives of 13 to 17 years commencing upon final approval by the foreign regulatory body. Intangibles also include amounts relating to the core patented technology of LTC, as determined by an independent valuation, in connection with the allocation of the purchase price resulting from the Share Exchanges. These intangibles are being amortized using the straight-line method over their estimated useful lives of 12 years commencing October 4, 2002.

LONG-LIVED ASSETS

The Company periodically evaluates the carrying value of long-lived assets when events and circumstances indicate the carrying amounts may not be recoverable. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flows expected to result from the use and eventual disposition from such assets are less than the carrying value. If the sum of the expected cash flows (undiscounted and without finance charges) is less than the carrying amount of the asset, the Company recognizes an impairment loss on the asset. In that event, a loss is recognized for the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined by quoted market prices in active markets, if available, or by using the anticipated cash flows discounted at a rate commensurate with the risks involved.

INCOME TAXES

Deferred tax assets and liabilities are computed for temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the temporary differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

REVENUES

The Company performs certain research and development for other companies and sells prototypes to third parties. Revenue is recognized as services are rendered or products are delivered, the price to the buyer is fixed and determinable, and collectibility is reasonably assured.

OTHER INCOME

The Company receives subsidies from foreign governmental agencies to reimburse the Company for certain research and development expenditures. Subsidies are recorded as other income.

FOREIGN CURRENCY TRANSLATION

The functional currency for foreign operations is the local currency. For these foreign entities, the Company translates assets and liabilities at end-of-period exchange rates. The Company records these translation adjustments in cumulative other comprehensive income (loss), a separate component of equity in the consolidated balance sheet. For revenues, expenses, gains and losses, the weighted average exchange rate for the period is used to translate those elements.

STOCK OPTIONS

In accordance with Statement of Financial Accounting Standard (“SFAS”) No. 123, “Accounting for Stock-based Compensation” (SFAS No. 123), the Company has elected to account for stock option grants to employees using the intrinsic value based method prescribed by APB Opinion No. 25.

NET LOSS PER COMMON SHARE

The Company has presented net loss per common share pursuant to SFAS No. 128, “Earnings Per Share”. Net loss per common share is based upon the weighted average number of outstanding common shares. The Company has determined that the as-if converted common shares related to the preferred shares should be included in the weighted average shares outstanding for purposes of calculating basic earnings per share. These shares were converted to common stock in February 2004. The Company made such determination because: 1) Arch Hill Capital, which controls the Company, had the ability to authorize the necessary shares for conversion; 2) the preferred shares had no significant preferential rights above the common shares; and 3) the preferred shares would automatically convert at a later date upon proper share authorization. As a result, weighted average shares outstanding included in the calculation of basic and diluted net loss per common share for the three months ended March 31, 2005 and 2004 was as follows:

	Three Months Ended March 31, 2005	Three Months Ended March 31, 2004
Series A Preferred Stock	—	3,425,863
Common Stock	59,259,391	7,318,401

Total	59,259,391	10,744,264

Due to net losses in the three months ended March 31, 2005 and 2004, the effect of the potential common shares resulting from convertible promissory notes payable, convertible debentures, stock options and warrants in those years was excluded, as the effect would have been anti-dilutive.

RESTATEMENT OF MARCH 31, 2004 QUARTERLY RESULTS

In connection with the audit of the Company’s financial statements for the year ended December 31, 2004, the Company determined that generally accepted accounting principles were not correctly applied to certain complex financing transactions, and that adjustments to the Company’s financial statements were required. The restatement relates to the accounting for the variable conversion feature on the Company’s 10% Convertible Debentures and its Series A Convertible Preferred Stock. The conversion feature on the 10% Convertible Debentures and the Series A Convertible Preferred Stock has been determined to be an embedded derivative under SFAS 133, which is required to be reflected as a liability at fair value. The 10% Convertible Debentures were previously reflected as containing a beneficial conversion feature under EITF 98-5. The adjustments relate solely to the accounting treatment of these transactions and do not affect the Company’s historical cash flow.

The following table sets forth the affect of the restatement on the three month period ended March 31, 2004:

Three months ended March 31, 2004	As restated	As reported
Net loss	(3,327,000)	(4,229,000)
Net loss to common shareholders	(3,327,000)	(4,229,000)
Basic and diluted net loss
To common shareholders per share	(0.31)	(0.35)

This Report on Form 10-QSB for the quarter ended March 31, 2005, reflects corrections and restatements of the following financial statements: (a) condensed consolidated statements of operations and comprehensive loss for the quarter ended March 31, 2004; and (b) condensed consolidated statements of cash flows for the quarter ended March 31, 2004.

RECENT ACCOUNTING PRONOUNCEMENTS

On December 16, 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123(R), “Share-Based Payment”, which is a revision of SFAS No. 123 and supersedes APB Opinion 25. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be valued at fair value on the date of grant, and to be expensed over the applicable vesting period. Pro forma disclosure of the income statement effects of share-based payments is no longer an alternative. SFAS No. 123(R) is effective for all stock-based awards granted on or after January 1, 2006. In addition, companies must also recognize compensation expense related to any awards that are not fully vested as of the effective date. Compensation expense for the unvested awards will be measured based on the fair value of the awards previously calculated in developing the pro forma disclosures in accordance with the provisions of SFAS No. 123.

The Company plans to adopt SFAS No. 123(R) on January 1, 2006. This change in accounting is not expected to materially impact its financial position. The Company has not completed the calculation of this impact. However, because the Company currently accounts for share-based payments to its employees using the intrinsic value method, its results of operations have not included the recognition of compensation expense for the issuance of stock option awards.

On December 16, 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets”, which is an amendment to APB Opinion No. 29. It states that the exchanges on nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, FSAS No. 153 eliminates the narrow exception for nonmonetary exchanges of similar productive assets and replaces it with a broader exception for exchanges of nonmonetary assets that do not have “commercial substance”. FSAS No. 153 is effective for financial statements for fiscal years beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges incurred during fiscal years beginning after the date that this statement is issued. Management believes the adoption of this Statement will not have an effect on the consolidated financial statements.

On November 24, 2004, FASB issued SFAS No. 151, “Inventory Costs”, which is an amendment to ARB No. 43, Chapter 4. It clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). The FASB states that these costs should be expensed as incurred and not included in overhead. Further, SFAS No. 151 requires that allocation of fixed production overheads to conversion costs should be based on normal capacity of the production facilities. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management believes the adoption of this Statement will not have an effect on the consolidated financial statements.

In December 2003, the FASB issued FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities.” (“VIEs”) (“FIN 46R”) which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R replaces FASB Interpretation No. 46. “Consolidation of Variable Interest Entities,” which was issued in January 2003. The Company has adopted FIN 46R as of March 31, 2004 for variable interests in VIEs. For any VIEs that must be consolidated under FIN 46R that were created before January 1, 2004, the assets, liabilities and noncontrolling interests of the VIE initially would be measured at their carrying amounts with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN 46R first applies may be used to measure the assets, liabilities and noncontrolling interest of the VIE. The adoption of FIN 46R did not have an effect on the consolidated financial statements inasmuch as the Company has no interests in any VIEs.

NOTE 4—OPERATING AND LIQUIDITY DIFFICULTIES AND MANAGEMENT’S PLANS TO OVERCOME

Over the past four years, the Company has refocused its unique extrusion-based manufacturing process, cell technology, large battery assembly expertise, and market activities to concentrate on large-format, high rate battery applications. The Company’s commercialization efforts are focused on applying its lithium-ion rechargeable batteries in the national security, transportation and stationary power markets.

The Company’s operating plan seeks to minimize its capital requirements, but commercialization of its battery technology will require additional capital. The Company expects that technology development and operating and production expenses will increase significantly as it continues to advance its battery technology and develop products for commercial applications.

The Company operations have been financed primarily through the use of proceeds from equity financings, loans, including loans from Arch Hill Capital, Arch Hill Ventures and other related parties, loans from silent partners and bank borrowings secured by assets.

The Company has recently entered into a number of financing transactions and are continuing to seek other financing initiatives to meet its working capital needs and to complete its product commercialization process. See Notes 7, 8, 10 and 11. Such capital is expected to come from the sale of securities, including the sale of common stock under the Standby Equity Distribution Agreement. See Note 10.

No assurance can be given that the Company will be successful in completing these or any other financings at the minimum level necessary to fund its capital equipment requirements, current operations or at all. If the Company is unsuccessful in completing these financings at such minimum level, it will not be able to fund its capital equipment requirements or current expenses or it will not be able to pursue its business strategy. Additional financing may not be available on terms favorable to the Company or at all.

NOTE 5—PROPERTY AND EQUIPMENT

Property and equipment at March 31, 2005 and December 31, 2004 is summarized as follows:

	March 31	December 31
Land and buildings	$2,848,000	$3,009,000
Technical and laboratory equipment	6,383,000	6,794,000
Asset under construction and equipment deposit	130,000	12,000
Office equipment and other	567,000	622,000

	9,928,000	10,437,000

Less: Accumulated depreciation and amortization	(3,868,000)	(3,976,000)

	$6,060,000	$6,461,000

Assets under construction at March 31, 2005 included equipment being constructed that was not yet placed into service.

NOTE 6—INTANGIBLES

Intangibles at March 31, 2005 and December 31, 2004 are summarized as follows:

	March 31	December 31
Patents	$10,278,000	$10,302,000
Less: Accumulated amortization	(2,095,000)	(1,886,000)

Total	$8,183,000	$8,416,000

Intangibles consist primarily of amounts relating to the core patented technology of LTC, as determined by an independent valuation, in connection with the allocation of the excess purchase price resulting from the Share Exchanges (see Note 2). Intangibles also include patents held by GAIA Holding.

Amortization expense on intangible assets was $209,000 and $836,000, respectively, in the three months ended March 31, 2005 and the year ended December 31, 2004. Estimated future amortization expense on intangible assets for the next five years, at March 31, 2005, is approximately $840,000 per year.

NOTE 7—CONVERTIBLE DEBT SECURITIES

CONVERTIBLE DEBT SECURITIES

Convertible debt securities are comprised of bridge notes held by Arch Hill Capital and 10% Convertible Debentures Due 2006 held by an investment group and Arch Hill Capital.

BRIDGE NOTES

The bridge notes were issued under a Bridge Financing Agreement, as amended, between LTC and Arch Hill Capital (the “Bridge Financing Agreement”).

All amounts outstanding under the Bridge Financing Agreement through April 13, 2004 were converted to Company securities on April 13, 2004, pursuant to a Debt Exchange Agreement between the Company, GAIA Holding, GAIA, Arch Hill Capital and Arch Hill Ventures (the “April 2004 Bridge Exchange”). From April 14, 2004 through August 30, 2004 Arch Hill Capital advanced $3,545,000 of bridge notes which were exchanged for $1,705,000 of A Units and $1,840,000 of B Units on August 30, 2004. (See Note 10) As of December 31, 2004, no bridge notes were outstanding under the Bridge Financing Agreement. During the first quarter of 2005 $175,000 of bridge notes were issued under the Bridge Financing Agreement and remain outstanding as of March 31, 2005. The Bridge Financing Agreement does not contain a maximum of the amount of funding that may be advanced under such Agreement. The amount of any additional notes provided will be related to the working capital advances made by Arch Hill Capital to the Company.

APRIL 2004 – 10% CONVERTIBLE DEBENTURES

The April 2004 debentures had a maturity date of April 13, 2006. Interest payments on the April 2004 debentures are due and payable in cash, or at the option of Arch Hill Capital, in Company common stock at a price equal to the conversion price of our common stock as described below. Interest is due quarterly commencing September 30, 2004. Any amount of principal or interest on the April 2004 debentures which is not paid when due bears interest at 15% per annum from the due date of such payment default.

The April 2004 debentures are convertible at any time at the option of the holder into shares of Company common stock. The conversion price of Company common stock used in calculating the number of shares issuable upon conversion, or in payment of interest on the April 2004 debentures, is the lesser of:

•	50% of the average of the lowest three trading prices of our common stock for the twenty trading days ending one trading day prior to the date the Company receives a conversion notice from a 10% debenture holder; and

•	a fixed conversion price of $2.00.

In connection with the April 2004 debentures, the Company issued warrants to purchase 1,500,000 shares of Company common stock at an exercise price of $2.00 per share and warrants to purchase 10,500,000 shares of Company common stock at $2.40 per share.

The warrants expire on April 13, 2009. The warrants are subject to exercise price adjustments upon the occurrence of certain events including stock dividends, stock splits, mergers, reclassifications of stock or our recapitalization. The exercise price of the warrants is also subject to reduction if the Company issues any rights, options or warrants to purchase shares of Company common stock at a price less than the market price of Company shares as quoted on the OTC Bulletin Board, subject to certain exceptions. Also, if at any time, the Company declares a distribution or dividend to the holders of Company common stock in the form of cash, indebtedness, warrants, rights or other securities, the holders of the warrants are entitled to receive the distribution or dividend as if the holder had exercised the warrant.

The above conversion formula resulted in the debentures being issued with an embedded derivative. Accordingly, pursuant to FASB 133 Accounting for Derivative Instruments and Hedging Activities, the Company has recorded the entire $3,000,000 to the derivative instrument based on the fair value of the embedded derivative. The $3,000,000 discount is being recognized as interest over the two year life of the debentures or conversion date which ever is earlier.

In December 2004, $3,000,000 of April 2004 Debentures and accrued and unpaid interest were converted into 42,619,718 shares of common stock. The April 2004 debentureholder is entitled to acquire from the Company pursuant to a Notice of Conversion dated December 8, 2004 40,000,000 fully paid and nonassessable shares of Company common stock pursuant to the conversion of $3,000,000 principal amount of debentures, and 2,619,178 shares of Company common stock in payment of $196,438.36 of accrued and unpaid interest on the debentures, for a total of 42,619,178 shares of Company common stock. Certificates for the shares must be delivered no later than ten days of an increase in the authorized number of shares of Company common stock subsequent to the conversion date.

JANUARY 2004 - 10% CONVERTIBLE DEBENTURES

On January 20, 2004, the Company entered into a securities purchase agreement with an investment group to purchase $2,000,000 of the Company’s 10% Convertible Debentures Due 2006 (the “January 2004 debentures”) with attached warrants to purchase up to 1,000,000 shares of LTC common stock. On January 22, 2004 the Company closed the convertible debenture financing.

The January 2004 debentures have a maturity date of January 20, 2006. Interest payments on the January 2004 debentures are due and payable in cash, or at the option of the January 2004 debenture holder, in Company common stock at a price equal to the conversion price of Company common stock as described below. Interest is due quarterly commencing March 31, 2004. Any amount of principal or interest on the January 2004 debentures which is not paid when due bears interest at 15% per annum from the due date of such payment default.

The January 2004 debentures are secured by security agreements under which the Company pledged substantially all of its assets, including its goods, fixtures, equipment, inventory, contract rights, receivables and intellectual property and certain equipment of GAIA.

The January 2004 debentures are convertible at any time at the option of the holder into shares of Company common stock. The conversion price of Company common stock used in calculating the number of shares issuable upon conversion, or in payment of interest on the 10% debentures, is the lesser of:

•	50% of the average of the lowest three trading prices of our common stock for the twenty trading days ending one trading day prior to the date the Company receives a conversion notice from a January 2004 debenture holder; and

•	a fixed conversion price of $2.00.

The Company has the right to prepay all or a portion of the outstanding January 2004 debentures and accrued and unpaid interest upon prior written notice to the holders of the January 2004 debentures in an amount equal to 150% for prepayment of principal and interest occurring after April 18, 2004. If the Company prepays the outstanding January 2004 debentures, the Company must issue an aggregate of 2.5% of the total issued and outstanding Company common stock to the January 2004 debenture holders on a pro rata basis.

The January 2004 debentures include warrants to purchase 1,000,000 shares of LTC common stock at an exercise price of $2.00 per share. The warrants expire on January 20, 2009. The warrants are subject to exercise price adjustments upon the occurrence of certain events including stock dividends, stock splits, mergers, reclassifications of stock or the Company’s recapitalization. The exercise price of the warrants is also subject to reduction if the Company issues any rights, options or warrants to purchase shares of common stock at a price less than the market price of Company shares as quoted on the OTC Bulletin Board, subject to certain exceptions. Also, if at any time, the Company declares a distribution or dividend to the holders of common stock in the form of cash, indebtedness, warrants, rights or other securities, the holders of the warrants are entitled to receive the distribution or dividend as if the warrant holders had exercised the warrants.

The conversion feature resulted in the debentures being issued with an embedded derivative. Accordingly, pursuant to FASB 133 Accounting for Derivative Instruments and Hedging Activities, the Company has recorded the entire $2,000,000 of the proceeds received to the liability for the derivative instrument based on the fair value of the embedded derivative. The $2,000,000 discount will be recognized as interest over the two year life of the debentures or conversion date which ever is earlier.

On May 5, 2004, the Company issued to the finder and affiliated persons in the January 2004 debenture financing warrants to purchase shares of Company common stock. The warrants entitle the holders to purchase, in the aggregate, such number of shares of the common stock equal to 10% of the aggregate number of fully diluted and/or converted shares of common stock as are purchased by the January 2004 debenture holders (after giving effect to any increase in shares under a ratchet or similar provision pursuant to which the number of shares initially purchased is subsequently increased). The exercise price per share of the warrants is equal to 110% of the effective per share price paid by the January 2004 debenture holders for the securities purchased by such debenture holders. The warrants are exercisable until January 20, 2009. As of March 31, 2005, the finder and affiliated persons held vested warrants to purchase 4,180,000 shares of Company common stock at exercise prices ranging from $0.024 to $0.660 per share.

During the quarter ended March 31, 2005, $761,050 of January 2004 debentures were converted into an aggregate of 13,600,000 shares of common stock at conversion prices ranging from $0.0405 to $0.0766 per share. As of March 31, 2005, $712,850 of January 2004 debentures were outstanding. Additional January 2004 debentures were converted into shares of Company common stock after March 31, 2005. (See Note 11).

NOTE 8—LONG-TERM DEBT

	March 31, 2005	December 31, 2004
Long-term debt is summarized as follows:
Convertible debt securities (Note 7)	$2,121,000	$1,859,000
Derivative liability (Notes 7 and 10)	5,411,000	5,410,000
Loans from financial institutions	1,993,000	2,254,000
Debentures	2,500,000	—
Subordinated loans from related party	6,592,000	5,684,000
Silent partnership loans	2,497,000	2,638,000

	$21,114,000	$17,875,000
Less: Current maturities	(2,134,000)	(750,000)

	$18,980,000	$17,095,000

LOANS FROM FINANCIAL INSTITUTIONS

GAIA has two loans from financial institutions that are collateralized by the following assets of GAIA: (i) land and buildings in an amount up to $1,220,000 and (ii) machinery, equipment and patents in an amount of $2,608,000 as collateral for the mortgage loan. The loans bear interest between 5.75% and 6.75% per annum and are scheduled to be repaid by December 31, 2014.

SUBORDINATED LOANS FROM RELATED PARTY

GAIA has received subordinated loans from Arch Hill Ventures, a related party. The loans bear cumulative interest at 6% per annum. Under the subordinated loan agreement (the “Subordinated Loan Agreement”) terms, the loans can be called when GAIA does not have negative stockholders’ equity. The loans are subordinated to all other creditors of GAIA. A portion of the subordinated loans from Arch Hill Ventures ($23,185,604), were converted to 21,001,453 of Company shares on April 13, 2004 (See Note 10).

SILENT PARTNERSHIP LOANS-NON-RELATED PARTIES

Two other parties have provided silent partnership loans to GAIA which remain outstanding at March 31, 2005. Frankendael Participatiemaatschappij N.V. (“Frankendael”) has provided a partnership loan of $516,000, which bears interest at 6% per annum. Technologie-Beteiligungs-Gesellschaft GmbH der Deutschen Ausgleichsbank (“TBG”) has provided a partnership loan of $1,981,000, which bears interest at 6% per annum. GAIA is not required to pay the interest under the Frankendael Partnership Agreement until GAIA has generated an accumulated profit amounting to $4,953,000. The total amount payable to Frankendael and TBG under the Partnership Agreements at March 31, 2005 is $2,497,000.

Frankendael and TBG are entitled to receive an annual 12% share in profits related to its contributions under the Frankendael Partnership Agreement and the TBG Partnership Agreement. The 12% share in profits under the Frankendael Partnership Agreement is not payable until GAIA has generated an accumulated profit amounting to $4,953,000. The TBG Partnership Agreement provides that should GAIA receive additional injections of capital in the course of further financing rounds, TBG shall adjust its profit sharing to the capital ratio applicable at such time. Management believes that based upon subsequent equity received by GAIA that the present profit sharing that TBG is entitled to under the Agreement is approximately 4.4%. Management further believes that it is unlikely that Frankendael or TBG will receive any profit sharing under the Partnership Agreement at any time in the near future.

From March 8, 2005 under the TBG Partnership Agreement, TBG is entitled to demand a non-recurrent remuneration of 30% of the amount invested plus 6% of the amount invested at the end of the period of participation for each year after the expiration of the fifth full year of participation under certain circumstances relating to the economic condition of GAIA.

The Frankendael Partnership Agreement and the TBG Partnership Agreement each terminates in December 2008, unless terminated prior to such time for good cause as defined in the applicable partnership agreement.

The principal, accrued and unpaid interest, and unpaid profits, if any, are due on the termination of the Frankendael Partnership Agreement and the TBG Partnership Agreement.

MARCH 2005 DEBENTURE

On March 11, 2005, the Company issued debentures in the principal amount of $2,500,000. The debentures accrue interest at 12% per year and are repayable in 10 equal monthly installments with accrued interest commencing July 15, 2005 and ending April 15, 2006. In connection therewith, the Company entered into an Escrow Agreement under which put notices under the Standby Equity Distribution Agreement were deposited and certain monies received under that agreement will be received and forwarded to the debentureholder. Ten monthly put notices are held in escrow, each in the amount of $250,000 commencing July 2005 and ending April 2006. $250,000 per month being funded under the Standby Equity Distribution Agreement to the Company is to be delivered to the escrow account and be used to repay the debenture if the Company does not repay the debenture from other sources of capital.

NOTE 9 – COMMITMENTS AND CONTINGENCIES

BUILDING LEASE

The Company leases a 12,400 square foot research facility and corporate headquarters in a freestanding building at 5115 Campus Drive in Plymouth Meeting, Pennsylvania pursuant to a Lease Agreement dated July 22, 1994, as amended, between PMP Whitemarsh Associates and the Company. The Company is currently leasing the facility under a one-year lease extension that ends on March 31, 2006. The annual rent under the lease is $153,000 from April 1, 2005 to March 31, 2006.

CONSULTING AGREEMENTS

On July 12, 2004, the Company entered into a Consulting Agreement with Ilion Technology Corporation (“Ilion”) pursuant to which Ilion will provide technology consulting services to the Company in the lithium battery field in consideration of $15,000 and a four year warrant to purchase 35,000 shares of Company common stock at an exercise price of $1.37 (the “Consulting Agreement”). The Consulting Agreement has a term of July 12, 2004 to September 15, 2004 (the “Term”) unless extended. If, by the end of the Term, the shares of Company common stock owned by Ilion (the “Shares”) are not purchased in a private transaction pursuant to an Agreement dated July 12, 2004 between Ilion and the purchaser named therein or otherwise, the Term shall be extended on a month to month basis. During any such extension, the Company is obligated to make payments to Ilion of $24,100 per month commencing on September 15, 2004 and ending on August 15, 2005 and Ilion will be obligated to transfer 1/12 of the Shares to the Company. In the event the Company does not make any such monthly payment, Ilion is entitled to 1/12 of the Shares for each month that the payment is not made. The Company did not make the monthly payments for the months September through March 2005 and Ilion retained 1/12 of the Shares for each of the foregoing months.

GAIA entered into a Consultancy Agreement with InnoventisConsulting GmbH with respect to the services of Dr. Franz Kruger as the Chairman of Management of GAIA pursuant to which Innoventis represented Dr. Kruger. The Consultancy Agreement was terminated on March 31, 2005. Innoventis charged a monthly fee of €23,000 ($31,381) for Dr. Kruger’s services.

NOTE 10—STOCKHOLDER’S EQUITY

APRIL 2004 DEBT EXCHANGE

On April 13, 2004, pursuant to a Debt Exchange Agreement between the Company, GAIA Holding, GAIA, Arch Hill Capital and Arch Hill Ventures, the Company exchanged debt owed to Arch Hill Capital by the Company and debt owed to Arch Hill Ventures by GAIA for Company debentures and equity securities. $1,587,375 of bridge notes held by Arch Hill Capital and issued by the Company in 2002 were exchanged for $1,587,375 of April 2004 debentures and warrants to purchase up to 793,688 shares of the Company common stock exercisable at $2.00 per share. $1,412,625 of bridge notes held by Arch Hill Capital and issued by the Company in 2003 were exchanged for $1,412,625 of April 2004 debentures and warrants to purchase up to 706,312 shares of the Company common stock exercisable at $2.00 per share. $5,459,502 of bridge notes issued in 2003 and $918,159 of bridge notes issued by the Company from January 1, 2004 through April 13, 2004 and $323,284 of interest on the bridge notes issued in 2003 and 2004 were exchanged for 6,069,697 shares of the Company common stock and warrants to purchase up to 10,500,000 shares of the Company common stock exercisable at $2.40 per share. $23,185,604 of debt owed to Arch Hill Ventures by GAIA as of April 13, 2004 was exchanged for 21,001,453 shares of the Company common stock. (See Notes 7 and 8).

In December 2004, $3,000,000 of April 2004 Debentures and accrued and unpaid interest were converted by Stichting LTC into 42,619,718 shares of common stock. Stichting LTC is entitled to acquire from us pursuant to a Notice of Conversion dated December 8, 2004 40,000,000 fully paid and nonassessable shares of our Common Stock pursuant to the conversion of $3,000,000 principal amount of debentures, and 2,619,178 shares of Common Stock in payment of $196,438.36 of accrued and unpaid interest on the debentures, for a total of 42,619,178 shares of Common Stock. Certificates for the Shares must be delivered by us to Stichting LTC within ten days of an increase in the authorized number of shares of Company Common Stock subsequent to the conversion date, provided stock Certificates are delivered no later than June 1, 2005.

PRIVATE PLACEMENT OF A UNITS AND B UNITS

During the fiscal year ended December 31, 2004, the Company closed on the sale of $7,342,000 of its securities in a private placement. The Company closed on the sale of $3,797,000 of A Units (“A Units”) for cash. The Company also issued 1,705 of A Units in exchange for $1,705,000 of outstanding debt and 1,840 of B Units (“B Units”) in exchange for $1,840,000 of outstanding debt, in each case held by Arch Hill Capital. The exchange was based on the terms of the bridge financing agreement between the Company and Arch Hill Capital, which gives Arch Hill Capital the option to apply the principal balance and all other sums due and payable under any promissory notes issued by the Company to it on or after January 1, 2003 against the purchase price of equity securities being sold by the Company in any equity financing after the date of such notes. During the quarter ended March 31, 2005, the Company closed on the sale of $560,000 A Units for cash. Subsequent to March 31, 2005, the Company amended the terms of the B Units. (See Note 11)

As of March 31, 2005 each A Unit consisted of:

(i)	one share of Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”),

(ii)	one warrant for each share of common stock issued upon conversion of the Series A Preferred Stock, each warrant to purchase ½ of a share of common stock at an exercise price per share equal to 125% of the conversion price of the Series A Preferred Stock then in effect upon conversion of the shares of Series A Preferred Stock by the stockholder from time to time (the “125% A Warrant”), and

(iii)	one warrant for each share of common stock issued upon conversion of the Series A Preferred Stock, each warrant to purchase ½ of a share of common stock at an exercise price per share equal to 150% of the conversion price of the Series A Preferred Stock then in effect upon conversion of the shares of Series A Preferred Stock by the stockholder from time to time (the “150% A Warrant”).

As of March 31, 2005 each B Unit consisted of:

(i)	one share of Series B Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”),

(ii)	one warrant for each share of common stock issued upon conversion of the Series B Preferred Stock, each warrant to purchase one share of its common stock at an exercise price per share equal to $2.25 (the “125% B Warrant”), and

(iii)	one warrant for each share of common stock issued upon conversion of the Series B Preferred Stock, each warrant to purchase one share of common stock at an exercise price per share equal to $2.70 (the “150% B Warrant”).

The shares of Series A Preferred Stock are entitled to receive an 8% annual cumulative dividend payable in shares of common stock and rank pari passu with the Series B Preferred Stock.

The shares of Series B Preferred Stock are entitled to receive an 8% annual cumulative dividend payable in shares of common stock and rank pari passu with the Series A Preferred Stock.

As of the closing dates of the private placement, a sufficient number of shares of Series A Preferred Stock and Series B Preferred Stock (together the “Preferred Stock”) were not available for issuance under the Company’s certificate of incorporation. The Company has agreed to take all reasonable actions to promptly seek stockholder approval to amend its certificate of incorporation to increase the number of authorized shares of Preferred Stock to allow for the issuance of the Preferred Stock. Upon receipt of such stockholder approval, the Company will amend its certificate of incorporation to increase the number of authorized shares of Preferred Stock and deliver the Preferred Stock to the investors. Pending the amendment of its certificate of incorporation to increase the number of authorized shares of Preferred Stock, the private placement investors may request that the Company deliver notes convertible into that number of shares of common stock into which the Preferred Stock would be convertible and on all other terms comparable to the terms of the Preferred Stock. Upon such request, the Company will deliver such notes to investors.

The Series A Preferred Stock, the 125% A Warrants, the 150% A Warrants, the Series B Preferred Stock, the 125% B Warrants and 150% B Warrants (and the underlying conversion and warrant shares) constitute restricted securities and may be sold only upon registration under the Securities Act or upon reliance on an exemption from such registration requirements. Series A Preferred stockholders and Series B Preferred stockholders have the following registration rights with respect to the shares of common stock into which the Series A Preferred Stock, the 125% A Warrants, the 150% A Warrants, the Series B Preferred Stock, the 125% B Warrants and 150% B Warrants are exercisable. The Company has agreed to undertake to file with the Securities and Exchange Commission a registration statement covering the underlying shares of common stock at its expense commencing 180 days following the last date of sale of the A and B Units (which last sale date may not be later than January 31, 2005). The Company has agreed to use its best efforts to have the registration statement declared effective within 60 days of the filing of the registration statement.

The shares of Series A Preferred Stock are convertible at the election of the holder thereof, at any time commencing from and after their date of issuance and for a period of three years thereafter, upon five days’ advance written notice to the Company. The conversion price is equal to 80% of the average closing price of the common stock on the OTC Bulletin Board for the 20 trading days immediately preceding the day upon which the Company receives a conversion notice from the Series A Preferred stockholder.

The 125% A Warrants and 150% A Warrants are exercisable for shares of common stock at any time beginning on the date of conversion of the Series A Preferred Stock and ending on the fifth anniversary of their issuance. The 125% A Warrants and 150% A Warrants are subject to adjustment for anti-dilution purposes.

The shares of Series B Preferred Stock are convertible at the election of the holder thereof, at any time commencing from and after their date of issuance and for a period of three years thereafter, upon five days’ advance written notice to the Company. The conversion price as of March 31, 2005 is equal to $1.80 per share.

The 125% B Warrants and 150% B Warrants are exercisable for shares of common stock at any time beginning on the date of conversion of the Series B Preferred Stock and ending on the fifth anniversary of their issuance. The 125% B Warrants and 150% B Warrants are subject to adjustment for anti-dilution purposes.

During the fiscal year ended December 31, 2004, the holders of 1,797 A Units exchanged the Series A Preferred Stock rights into $1,797,000 principal of promissory notes convertible into that number of shares of common stock into which the Series A Preferred Stock would be convertible and have converted $1,782,000 of such notes into an aggregate of 10,761,660 shares of Company common stock at conversion prices ranging from $.15 to $.23 per share.

During the quarter ended March 31, 2005, the holders of 5,500 A Units exchanged the Series A Preferred Stock rights into $550,000 principal of promissory notes convertible into that number of shares of common stock into which the Series A Preferred Stock would be convertible and have converted $550,000 of such notes into an aggregate of 4,227,953 shares of Company common stock at conversion prices ranging from $0.12 to $0.18 per share. As of March 31, 2005 3,725 A Units and 1,840 B Units were outstanding. Subsequent to March 31, 2005, additional A Units were converted into Company common stock and the terms of the B Units were amended. See Note 11.

PREFERRED STOCK

LTC’s Certificate of Incorporation authorizes up to 100,000 shares of preferred stock. All preferred shares have been issued and converted into common stock and no preferred shares are available for issuance at March 31, 2005.

STANDBY EQUITY DISTRIBUTION AGREEMENT

On March 11, 2005, the Company entered into a Standby Equity Distribution Agreement with Cornell Capital pursuant to which it may, at its discretion, periodically sell to Cornell Capital shares of Company common stock for a total purchase price of up to $15,000,000. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital will pay the Company 98% of the lowest volume weighted average price of Company common stock as quoted by on the Over-the-Counter Bulletin Board or other principal market on which its common stock is traded for the five days immediately following the date the Company delivers a notice requiring Cornell Capital to purchase Company shares under the Standby Equity Distribution Agreement.

Cornell Capital Partner’s obligation to purchase shares of Company common stock under the Standby Equity Distribution Agreement is subject to certain conditions, including the Company obtaining an effective registration statement for shares of common stock sold under the Standby Equity Distribution Agreement (the “Registration Statement”) and is limited to $200,000 per weekly advance and $800,000 per 30 days.

The commitment period under the Standby Equity Distribution Agreement expires on the earliest to occur of (i) the date on which Cornell Capital has purchased an aggregate amount of $15,000,000 shares of its common stock under the Standby Equity Distribution Agreement, (ii) the date occurring twenty-four months after the Effective Date, or (iii) the date the Agreement is earlier terminated (in the event that (x) there occurs any stop order or suspension of the effectiveness of the Registration Statement for an aggregate of fifty trading days, other than due to the acts of Cornell Capital, during the commitment period, and (y) the Company fails materially to comply with any of the covenants contained in the Standby Equity Distribution Agreement and such failure is not cured within thirty days after receipt of written notice from Cornell Capital, provided, however, that this termination provision does not apply to any period commencing upon the filing of a post-effective amendment to the Registration Statement and ending upon the date on which such post effective amendment is declared effective by the SEC).

The Company has agreed to pay Cornell Capital 5% of the proceeds that it receives under the Standby Equity Distribution Agreement. In addition, upon execution of the Standby Equity Distribution Agreement, the Company paid Cornell Capital a commitment fee of 2,922,078 shares of Company common stock. The Company has paid Yorkville Advisors Management, LLC a fee of $15,000 for structuring and legal expenses and $5,000 for due diligence expenses. The Company has paid Newbridge Securities Corporation a fee of $10,000 in Company common stock (66,667 shares) under a placement agent agreement relating to the Standby Equity Distribution Agreement.

As of March 31, 2005 the Company had not filed the Registration Statement registering the shares issuable under the Standby Equity Distribution Agreement and no shares were issued under the Standby Equity Distribution Agreement.

NOTE 11—SUBSEQUENT EVENTS

JANUARY 2004 DEBENTURE

From April 1, 2005 to May 24, 2005, the holders of the January 2004 debentures (see Note 7) converted $687,970 of the January 2004 debentures into an aggregate of 27,300,000 shares of Company common stock, pursuant to the terms of the January 2004 debentures at conversion prices ranging from $0.0363 to $0.0221 per share. As of May 24, 2005, $24,880 in principal of January 2004 debentures were outstanding.

A AND B UNITS

During the period April 1, 2005 to May 24, 2005, the holders of 1,715 A Units (see Note 10) exchanged the Series A Preferred Stock rights into $1,715,000 principal of promissory notes convertible into that number of shares of common stock into which the Series A Preferred Stock would be convertible. The holders of $20,000 notes converted such notes into an aggregate of 400,000 shares of Company common stock at a conversion price of $0.05 per share and the holders of 1,840 B Units exchanged the Series B Preferred Stock rights into $1,840,000 principal of promissory notes convertible into that number of shares of common stock into which the Series B Preferred Stock would be convertible.

On May 11, 2005, the Company amended the terms of the B Units to the same terms of the A Units. Prior to the amendment, each B Unit consisted of one share of Series B Convertible Preferred Stock, par value $0.01 per share convertible into common stock at $1.80 per share, one warrant for each share of common stock issued upon conversion of the Series B Preferred Stock each warrant to purchase one share of common stock at an exercise price per share equal to $2.25, and one warrant for each share of common stock issued upon conversion of the Series B Preferred Stock, each warrant to purchase one share of common stock at an exercise price per share equal to $2.70. All of the B Units are held by Stichting LTC, an entity controlled by Arch Hill Capital. The Amendment is subject to the B Unitholders providing indirectly (through introducing third party investors to LTC) or directly debt or equity capital to us of not less than $2,000,000 on or after the date of the Amendment and no later than December 31, 2005 on terms acceptable to us. In the event the capital is not provided by December 31, 2005, the Amendment shall be void on such date. As a condition of the Amendment, we received from our financial advisor, an opinion that the Amendment is fair from a financial point of view to our equityholders. After the amendment, the B Units have the same terms as the A Units. (See Note 10.)

As of May 24, 2005, $3,705,000 A Units and $1,840,000 B Units were outstanding.

PRIVATE PLACEMENT OF UNITS

From May 18, 2005 to May 24, 2005, the Company sold $163,000 of equity units (the “2005 Units”) in a private placement. Each Unit consists of a convertible promissory note in the principal amount of $1,000 (the “Notes”) and one warrant for each share of common stock issued upon conversion of the Notes to purchase one-half share of Company common stock. The purchase price per Unit is $1,000. The Notes are convertible at the election of the holder thereof, at any time commencing from and after their date of issuance and for a period of three years thereafter at a price equal to 85% of the average closing price of Company common stock on the OTC-BB for the 20 trading days immediately preceding the day upon which the Company receives a conversion notice from the Noteholder. The Notes are entitled to receive an 8% annual interest payment payable in shares of Company common stock. The per share exercise price of the warrant will be 135% of the conversion price of the Notes.

Unitholders will have the following registration rights with respect to the shares of common stock into which the Notes are convertible and warrants are exercisable. The Company will undertake to file with the SEC a registration statement covering the underlying shares of common stock on or before July 30, 2005. The Company has agreed to use its best efforts to have the registration statement declared effective within 60 days of filing. Unitholders will be subject to a lock-up on the sale of the Unitholders’ securities included in the registration statement until November 30, 2005.

CONSULTING AND EMPLOYMENT AGREEMENTS

On April 13, 2004 the Company and the finder in the January 2004 debenture transaction and affiliated persons (collectively, the “finder”) entered into an agreement to settle payments due to such finder and the finder agreed to remit all of its warrants to the Company or its designee.

On May 6, 2005, the Company entered into an agreement extending the June 1, 2004 services agreement with Bridgehead Partners from January 1, 2005 until May 31, 2005. Pursuant to the extension of the Bridgehead Partners services agreement the Company will pay a $15,000 per month retainer and $35,000 of the performance bonus payable under the original services agreement, and will issue five year fully vested warrants for 200,000 shares of Company common stock with an exercise price of $0.064. As of May 6, 2005 Bridgehead Partners also vested in the second tranche (50,000 shares) of warrants from the original services agreement.

We have not authorized any dealer, salesperson or other person to provide any information or make any representations about Lithium Technology Corporation except the information or representations contained in this prospectus. You should not rely on any additional information or representations if made.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities:

•	except the common stock offered by this prospectus;

•	in any jurisdiction in which the offer or solicitation is not authorized;

•	in any jurisdiction where the dealer or other salesperson is not qualified to make the offer or solicitation;

•	to any person to whom it is unlawful to make the offer or solicitation; or

•	to any person who is not a United States resident or who is outside the jurisdiction of the United States.

The delivery of this prospectus or any accompanying sale does not imply that:

•	there have been no changes in the affairs of Lithium after the date of this prospectus; or

•	the information contained in this prospectus is correct after the date of this prospectus.

Until                             , 2005 all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

PROSPECTUS

599,209,492 Shares of Common Stock

LITHIUM TECHNOLOGY CORPORATION

                            , 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

As permitted by Section 145 of the Delaware General Corporation Law (the “DGCL”), Article V of LTC’s By-laws provides for the indemnification of an “authorized representative” of LTC (a) against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person, by reason of the fact that such person was or is an authorized representative of LTC, in connection with a threatened, pending or completed third party proceeding, whether civil or criminal, administrative or investigative, if such individual acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of LTC, and, if the action was a criminal proceeding, if such person had no reasonable cause to believe that such person’s conduct was unlawful; and (b) against expenses actually and reasonably incurred by such person in connection with the defense or settlement of a threatened, pending or completed corporate proceeding, by reason of the fact such person was or is an authorized representative of LTC, if such person acted under the standards set forth in section (a) above and if such person was not found liable to LTC (or if found liable, if a proper court found such person to be fairly and reasonably entitled to indemnification). LTC’s By-laws further provide for mandatory indemnification of authorized representatives of LTC who have been successful in defense of any third party or corporate proceeding or in defense of any claim, issue or matter therein, against expenses actually and reasonably incurred in connection with such defense. An “authorized representative” of LTC includes a director, employee or agent of LTC, or a person serving at the request of LTC as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

In addition, Article Ninth of LTC’s Certificate of Incorporation provides that, to the full extent that the DGCL permits the limitation or elimination of the liability of directors or officers of a corporation, directors of LTC shall not be personally liable to LTC or its stockholders for monetary damages. As a result of this provision, LTC and its stockholders may be unable to obtain monetary damages from a director for breach of his duty of care. Although stockholders may continue to seek injunctive or other equitable relief for an alleged breach of fiduciary duty by a director, stockholders may not have any effective remedy against the challenged conduct if equitable remedies are unavailable.

LTC carries directors’ and officers’ liability insurance covering losses up to $5,000,000 (subject to certain deductible amounts).

Item 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION1

Registration Fee - Securities and Exchange Commission	$6,030
Printing of Registration Statement, Prospectus, etc. [2]	$10,000
Accounting Services[2]	$20,000
Legal Fees[2]	$60,000
Miscellaneous[2]	$3,970
Total	$100,000

(1)	No portion of these expenses will be borne by selling stockholders.
(2)	Estimated.

Item 26. RECENT SALES OF UNREGISTERED SECURITIES

Date of Sale	Title	Principal Amount or Shares	Price per Share	Nature of Transaction	Exemption Claimed(1)
July 15, 2005	Warrants	5,960,000	N/A	Warrants issued to placement agent and affiliates for services rendered in connection with 2005 Unit Private Placement. Warrants are exercisable at $0.05 per share and expire July 15, 2009.	§4(2) of the Securities Act

May 18, 2005 – July 6, 2005	Units consisting of $1,000 of convertible notes and ½ warrant	$298,000	$1,000	Units issued to accredited investors. Warrants are exercisable at 135% of convertible note conversion price and expire June 1, 2009.	§4(2) of the Securities Act

June 9, 2005	12% convertible debenture	$150,000	N/A	Debentures issued to accredited investor as compensation. Debentures are convertible at $0.05 and automatically convert on June 9, 2008.	§4(2) of the Securities Act

June 9, 2005	12% convertible debenture	$1,200,000	N/A	Debentures issued to accredited investor. Debentures are convertible at $0.05 and automatically convert on June 9, 2008.	§4(2) of the Securities Act

May 31, 2005	Warrants	948,838	N/A	Warrants issued to placement agent and affiliates for services rendered in connection with A Unit Private Placement. Warrants are exercisable at prices ranging from $0.693 to $0.165 and expire December 31, 2008.	§4(2) of the Securities Act

May 6, 2005	Warrants	200,000	N/A	Warrants issued to accredited investor for services rendered. Warrants are exercisable at $0.064 per share and expire May 6, 2009.	§4(2) of the Securities Act

March 11, 2005	Common Stock	66,667	N/A	Shares issued to placement agent for services rendered in connection with standby equity distribution arrangement.	§4(2) of the Securities Act

March 11, 2005	Common Stock	2,922,078	N/A	Shares issued to accredited investor as compensation for standby equity distribution arrangement.	§4(2) of the Securities Act

August 30, 2004 – January 30, 2005	Units consisting of one share of Series A Preferred Stock/Notes and two ½ warrants	$6,062,000	$1,000	Units issued to accredited investors. Warrants are exercisable at 125% and 150% of preferred stock/note conversion price and expire four years from issuance.	§4(2) of the Securities Act

August 30, 2004	Units consisting of one share of Series B Preferred Stock/Notes and two warrants	$1,804,000	$1,000	Units issued to accredited investor in exchange for debt forgiveness. Warrants are exercisable at 125% and 150% of preferred stock conversion price and expire four years from issuance.	§4(2) of the Securities Act

June 1, 2004	Warrants	100,000	N/A	Warrants issued to accredited investor for services rendered. Warrants are exercisable at $1.91 per share and expire June 6, 2009.	§4(2) of the Securities Act

May 5, 2004	Warrants	4,532,836	N/A	Warrants issued to investment bankers for services rendered. Warrants are exercisable at prices ranging from $0.024 - $0.660 and expire on January 20, 2009.	§4(2) of the Securities Act

April 13, 2004	10% Convertible Debentures with 1,500,000 attached Warrants	$3,000,000	N/A	Convertible Debentures and Warrants issued to accredited investor in exchange for debt forgiveness. Warrants are exercisable at $2.00 and expire on April 13, 2009.	§4(2) of the Securities Act

April 13, 2004	Common Stock	6,069,697	N/A	Shares issued to accredited investor in exchange for debt forgiveness.	§4(2) of the Securities Act

April 13, 2004	Warrants	10,500,000	N/A	Warrants issued to accredited investor in exchange for debt forgiveness. Warrants are exercisable at $2.40 per share and expire on April 13, 2009.	§4(2) of the Securities Act

April 13, 2004	Common Stock	21,001,453	N/A	Shares issued to accredited investor in exchange for debt forgiveness.	§4(2) of the Securities Act

March 15, 2004	Common Stock	36,144	N/A	Shares issued to consultant for services rendered.	§4(2) of the Securities Act

January 22, 2004	10% Convertible Debentures with 1,000,000 attached Warrants	$2,000,000	N/A	Private Placement. Warrants are exercisable at $2.00 and expire on January 22, 2009.	§4(2) of the Securities Act

December 20, 2002	Warrants	10,000	N/A	Warrants issued to consultant for services rendered. Warrants are exercisable at $2.20 and expire on February 20, 2007.	§4(2) of the Securities Act

December 13, 2002	Warrants	60,000	N/A	Warrants issued to investment bankers for services rendered. Warrants are exercisable at $3.70 and expire on December 13, 2007.	§4(2) of the Securities Act

December 13, 2002	Series A Preferred Stock	40,000	N/A	Shares issued to accredited investor in exchange for 40% ownership of GAIA Holding, B.V.	§4(2) of the Securities Act

October 4, 2002	Series A Preferred Stock	60,000	N/A	Shares issued to accredited investor in exchange for 60% ownership of GAIA Holding, B.V.	§4(2) of the Securities Act

October 4, 2002	Warrants	90,000	N/A	Warrants issued to investment bankers for services rendered. Warrants are exercisable at $3.70 and expire on October 4, 2007.	§4(2) of the Securities Act

January 10, 2002	Warrants	625,000	N/A	Warrants exercisable at $0.15 issued to accredited investor in connection with bridge financing. Warrants expired on January 10, 2004.	§4(2) of the Securities Act

December 31, 2001- July 29, 2002	Convertible Notes	$1,914,567	N/A	Convertible notes issued to accredited investor.	§4(2) of the Securities Act

(1)	All transactions described in Item 26 were, in the opinion of LTC, exempt from registration under the Securities Act by reason of Section 4(2) thereof, since the sale of such securities did not involve any public offering. Each person who purchased such securities represented that such shares were purchased for investment and not with a view to any distribution thereof. The purchasers of these securities were officers or directors of LTC or persons who were sophisticated in financial matters and had access to information about LTC and an opportunity to ask questions of the directors and officers of LTC.

Item 27. EXHIBITS

Exhibit Number	Description of Document
3.1	Restated Certificate of Incorporation (to be filed by Amendment)

3.2	By-Laws, as amended (1)

4.1	10% Convertible Debenture Due 2006 (2)

4.2	Form of Convertible Debenture dated as of April 13, 2004 between Lithium Technology Corporation and Arch Hill Capital N.V. (3)

4.3	Form of Convertible Note Issuable in Lieu of Series A Preferred Stock. (4)

4.4	Form of Convertible Note Issuable in Lieu of Series B Preferred Stock. (5)

4.5	Form of Unsecured 12% Debentures. (5)

4.6	Form of 8% Convertible Notes (6)

4.7	Form of 12% Convertible Debentures +

5.0	Legal Opinion of Gallagher, Briody & Butler (to be filed by Amendment)

10.1	1994 Stock Incentive Plan, as amended (7)

10.2	Directors Stock Option Plan (7)

10.3	1998 Stock Incentive Plan (8)

10.4	2002 Stock Incentive Plan (9)

10.5	Form of Stock Option Agreement relating to LTC’s 1994 Stock Incentive Plan, as amended (10)

10.6	Form of Stock Option Agreement relating to LTC’s Directors Stock Option Plan (7)

10.7	Form of Stock Option Agreement relating to LTC’s 1998 Stock Incentive Plan (8)

10.8	Form of Incentive Stock Option Agreement relating to LTC’s 2002 Stock Incentive Plan (9)

10.9	Form of Non-Qualified Incentive Stock Option Agreement relating to LTC’s 2002 Stock Incentive Plan [For Employees] (9)

10.10	Form of Non-Qualified Incentive Stock Option Agreement relating to LTC’s 2002 Stock Incentive Plan [For Consultants and Non-Employee Directors] (9)

10.11	Lease Agreement, dated July 22, 1994, between PMP Whitemarsh Associates and LTC and Addendum dated July 22, 1994 (10)

10.12	Third Amendment to Lease, dated March 2004, between PMP Whitemarsh Associates and LTC (3)

10.13	License Agreement, dated as of December 31, 2001, from LTC to Ilion [Schedules Omitted] (11)

10.14	License Agreement, dated as of December 31, 2001, from Ilion to LTC [Schedules Omitted] (11)

10.15	Bridge Financing Agreement, dated as of December 31, 2001, between LTC and Arch Hill Capital [Schedules and Exhibits omitted] (11)

10.16	Strategic Alliance Agreement, dated as of October 4, 2002, by and between Lithium Technology Corporation and GAIA Akkumulatorenwerke GmbH (12)

10.17	Form of Warrant, dated October 4, 2002, issued to principals of Colebrooke Capital, Inc. (12)

10.18	Form of Warrant, dated December 13, 2002, issued to principals of Colebrooke Capital, Inc. (13)

10.19	Federal Ministry of Education and Research (Germany), Grant Notification to GAIA, dated September 11, 2000, for the project “Collaborative project: Energy supply platform for autonomous microsystems—microsolar; subproject: battery technology” (1)

10.20	Federal Ministry of Economics and Technology (Germany), Grant Notification to GAIA, dated September 10, 2001, for the project “Future investment programme ZIP 2001; lithium-ionic-polymeric batteries for hybrid vehicles with an extremely low fuel consumption” (1)

10.21	Federal Ministry of Economics and Technology (Germany), Grant Notification to GAIA, dated July 31, 2002, for the project “Development of the lithium-ion polymeric accumulator design” (1)

10.22	Loan Contract No. 1101216000, dated June 24, 1998, between GAIA and Bank fur Kleine und Mittlere Unternehmen (Bank for Small and Mid-Sized Companies) Aktiengesellschaft (1)

10.23	Loan with initial fixed-rate interest, dated July 22, 1998, between GAIA and Kreissparkasse Nordhausen (Direct Savings Bank) (1)

10.24	Loan Contract and Agreement on Subordination between GAIA and Arch Hill Ventures N.V. (1)

10.25	Partnership Agreement between GAIA and Frankendael Participatiemaatschappij N.V. (1)

10.26	Partnership Agreement, dated March 4, 1999, between GAIA and Tamarchco GmbH (1)

10.27	Partnership Agreement between GAIA and Tamarchco GmbH (1)

10.28	Partnership Agreement between GAIA and Tamarchco GmbH (1)

10.29	Employment Agreement, dated April 15, 2003, between LTC and Franz Kruger (1)

10.30	Employment Agreement, dated April 15, 2003, between LTC and Ralf Tolksdorf (1)

10.31	Bridge Financing Amendment Agreement No. 5, dated as of April 14, 2003 between LTC and Arch Hill Capital (1)

10.32	Partnership Agreement dated August 21, 1998 between GAIA Akkumulatorenwerke GmbH and Technologie-Beteiligungs-Gesellschaft GmbH der Deutschen Ausgleichsbank (14)

10.33	Consultancy Agreement, dated July 31, 2003, between GAIA Akkumulatorenwerke GmbH and Ralf Tolksdorf Unternehmensberatung GmbH (15)

10.34	Form of Securities Purchase Agreement, dated as of January 20, 2004 between Lithium Technology Corporation and the Investors [Schedules and Exhibits omitted] (2)

10.35	Form of Secured Convertible Debenture dated as of January 20, 2004 between Lithium Technology Corporation and the Investors (2)

10.36	Form of Stock Purchase Warrant dated as of January 20, 2004 between Lithium Technology Corporation and the Investors (2)

10.37	Form of Debt Exchange Agreement, dated as of April 13, 2004 between Lithium Technology Corporation, GAIA Holding N.V., GAIA Akkumulatorenwerke GmbH, Arch Hill Capital N.V. and Arch Hill Ventures N.V. (3)

10.38	Form of $2.00 Stock Purchase Warrant dated as of April 13, 2004, issued to Arch Hill Capital N.V. (3)

10.39	Form of $2.40 Stock Purchase Warrant dated as of April 13, 2004, issued to Arch Hill Capital N.V. (3)

10.40	Form of Stock Purchase Warrant dated as of May 5, 2004 issued to finders in January 10% Convertible Debenture financing. (16)

10.41	Form of Consulting Agreement dated as of July 12, 2004 between Lithium Technology Corporation and Ilion Technology Corporation. (17)

10.42	Form of 125% A Warrant. (18)

10.43	Form of 150% A Warrant. (18)

10.44	Form of 125% B Warrant. (18)

10.45	Form of 150% B Warrant. (18)

10.46	Standby Equity Distribution Agreement dated as of March 11, 2005 between Lithium Technology Corporation and Cornell Capital Partners, L.P. [Schedules omitted]. (5)

10.47	Registration Rights Agreement dated March 11, 2005 by and between Lithium Technology Corporation and Cornell Capital Partners, LP in connection with the Standby Equity Distribution Agreement. (5)

10.48	Placement Agent Agreement dated as of March 11, 2005 by and among Lithium Technology Corporation, Cornell Capital Partners, LP and Newbridge Securities Corporation in connection with the Standby Equity Distribution Agreement. (5)

10.49	Escrow Agreement dated as of March 11, 2005 by and between Lithium Technology Corporation and Cornell Capital Partners, LP in connection with the Standby Equity Distribution Agreement (5)

10.50	Form of Debenture Purchase Agreement dated as of March 11, 2005 [Schedules and Exhibits omitted] (5)

10.51	Form of Escrow Agreement dated as of March 11, 2005 entered in connection with the Debenture Purchase Agreement (5)

10.52	Fourth Amendment to Lease, dated March 31, 2005, between PMP Whitemarsh Associates and LTC (5)

10.53	Series B Amendment Agreement, dated as of May 11, 2005 (5)

10.54	Form of Warrant dated as of June 1, 2004 issued to Bridgehead Partners, LLC (5)

10.55	Form of 135% Warrants (6)

10.56	Form of Warrant dated as of May 6, 2005 issued to Bridgehead Partners, LLC +

10.57	Form of Debenture Purchase Agreement dated as of June 9, 2005 +

10.58	Consultancy Agreement between GAIA and Dr. Klaus Brandt dated April 7, 2005 +

10.59	Consultant Agreement dated June 20, 2005 between GAIA Advanced Lithium Battery Systems Europe GmbH and Innoventis Consulting GmbH +

10.60	Form of Warrant dated May 31, 2005 issued to North Coast Securities Corporation in connection with A Unit and B Unit Offering +

10.61	Form of Warrant dated July 15, 2005 issued to North Coast Securities Corporation in connection with 2005 Unit Offering +

21.1	List of Subsidiaries +

23.1	Consent of BDO Seidman L.L.P. +

23.2	Consent of PricewaterhouseCoopers L.L.P. +

23.3	Consent of Gallagher, Briody & Butler (included in Exhibit 5.0) +

24	Powers of Attorney (included on the signature pages hereof)

(1)	Incorporated herein by reference to LTC’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002.
(2)	Incorporated herein by reference to LTC’s Current Report on Form 8-K, dated January 26, 2004.
(3)	Incorporated herein by reference to LTC’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003.
(4)	Incorporated herein by reference to LTC’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2004.
(5)	Incorporated herein by reference to LTC’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.
(6)	Incorporated herein by reference to LTC’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2005.

(7)	Incorporated herein by reference to the exhibits contained in LTC’s Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934, dated January 19, 1996
(8)	Incorporated herein by reference to LTC’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998.
(9)	Incorporated herein by reference to LTC’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001.
(10)	Incorporated herein by reference to LTC’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995.
(11)	Incorporated herein by reference to LTC’s Current Report on Form 8-K, dated January 23, 2002.
(12)	Incorporated herein by reference to LTC’s Current Report on Form 8-K, dated October 4, 2002.
(13)	Incorporated herein by reference to LTC’s Current Report on Form 8-KA, dated October 4, 2002
(14)	Incorporated herein by reference to LTC’s Quarterly Report on Form 10-QSB for the quarter March 31, 2003.
(15)	Incorporated herein by reference to LTC’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003.
(16)	Incorporated herein by reference to LTC’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004.
(17)	Incorporated herein by reference to LTC’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2004.
(18)	Incorporated herein by reference to LTC’s Current Report on Form 8-K, dated August 30, 2004.
+	Exhibit filed herewith in this Report.

Item 28. UNDERTAKINGS

The undersigned registrant will:

(a)(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	Include any addition or changed material on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of LTC pursuant to the foregoing provisions, or otherwise, LTC has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Plymouth Meeting, Pennsylvania, on July 29, 2005.

LITHIUM TECHNOLOGY CORPORATION

By:	/s/ Andrew J. Manning
Andrew J. Manning
President and Chief Operating Officer (Principal Executive Officer)

By:	/s/ William F. Hackett
William F. Hackett
Chief Financial Officer,
Executive Vice President and Treasurer
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Each person, in so signing, also makes, constitutes and appoints Andrew J. Manning or William F. Hackett his true and lawful attorney-in-fact, in his name, place and stead to execute and cause to be filed with the Securities and Exchange Commission any or all amendments (including post-effective amendments) to this registration statement, with all exhibits and any and all documents required to be filed with respect thereto, and to do and perform each and every act and thing necessary to effectuate the same.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below on the 29th day of July, 2005 by the following persons in the capacities indicated.

Signature	Title
/s/ Andrew J. Manning Andrew J. Manning	President, Chief Operating Officer and Director (Principal Executive Officer)

/s/ William F. Hackett William F. Hackett	Chief Financial Officer, Executive Vice President, Treasurer and Director (Principal Financial Officer)

/s/ Ralf Tolksdorf Ralf Tolksdorf	Director

/s/ David J. Cade David J. Cade	Director

/s/ Stephen F. Hope Stephen F. Hope	Director

/s/ Ralph D. Ketchum Ralph D. Ketchum	Director

/s/ Arif Maskatia Arif Maskatia	Director

/s/ Hendrickus Harold van Andel Hendrickus Harold van Andel	Director

/s/ Marnix A. Snijder Marnix A. Snijder	Director

/s/ John J. McGovern John J. McGovern	Director

/s/ Franz J. Kruger Franz J. Kruger	Director